      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1998
                                                    REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           KENDLE INTERNATIONAL INC.
             (Exact name of Registrant as specified in its Charter)

            OHIO                           8731                        31-1274091
(State or other jurisdiction   (Primary Standard Industrial           (IRS Employer
             of                 Classification Code Number)      Identification Number)
      incorporation or
        organization)

                                700 CAREW TOWER
                                441 VINE STREET
                             CINCINNATI, OHIO 45202
                                 (513) 381-5550
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            EDWARD E. STEINER, ESQ.
                      KEATING, MUETHING & KLEKAMP, P.L.L.
                              1800 PROVIDENT TOWER
                             ONE EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                            TELEPHONE (513) 579-6468
                            FACSIMILE (513) 579-6957
      (Name, address, including zip code, telephone and facsimile numbers, including area code, of agent for service)

                                    Copy to:
                              MARK B. SEGALL, ESQ.
                       KRAMER, LEVIN, NAFTALIS & FRANKEL
                                919 THIRD AVENUE
                         NEW YORK, NEW YORK 10022-3903
                            TELEPHONE (212) 715-9100
                            FACSIMILE (212) 715-8000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                         PROPOSED MAXIMUM       PROPOSED MAXIMUM
    TITLE OF SHARES TO BE            AMOUNT TO            OFFERING PRICE           AGGREGATE             AMOUNT OF
          REGISTERED              BE REGISTERED(1)          PER SHARE          OFFERING PRICE(1)     REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, without par
  value.......................       2,415,000               $25.375              $61,280,625             $18,078
=======================================================================================================================

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 22, 1998

PROSPECTUS

                                2,100,000 SHARES

                                 [KENDLE LOGO]

                           KENDLE INTERNATIONAL INC.
                                  COMMON STOCK
                          ---------------------------

    Of the 2,100,000 shares of Common Stock (the "Common Stock") offered hereby (the "Offering"), 2,000,000 shares are being offered by Kendle International Inc. ("Kendle" or the "Company") and 100,000 are being offered by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.

    The Common Stock is listed on the Nasdaq National Market under the symbol "KNDL." On May 19, 1998, the last reported sale price for the Common Stock as reported by the Nasdaq National Market was $25.375 per share. See "Price Range of Common Stock."
                          ---------------------------

       THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                          ---------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================================================
                                                           UNDERWRITING                           PROCEEDS TO
                                          PRICE TO         DISCOUNTS AND       PROCEEDS TO          SELLING
                                           PUBLIC         COMMISSIONS (1)      COMPANY (2)       SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------
Per Share...........................          $                  $                  $                  $
----------------------------------------------------------------------------------------------------------------
Total (3)...........................          $                  $                  $                  $
================================================================================================================

(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting" and "Principal and Selling Shareholders."
(2) Before deducting expenses of the Offering payable by the Company, estimated at $300,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 315,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Shareholders will
    be $      , $      , $      and $      , respectively. See "Underwriting."
                          ---------------------------

    The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made at the offices of Lehman
Brothers Inc., New York, New York, on or about         , 1998.

                          ---------------------------

LEHMAN BROTHERS
            J.C. BRADFORD & CO.
                         NATIONSBANC MONTGOMERY SECURITIES LLC

          , 1998

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, the consolidated financial statements appearing elsewhere in this Prospectus (the "Consolidated Financial Statements"), and the notes and schedules filed as a part thereof. The Company is also subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement and reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Chicago Regional Office, 500 W. Madison Street, 14th Floor, Chicago, Illinois 60661; and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the Nasdaq National Market. Consequently, reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System (EDGAR) are publicly available through the Commission's Website (http://www.sec.gov).

     THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. IN ADDITION, WHEN WORDS SUCH AS "ANTICIPATE," "BELIEVE," "COULD," "ESTIMATE," "INTENDS," "EXPECT," "PLAN," "WOULD" AND SIMILAR EXPRESSIONS ARE USED, THEY ARE INTENDED TO IDENTIFY THE STATEMENTS AS FORWARD-LOOKING. CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT HISTORICAL FACTS, OR THAT CONCERN EXPECTED FINANCIAL PERFORMANCE, ON-GOING BUSINESS STRATEGIES AND POSSIBLE FUTURE ACTION WHICH THE COMPANY INTENDS TO PURSUE, CONSTITUTE SUCH FORWARD-LOOKING STATEMENTS AND ARE INTENDED TO BE COVERED BY THE SAFE HARBORS CREATED BY SUCH ACTS. RELIANCE SHOULD NOT BE PLACED ON FORWARD-LOOKING STATEMENTS BECAUSE THEY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED. ANY FORWARD-LOOKING STATEMENT SPEAKS ONLY AS OF THE DATE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES ARISING AFTER THE DATE ON WHICH THEY ARE MADE. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS CAN DIFFER MATERIALLY FROM RESULTS SUGGESTED BY THESE FORWARD-LOOKING STATEMENTS BECAUSE OF A VARIETY OF FACTORS INCLUDING, WITHOUT LIMITATION, THOSE DESCRIBED IN THIS PROSPECTUS.
                            ------------------------

     Kendle(SM), the Kendle logo, TrialWare(SM) and the names of certain other services offered by Kendle are service marks or registered service marks of Kendle. All other trademarks or service marks appearing in this Prospectus are trademarks, service marks or registered trademarks or service marks of the respective companies that utilize them.
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK PRIOR TO THE PRICING OF THE OFFERING FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK AND THE PURCHASE OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk Factors," appearing elsewhere in this Prospectus, and the Consolidated Financial Statements and notes thereto. Unless otherwise indicated, the information set forth in this Prospectus does not give effect to the exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Kendle is an international contract research organization ("CRO") that provides integrated clinical research and drug development services on a contract basis to the pharmaceutical and biotechnology industries. Kendle augments the research and development activities of pharmaceutical and biotechnology companies by offering high quality, value added clinical research services and proprietary information technology designed to reduce drug development time and expense. The Company's services include Phase I through IV clinical trial management, clinical data management, biostatistical analysis, medical writing and regulatory consultation and representation. Kendle believes that it is one of a small number of international CROs capable of providing a full range of services within multiple therapeutic areas, including cardiovascular, central nervous system, gastrointestinal, immunology, oncology, respiratory, skeletal disease and inflammation, and infectious disease. Since its inception, Kendle has served more than 60 customers, including 19 of the world's 20 largest pharmaceutical companies.

     The CRO industry derives substantially all of its revenue from the pharmaceutical and biotechnology industries. Worldwide annual expenditures on research and development by pharmaceutical and biotechnology companies are estimated to be $35 billion, of which the Company estimates $22 billion is spent on drug development activities of the type offered by the CRO industry. The Company believes that approximately $2.7 billion of such spending is outsourced to CROs.

     The Company believes that the outsourcing of drug development activities by pharmaceutical and biotechnology companies has been increasing and will continue to increase as these companies strive to maximize revenues through faster drug development while also dealing with cost containment pressures. The CRO industry, by specializing in clinical trials management, is often able to perform the needed services with a higher level of expertise or specialization, more quickly and at a lower cost than customers performing the services internally.

     The Company believes that pharmaceutical and biotechnology companies are increasingly selecting CROs that have the following capabilities: (i) a broad range of therapeutic expertise in designing and managing all phases of clinical trials; (ii) the ability to efficiently collect, edit and analyze data from thousands of patients with various clinical conditions from many geographically dispersed sites; (iii) the ability to provide a full range of services to customers who desire to use a smaller number of CROs to manage their drug development processes; and (iv) global capabilities that encompass diverse populations and allow simultaneous filings of registration packages in several major jurisdictions.

     Kendle's strategy is to continue to enhance its reputation as a high-quality, international provider of a full range of CRO services. The Company's strategy consists of the following key elements: (i) continue to expand its broad range of therapeutic expertise; (ii) offer its customers "one-stop shopping" with a full range of services that encompass the clinical research process and complement the research and development departments of its customers; (iii) expedite the drug development process through innovative information technology offered via the Company's proprietary TrialWare(SM) software; (iv) continue to build a brand presence that portrays high quality work; and (v) supplement internal growth through strategic acquisitions that expand the Company's geographic presence and add to Kendle's clinical research capabilities in existing or new therapeutic areas or service offerings.

     In 1997, the Company acquired two European-based CROs, U-Gene Research B.V. ("U-Gene"), based in Utrecht, The Netherlands (the "U-Gene Acquisition"), and GMI Gesellschaft fur Angewandte Mathematik und Informatik mbH ("gmi"), based in Munich, Germany (the "gmi Acquisition"). U-Gene provides a full range of clinical drug development services, including Phase II through IV clinical trial design and management, data management, statistical analysis, as well as Phase I and II(a) research studies at its 42-bed, clinical pharmacology unit. gmi provides a wide range of clinical drug development services, including Phase II through IV clinical trial design and management, as well as capabilities in seminars and training programs and health/pharmacoeconomics studies.

     On February 12, 1998, the Company acquired ACER/EXCEL Inc. ("ACER/EXCEL"), based in Cranford, New Jersey (the "ACER/EXCEL Acquisition," and together with the U-Gene Acquisition and the gmi Acquisition, the "Acquisitions"). ACER/EXCEL acquisition costs consisted of $14.4 million in cash and 987,574 shares of Common Stock. ACER/EXCEL provides customers with Phase II through IV clinical trial management, data collection, biostatistical analysis and regulatory document preparation. ACER/EXCEL's operations complement Kendle's operations by expanding its customer base and therapeutic expertise. ACER/EXCEL has approximately 160 employees in its offices located at Cranford, New Jersey; New London, Connecticut; and San Diego, California. ACER/EXCEL also provides drug development services to the Pacific Rim through a joint venture which operates a CRO headquartered in Beijing, China and through a limited partnership in Taiwan. In 1997, ACER/EXCEL participated in 65 studies at approximately 550 sites, involving approximately 10,000 patients.

     The Company's principal executive offices are located at 700 Carew Tower, 441 Vine St., Cincinnati, Ohio 45202.

                                  THE OFFERING

Common Stock Offered by the Company..........  2,000,000 shares
Common Stock Offered by the Selling            100,000 shares
  Shareholders...............................
Common Stock to be Outstanding after the       10,615,320 shares(1)
  Offering...................................
Use of Proceeds..............................  For possible acquisitions, working capital and other general corporate purposes. See
                                               "Use of Proceeds."
Nasdaq National Market Symbol................  KNDL

---------------

(1) Excludes 923,620 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Company's stock option plans as of March 31, 1998, of which 272,175 are currently exercisable at a weighted average exercise price of $1.08 per share.

                      SUMMARY FINANCIAL AND OPERATING DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                            MARCH 31,
                                  ------------------------------------------------------     --------------------------
                                                                                   PRO                            PRO
                                                                                  FORMA                          FORMA
                                   1993     1994     1995     1996      1997     1997(1)      1997     1998     1998(1)
                                  ------   ------   ------   -------   -------   -------     ------   -------   -------
                                                                                              (UNAUDITED)
                                                                                 --------------------------------------
STATEMENT OF OPERATIONS DATA:
Net revenues....................  $2,555   $4,431   $6,118   $12,959   $44,233   $67,484     $5,962   $19,765   $21,029
                                  ------   ------   ------   -------   -------   -------     ------   -------   -------
Costs and expenses:
  Direct costs..................   1,548    2,760    3,564     8,176    25,818    39,562      3,375    10,837    11,668
  Selling, general and
    administrative..............     603    1,067    1,776     3,278    11,603    16,456      1,893     5,721     6,212
  Depreciation and
    amortization................     111      127      168       316     1,583     3,404        151       901     1,034
                                  ------   ------   ------   -------   -------   -------     ------   -------   -------
  Total costs and expenses......   2,262    3,954    5,508    11,770    39,004    59,422      5,419    17,459    18,914
                                  ------   ------   ------   -------   -------   -------     ------   -------   -------
Income from operations..........     293      477      610     1,189     5,229     8,062        543     2,306     2,115
Other income (expense), net.....     (41)     (19)     (63)      (55)     (115)       73        (14)      172       199
                                  ------   ------   ------   -------   -------   -------     ------   -------   -------
Income before income taxes and
  extraordinary item............     252      458      547     1,134     5,114     8,135        529     2,478     2,314
Income taxes....................                                         1,451     3,494                1,034       968
                                  ------   ------   ------   -------   -------   -------     ------   -------   -------
Income before extraordinary
  item..........................     252      458      547     1,134     3,663   $ 4,641        529     1,444   $ 1,346
                                                                                 =======                        =======
Extraordinary item, net of tax
  benefit.......................                                        (1,140)
                                  ------   ------   ------   -------   -------               ------   -------
Net income......................  $  252   $  458   $  547   $ 1,134   $ 2,523               $  529   $ 1,444
                                  ======   ======   ======   =======   =======               ======   =======
HISTORICAL PRO FORMA DATA(2):
Pro forma income data:
  Income before extraordinary
    item........................  $  252   $  458   $  547   $ 1,134   $ 3,663               $  529
  Pro forma adjustment for
    income taxes................     101      183      219       453       609                  212
                                  ------   ------   ------   -------   -------               ------
  Pro forma income before
    extraordinary item..........     151      275      328       681     3,054                  317
  Extraordinary item, net of tax
    benefit.....................                                        (1,140)
                                  ------   ------   ------   -------   -------               ------
  Pro forma net income..........  $  151   $  275   $  328   $   681   $ 1,914               $  317
                                  ======   ======   ======   =======   =======               ======
Income per share data (pro forma
  except for March 31, 1998,
  which is historical)(3):
Basic:
  Income per share before
    extraordinary item..........  $ 0.04   $ 0.08   $ 0.09   $  0.19   $  0.60               $ 0.09   $  0.18
  Extraordinary item per
    share.......................                                         (0.22)
                                  ------   ------   ------   -------   -------               ------   -------
  Net income per share..........  $ 0.04   $ 0.08   $ 0.09   $  0.19   $  0.38               $ 0.09   $  0.18
                                  ======   ======   ======   =======   =======               ======   =======
Diluted:
  Income per share before
    extraordinary item..........  $ 0.04   $ 0.07   $ 0.09   $  0.17   $  0.53               $ 0.08   $  0.17
  Extraordinary item per
    share.......................                                         (0.20)
                                  ------   ------   ------   -------   -------               ------   -------
  Net income per share..........  $ 0.04   $ 0.07   $ 0.09   $  0.17   $  0.33               $ 0.08   $  0.17
                                  ======   ======   ======   =======   =======               ======   =======
PRO FORMA INCOME PER SHARE(4):
  Basic.........................                                                 $  0.74                        $  0.16
                                                                                 =======                        =======
  Diluted.......................                                                 $  0.67                        $  0.15
                                                                                 =======                        =======
Historical and pro forma
  weighted average shares and
  potential shares
  outstanding(3)(4):
  Basic.........................   3,650    3,650    3,650     3,650     5,055     6,270      3,650     7,960     8,592
  Diluted.......................   3,804    3,804    3,852     4,017     5,763     6,880      4,030     8,611     9,244
Dividends declared per
  share(5)......................  $ 0.02   $ 0.08   $ 0.10   $  0.13   $  0.40               $ 0.05

                                                                 AT MARCH 31, 1998
                                                              -----------------------
                                                                              AS
                                                              ACTUAL     ADJUSTED(6)
                                                              -------    ------------
BALANCE SHEET DATA:
Working capital.............................................  $10,650..    $58,563
Total assets................................................  92,655..     140,568
Total debt, excluding current portion of long-term debt.....    3,532        3,532
Total shareholders' equity..................................   59,916      107,829

---------------

(1) The pro forma data give effect to: (i) the Acquisitions as if they had occurred on January 1, 1997; and (ii) the application of corporate income taxes to the Company's and ACER/EXCEL's net income at an assumed income tax rate of 40%, which would have been recorded if the companies had been C corporations for the entire period. See "Unaudited Pro Forma Condensed Consolidated Statements of Operations."

(2) The historical pro forma data reflect the application of corporate income taxes to the Company's net income at an assumed income tax rate of 40%, which would have been recorded if the Company had been a C corporation for all periods presented.

(3) Earnings per share calculations have been made in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128").

(4) Pro forma weighted average shares outstanding assumes that on January 1, 1997 shares were issued in the gmi and ACER/EXCEL Acquisitions and warrants were issued in the U-Gene Acquisition.

(5) Dividends were paid prior to August 22, 1997 to enable the Company's shareholders to pay taxes while the Company was an S corporation and to distribute undistributed S corporation earnings previously taxed to shareholders. The Company currently anticipates that all of its earnings will be retained for development of the Company's business and does not anticipate paying any cash dividends in the foreseeable future.

(6) As adjusted reflects the sale by the Company of 2,000 shares of Common Stock at the offering price of $25.375 per share, after deducting underwriting commissions and discounts and estimated offering expenses.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following risk factors, in addition to the other information contained in this Prospectus, should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

DEPENDENCE ON CERTAIN CUSTOMERS AND INDUSTRIES

     During 1997 and for the first three months of 1998, revenues from G.D. Searle & Co. accounted for approximately 54% and 43%, respectively, of the Company's net revenues. On a pro forma basis, assuming the consummation of the Acquisitions as of January 1, 1997, revenues from G.D. Searle & Co. represented 35% and 41% of the Company's net revenues in 1997 and the three months ended March 31, 1998, respectively. No other customer would have accounted for more than 10% of the Company's net revenues during these periods. However, other Company customers have from time to time accounted for more than 10% of the Company's net revenues. The CRO industry in general continues to be dependent on the research and development efforts of the principal pharmaceutical and biotechnology companies, and the Company believes that this dependence will continue. The loss of business from any of the Company's major customers would have a material adverse effect on the Company for each respective period. See "Business -- Customers and Marketing."

     As a provider of integrated product development services to the pharmaceutical and biotechnology industries, the Company is highly dependent for its revenues on industry research and development expenditures. Decreases in such expenditures, including decreases resulting from economic downturns in these industries or from industry mergers or other consolidations, could have a material adverse effect on the Company. Furthermore, the Company has benefited to date from the tendency of pharmaceutical and biotechnology companies to outsource an increasing percentage of their large clinical research projects and other drug development activities. A reversal of this trend would have a material adverse effect on the Company. See "Business -- General."

LOSS OR DELAY OF LARGE CONTRACTS

     Most of the Company's service contracts are terminable by the customer upon 30 days' notice. Customers may terminate or delay contracts for a variety of reasons, including the failure of products to satisfy safety requirements, unexpected or undesired clinical results, developments in the Food and Drug Administration ("FDA") review process, the customer's decision to forego a particular study, insufficient patient enrollment or investigator recruitment or production problems resulting in shortages of the drug. The Company believes that several factors, including increased cost containment pressures associated with healthcare reform efforts, have caused pharmaceutical and biotechnology companies to apply more stringent criteria to the decision to proceed with clinical trials and therefore may have resulted in a greater willingness of these companies to cancel contracts with CROs. The loss or delay of a large contract or of multiple contracts could have a material adverse effect on the Company. See "Business -- Contractual Arrangements."

NEED TO ATTRACT, RETAIN, INTEGRATE AND MANAGE PROFESSIONAL STAFF

     The Company's business is labor intensive and involves the delivery of specialized professional services. The Company's success depends in large part upon its ability to attract, develop, motivate, integrate and retain highly skilled employees. There is significant competition from other CROs as well as from the in-house research departments of pharmaceutical and biotechnology companies and other enterprises for employees with the skills required to perform the services offered by the Company. There can be no assurance that the Company will be able to attract, retain and integrate a sufficient number of highly skilled employees in the future or that it will continue to be successful in training, retaining, integrating and motivating its current employees. The loss of a significant number of employees or the Company's inability to hire sufficient numbers of qualified employees could have a material adverse effect on the Company.

MANAGEMENT OF GROWTH; ASSIMILATION OF INTERNATIONAL OPERATIONS

     The Company has experienced rapid growth over the past several years. The Company believes that sustained growth places a strain on operational, human and financial resources. In order to manage its growth, the Company must continue to improve its operating and administrative systems and attract, retain and integrate qualified management and professional, scientific and technical personnel. Failure by the Company to meet the demands of and to manage growth of its business and operations could have a material adverse effect on the Company's business. Expansion of the Company's international operations also involve the additional risks of assimilating differences in business practices, hiring, retaining and integrating qualified personnel and overcoming language barriers.

RISKS ASSOCIATED WITH ACQUISITIONS

     Kendle has made three acquisitions in the last twelve months and intends to make additional strategic acquisitions as part of its growth strategy. There can be no assurance that the Company will be able to identify suitable acquisition candidates or that, if identified, the Company will be able to acquire such companies on favorable terms. Acquisitions involve numerous risks, including difficulties in the integration of the operations and services of the acquired company; interruptions of the sales efforts of the acquired company; acquisition and integration expenses; the diversion of management's attention from other business concerns; the successful integration of the Company's business culture with those of acquired companies, both in the United States and internationally; and the potential loss of key employees. Acquisitions of non-U.S. companies involve the additional risks of, among others, assimilating differences in business practices, exchange rate fluctuations, managing foreign companies, business cycle risks in different countries, and overcoming language barriers. If the Company consummates any acquisitions in the future, there can be no assurance that such acquired businesses will be successfully integrated into the Company's operations. See "Use of Proceeds" and "Business -- Company Strategy."

VOLATILITY OF QUARTERLY OPERATING RESULTS

     The Company's quarterly operating results are subject to volatility due to such factors as the commencement, completion, cancellation or delay of contracts; the progress of ongoing projects; cost overruns; the Company's sales cycle; demand for the Company's services; competitive industry conditions; the ability of the Company to develop, introduce and market new services on a timely basis; changes in the mix of services provided to customers; changes in customer research and development expenditures and other general economic factors. Because a large portion of the Company's operating costs are fixed, variations in the timing and progress of large contracts or of multiple contracts can materially affect quarterly results. The Company believes that comparisons of its quarterly financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. However, fluctuations in the Company's quarterly operating results could affect the market price of the Common Stock in a manner unrelated to the longer term operating performance of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION; CRO INDUSTRY CONSOLIDATION

     The Company primarily competes against in-house research departments of pharmaceutical and biotechnology companies, universities and teaching hospitals and other full-service CROs, some of which possess substantially greater capital, technical and other resources than the Company. CROs generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to organize and manage large-scale trials on a global basis, medical database management capabilities, the ability to provide statistical and regulatory services, the ability to recruit investigators, the ability to integrate information technology with systems to improve the efficiency of contract research, an international presence with strategically located facilities, financial viability and price. The Company's failure to compete effectively in any one or more of these areas could have a material adverse effect on the Company.

     The CRO industry is highly fragmented, with several hundred CROs ranging from small, limited-service providers to full-service, global drug development corporations. However, the CRO industry is consolidating.

This consolidation trend has been caused, in part, by the decision of pharmaceutical and biotechnology company customers to contract with fewer CROs, streamlining the outsourcing process by entering into preferred provider relationships with a few CROs or awarding a smaller number of large contracts to qualified CROs. This trend is likely to increase competition among the larger CROs for both customers and acquisition candidates and may lead to price and other forms of competition that could have a material adverse effect on the Company. See "Business -- Competition."

FIXED PRICE NATURE OF CONTRACTS

     Most of the Company's service contracts are fixed price contracts, with some variable components, which place the risk of cost overruns on the Company. Under-pricing of major contracts or significant cost overruns could have a material adverse effect on the Company. See "Business -- Contractual Arrangements."

POTENTIAL LIABILITY RISKS OF CONDUCTING CLINICAL TRIALS

     Clinical research services involve the testing of new drugs on human volunteers pursuant to study protocols. Such testing exposes the Company to the risk of liability for personal injury or death to study participants resulting from, among other things, possible unforeseen adverse side effects or improper administration of the new drug. Many study participants are already seriously ill and are at risk of further illness or death. In addition, the Company conducts Phase I trials and is subject to the general risks associated with such trials, including but not limited to, adverse events resulting from the administration of drugs to clinical trial participants and the professional malpractice of Phase I medical care providers. The Company has entered into indemnification agreements which it believes provide protection from these risks. The Company also carries liability insurance to mitigate these risks. However, if the Company were required to pay damages or incur defense costs in connection with a personal injury or wrongful death claim that is outside the scope of indemnification agreements or insurance coverage that may exist with customers, or if any such indemnification agreement or insurance coverage, although in place, is not performed or given effect in accordance with its terms or if the Company's liability exceeds the amount of applicable insurance, this could have a material adverse effect on the Company. There can be no assurance that the Company's insurance coverage will continue to be available on terms acceptable to the Company. See "Business -- Potential Liability and Insurance."

SUBSTANTIAL INTANGIBLE ASSETS

     At March 31, 1998, approximately 44% of the Company's assets consisted of intangible assets, which reflects the excess of the consideration paid for the Acquisitions over the value of the net tangible assets acquired. Downturns in the businesses acquired by the Company during 1997 and 1998 could erode the value of those intangible assets and cause write-downs of assets and charges to earnings thereby adversely affecting the Company's financial condition and operating results.

REGULATORY RISKS

     The Company's business depends on the continued strict government regulation of the drug development process. In the United States, the general trend has been toward continued or increased regulation. In Europe, the general trend has been toward coordination of common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. Changes in regulations, including a relaxation of regulatory standards or the introduction of streamlined drug approval procedures, could materially adversely affect the demand for the Company's services. Moreover, if the current regulatory structure is not changed, the failure on the part of the Company to comply with applicable regulations could result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities. See "Business -- General" and "Business -- Government Regulation."

UNCERTAINTY IN HEALTH CARE INDUSTRY

     The health care industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical and biotechnology industries. Implementation of government health care reform may adversely affect research and development expenditures by pharmaceutical and biotechnology companies which could decrease the business opportunities available to CROs. The Company is unable to predict the likelihood of health care reform legislation being enacted into law or the effects such legislation would, if enacted, have on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends upon the capabilities and continuing efforts of Candace K. Bryan, Pharm. D., its Chief Executive Officer, and Christopher C. Bergen, its President, who are married to each other. The loss of either of these persons or other key management personnel, including the strategic business unit directors, could have a material adverse effect on the Company.

SUBSTANTIAL COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS; UNDESIGNATED PREFERRED STOCK

     After the Offering, Dr. Bryan and Mr. Bergen will control approximately 22.9% of Kendle's outstanding Common Stock (approximately 22.2% if the Underwriters' over-allotment option is exercised in full) and, if they act together, will be able to significantly influence all matters requiring approval by shareholders, including the election of directors. After the Offering, the Company's executive officers and directors will, as a group, control approximately 24.1% of Kendle's outstanding Common Stock. The Board of Directors also has the authority to issue 100,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without further action by shareholders. Any issue of preferred stock could be given rights which would adversely affect the equity of the holders of Common Stock and could have a preference over Common Stock with respect to dividends and liquidation rights. In addition, Ohio law contains provisions that may discourage takeover bids for the Company that have not been negotiated with the Board of Directors. The terms of a series of preferred stock and such Ohio law provisions could have the effect of delaying or preventing a change in control of the Company and, accordingly, could limit the price that investors might be willing to pay for the Common Stock, including transactions in which holders of Common Stock might receive a premium for their shares over the market price. See "Principal and Selling Shareholders" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of previously issued Common Stock in the public market following the Offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock eligible for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements entered into by the Company, the Company's officers and directors and certain existing holders of Common Stock. Under these lock-up agreements, subject to certain specified exceptions, the Company and such persons have agreed not to sell or otherwise dispose of any of their shares for a period of 90 days after the date of this Prospectus without the prior written consent of the Underwriters. See "Underwriting."

ADVERSE EFFECT OF EXCHANGE RATE FLUCTUATIONS

     The Company's international operations have increased as a result of the U-Gene and gmi Acquisitions. Since the revenues and expenses of the Company's international operations are generally denominated in foreign currencies, exchange rate fluctuations between foreign currencies and the United States dollar will subject the Company to currency translation risk with respect to the results of its international operations. To the extent the Company is unable to shift to its customers the risk of currency fluctuations, these fluctuations could have a material adverse effect on the Company's results of operations.

IMPACT OF THE YEAR 2000

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or data corruption causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar business activities.

     The Company has made an initial assessment of the Year 2000 Issue and its potential impact. The Company currently believes that it can mitigate the impact of the Year 2000 Issue internally through modifications to existing software and conversions to new software. The Company has also initiated formal communications with its suppliers and customers to evaluate the possible effects of such parties' failure to remediate their Year 2000 Issue. A failure by the Company, its suppliers or its customers to adequately address the Year 2000 Issue could have a material adverse effect on the operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of the Year 2000 Issue."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby by the Company are estimated to be approximately $47.9 million (approximately $55.5 million if the Underwriters' over-allotment option is exercised in full) assuming a public offering price of $25.375 per share, and after deducting the underwriting discount and commissions and estimated offering expenses. The Company will receive no proceeds from the sale of Common Stock by the Selling Shareholders.

     The Company expects to use the net proceeds for possible acquisitions, working capital and other general corporate purposes. However, the Company has no commitments or agreements with respect to any acquisition transaction as of the date of this Prospectus. Pending such uses, the Company intends to invest the net proceeds from the offering in short-term, investment-grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "KNDL." Public trading of the Common Stock commenced on August 22, 1997. Prior to that time, there was no public market for the Company's Common Stock. The following table sets forth the high and low sales prices for the Common Stock as reported by Nasdaq for the periods indicated:

                                                              HIGH         LOW
                                                              -----       -----
1998:
  First quarter.............................................  $  26 3/16  $  15
  Second quarter (through May 19)...........................  $  27 1/8   $  22 3/4
1997:
  Third quarter (from August 22)............................  $  18 3/4   $  15 1/4
  Fourth quarter............................................  $  18 1/8   $  10 1/2

     On May 19, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $25.375 per share.

                                DIVIDEND POLICY

     Since its initial public offering (the "IPO"), the Company has not paid or declared any dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company intends to retain future earnings to fund the development and growth of its business. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." The Company's revolving credit facility prohibits the declaration and payment of cash dividends, but does permit the declaration and payment of dividends in shares of the Company's Common Stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998: (i) on an actual basis and (ii) on an as adjusted basis to reflect the sale of 2,000,000 shares of Common Stock offered by the Company at an assumed offering price of $25.375 per share, after deducting underwriting discounts and commissions and estimated offering expenses. This table should be read in conjunction with the Company's consolidated financial statements and notes thereto and the Unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere in this Prospectus. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                       AT
                                                                 MARCH 31, 1998
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                                   (DOLLARS IN
                                                                   THOUSANDS)
Cash, cash equivalents and available for sale securities....  $ 9,840    $ 57,753
                                                              =======    ========
Short-term debt:
  Current portion of capital lease obligations..............  $   924    $    924
Obligations under capital leases, less current portion......    2,092       2,092
Note payable................................................    1,440       1,440
Shareholders' equity:
  Preferred stock; 100,000 shares authorized; no shares
     issued or outstanding..................................
  Common stock, 15,000,000 shares authorized; 8,282,685
     shares issued and outstanding; 10,282,685 shares issued
     and outstanding, as adjusted(1)(2).....................       75          75
  Additional paid-in capital(2).............................   58,680     106,593
  Net unrealized holdings gains (losses) on available for
     sale securities, net of tax............................       64          64
  Cumulative foreign currency translation adjustment........     (699)       (699)
  Retained earnings.........................................    1,796       1,796
                                                              -------    --------
     Total shareholders' equity.............................   59,916     107,829
                                                              -------    --------
       Total capitalization.................................  $64,372    $112,285
                                                              =======    ========

---------------

(1) Excludes 923,620 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Company's stock option plans as of March 31, 1998, of which 272,175 are currently exercisable at a weighted average exercise price of $1.08 per share.

(2) Excludes 321,740 shares of Common Stock issued in conjunction with the ACER/EXCEL Acquisition currently held in escrow pursuant to the terms of the Stock Purchase Agreement for such acquisition.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

     The unaudited pro forma condensed consolidated statements of operations for the three month period ended March 31, 1998 and the year ended December 31, 1997 give effect to the Acquisitions as if they had occurred on January 1, 1997. These statements have been prepared from the historical financial statements of the Company, U-Gene, gmi and ACER/EXCEL and should be read in conjunction with such statements and the notes thereto, which are included elsewhere herein.

     The unaudited pro forma condensed consolidated statements of operations give effect only to the adjustments set forth herein. The pro forma financial information is provided as additional information only and is not necessarily indicative of actual results that would have been achieved had the Acquisitions been consummated at the beginning of the periods presented or of future periods.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               ACTUAL                        TOTAL
                                                               ACER/                        COMBINED
                                                ACTUAL         EXCEL          PRO FORMA       PRO
                                                KENDLE     1/1/98-2/11/98    ADJUSTMENTS     FORMA
                                                -------    --------------    -----------    --------
Net revenues..................................  $19,765        $1,264                       $21,029
Costs and expenses:
  Direct costs................................   10,837           831                        11,668
  Selling, general and administrative.........    5,721           491                         6,212
  Depreciation and amortization...............      901            59           $  74(2)      1,034
                                                -------        ------           -----       -------
     Total costs and expenses.................   17,459         1,381              74        18,914
                                                -------        ------           -----       -------
Income (loss) from operations.................    2,306          (117)            (74)        2,115
Other income, net.............................      172            27                           199
                                                -------        ------           -----       -------
Income (loss) before income taxes.............    2,478           (90)            (74)        2,314
Income taxes..................................    1,034                           (66)(5)       968
                                                -------        ------           -----       -------
Net income (loss).............................  $ 1,444        $  (90)          $  (8)      $ 1,346
                                                =======        ======           =====       =======
Income per share data:
Basic:
  Weighted average shares outstanding.........                                                8,592(4)
  Net income per share........................                                              $  0.16
Diluted:
  Weighted average shares and potential shares
     outstanding..............................                                                9,244(4)
  Net income per share........................                                              $  0.15

                        See notes on the following page

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           ACTUAL        PRO       KENDLE    ACTUAL        PRO
                                ACTUAL     U-GENE       FORMA        PRO      ACER/       FORMA      TOTAL COMBINED
                                KENDLE    & GMI(1)   ADJUSTMENTS    FORMA     EXCEL    ADJUSTMENTS     PRO FORMA
                                -------   --------   -----------   -------   -------   -----------   --------------
Net revenues..................  $44,233   $10,551                  $54,784   $12,700                    $67,484
Costs and expenses:
  Direct costs................   25,818     7,304                   33,122    6,440                      39,562
  Selling, general and
    administrative............   11,603     1,851                   13,454    3,002                      16,456
  Depreciation and
    amortization..............    1,583       259      $   500(2)    2,342      306      $   756(2)       3,404
                                -------   -------      -------     -------   -------     -------        -------
    Total costs and
      expenses................   39,004     9,414          500      48,918    9,748          756         59,422
                                -------   -------      -------     -------   -------     -------        -------
Income from operations........    5,229     1,137         (500)      5,866    2,952         (756)         8,062
Other income, net.............     (115)       40                      (75)     148                          73
                                -------   -------      -------     -------   -------     -------        -------
Income before income taxes and
  extraordinary item..........    5,114     1,177         (500)      5,791    3,100         (756)         8,135
Income taxes..................    1,451       571          538(3)    2,560      173          761(5)       3,494
                                -------   -------      -------     -------   -------     -------        -------
Income before extraordinary
  item........................  $ 3,663   $   606      $(1,038)    $ 3,231   $2,927      $(1,517)       $ 4,641
                                =======   =======      =======     =======   =======     =======        =======
Income per share data:
Basic:
  Weighted average shares
    outstanding...............                                                                            6,270(4)
  Income per share before
    extraordinary item........                                                                          $  0.74
Diluted:
  Weighted average shares and
    potential shares
    outstanding...............                                                                            6,880(4)
  Income per share before
    extraordinary item........                                                                          $  0.67

---------------

(1) Represents the historical results of operations of U-Gene and gmi prior to the Company's acquisitions on June 30, 1997 and September 3, 1997, respectively. See also Note 8 to the historical U-Gene consolidated financial statements included elsewhere herein.

(2) Adjusted to reflect amortization expense. The excess of the cost of the Acquisitions over net assets acquired is being amortized over 30 years using the straight line method. The total pro forma purchase price of the ACER/EXCEL Acquisition includes $8,000 ($2,820 in cash and 322 shares of the Company's Common Stock) placed in escrow, $6,000 of which relates to a pending issue relating to ACER/EXCEL's S corporation status and $2,000 of which relates to indemnification for breach of the sellers' representations and warranties. The escrowed amounts have been included in the computation of the cost of the ACER/EXCEL Acquisition over the net assets acquired for purposes of this pro forma presentation. See also Note 13 to the Company's consolidated financial statements included elsewhere herein.

(3) Adjusted to reflect: (a) the application of corporate income taxes to the Company's net income at an assumed income tax rate of 40% which would have been recorded if the Company had been a C corporation for the entire period;
    (b) the application of corporate income taxes for U-Gene and gmi at effective tax rates of 35% and 43%, respectively; and (c) the tax effect of the pro forma adjustments using an estimated statutory rate of 40%. The pro forma adjustment includes non-deductible amortization of goodwill relating to the U-Gene Acquisition of $249 and the gmi Acquisition of $63.

(4) Pro forma weighted average shares outstanding for the year ended December 31, 1997 assumes: (a) the issuance of 988 and 191 shares of the Company's Common Stock for the ACER/EXCEL and gmi Acquisitions, respectively; and (b) the issuance of 154 shares of the Company's Common Stock upon exercise of warrants issued in connection with the U-Gene Acquisition. Pro forma weighted average shares for the three months ended March 31, 1998 assumes the issuance of 988 shares of the Company's Common Stock for the ACER/EXCEL Acquisition.

(5) Adjusted to reflect the tax effect of the pro forma adjustment using an estimated income tax rate of 40%.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     For each of the years in the five-year period ended December 31, 1997, the selected financial data are derived from financial statements that have been audited by Coopers & Lybrand L.L.P., independent accountants. The consolidated financial statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 appear elsewhere in this Prospectus. The balance sheet data as of March 31, 1998 and the statement of operations data for the three months ended March 31, 1997 and 1998 are derived from unaudited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of such financial statements. The selected pro forma financial data are derived from the unaudited pro forma condensed consolidated statements of operations included elsewhere in this Prospectus. The data set forth below should be read in conjunction with the Company's consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                         THREE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                          MARCH 31,
                                            ------------------------------------------------------   --------------------------
                                                                                             PRO                          PRO
                                                                                            FORMA                        FORMA
                                             1993     1994     1995     1996     1997(1)   1997(2)    1997    1998(1)   1998(2)
                                            ------   ------   ------   -------   -------   -------   ------   -------   -------
                                                                                                       (UNAUDITED)
                                                                                           ------------------------------------
STATEMENT OF OPERATIONS DATA:
Net revenues..............................  $2,555   $4,431   $6,118   $12,959   $44,233   $67,484   $5,962   $19,765   $21,029
                                            ------   ------   ------   -------   -------   -------   ------   -------   -------
Costs and expenses:
  Direct costs............................   1,548    2,760    3,564     8,176    25,818    39,562    3,375    10,837    11,668
  Selling, general and administrative.....     603    1,067    1,776     3,278    11,603    16,456    1,893     5,721     6,212
  Depreciation and amortization...........     111      127      168       316     1,583     3,404      151       901     1,034
                                            ------   ------   ------   -------   -------   -------   ------   -------   -------
    Total costs and expenses..............   2,262    3,954    5,508    11,770    39,004    59,422    5,419    17,459    18,914
                                            ------   ------   ------   -------   -------   -------   ------   -------   -------
Income from operations....................     293      477      610     1,189     5,229     8,062      543     2,306     2,115
Other income (expense), net...............     (41)     (19)     (63)      (55)     (115)       73      (14)      172       199
                                            ------   ------   ------   -------   -------   -------   ------   -------   -------
Income before income taxes and
  extraordinary item......................     252      458      547     1,134     5,114     8,135      529     2,478     2,314
Income taxes..............................                                         1,451     3,494              1,034       968
                                            ------   ------   ------   -------   -------   -------   ------   -------   -------
Income before extraordinary item..........     252      458      547     1,134     3,663   $ 4,641      529     1,444   $ 1,346
                                                                                           =======                      =======
Extraordinary item, net of tax benefit....                                        (1,140)
                                            ------   ------   ------   -------   -------             ------   -------
Net income................................  $  252   $  458   $  547   $ 1,134   $ 2,523             $  529   $ 1,444
                                            ======   ======   ======   =======   =======             ======   =======
HISTORICAL PRO FORMA DATA(3):
Pro forma income data:
  Income before extraordinary item........  $  252   $  458   $  547   $ 1,134   $ 3,663             $  529
  Pro forma adjustment for income taxes...     101      183      219       453       609                212
                                            ------   ------   ------   -------   -------             ------
  Pro forma income before extraordinary
    item..................................     151      275      328       681     3,054                317
  Extraordinary item, net of tax
    benefit...............................                                        (1,140)
                                            ------   ------   ------   -------   -------             ------
Pro forma net income......................  $  151   $  275   $  328   $   681   $ 1,914             $  317
                                            ======   ======   ======   =======   =======             ======
Income per share data (pro forma except
  for March 31, 1998, which is
  historical)(4):
Basic:
  Income per share before extraordinary
    item..................................  $ 0.04   $ 0.08   $ 0.09   $  0.19   $  0.60             $ 0.09   $  0.18
  Extraordinary item per share............                                         (0.22)
                                            ------   ------   ------   -------   -------             ------   -------
Net income per share......................  $ 0.04   $ 0.08   $ 0.09   $  0.19   $  0.38             $ 0.09   $  0.18
                                            ======   ======   ======   =======   =======             ======   =======
Diluted:
  Income per share before extraordinary
    item..................................  $ 0.04   $ 0.07   $ 0.09   $  0.17   $  0.53             $ 0.08   $  0.17
  Extraordinary item per share............                                         (0.20)
                                            ------   ------   ------   -------   -------             ------   -------
Net income per share......................  $ 0.04   $ 0.07   $ 0.09   $  0.17   $  0.33             $ 0.08   $  0.17
                                            ======   ======   ======   =======   =======             ======   =======
PRO FORMA INCOME PER SHARE:
  Basic...................................                                                 $  0.74                      $  0.16
                                                                                           =======                      =======
  Diluted.................................                                                 $  0.67                      $  0.15
                                                                                           =======                      =======
Historical and pro forma weighted average
  shares and potential shares
  outstanding(4)(5):
  Basic...................................   3,650    3,650    3,650     3,650     5,055     6,270    3,650     7,960     8,592
  Diluted.................................   3,804    3,804    3,852     4,017     5,763     6,880    4,030     8,611     9,244
Dividends declared per share(6)...........  $ 0.02   $ 0.08   $ 0.10   $  0.13   $  0.40             $ 0.05

                                                                                            AT MARCH 31, 1998
                                                        AT DECEMBER 31,                  -----------------------
                                         ---------------------------------------------                   AS
                                          1993     1994     1995      1996     1997(1)   ACTUAL(1)   ADJUSTED(7)
                                         ------   ------   -------   -------   -------   ---------   -----------
                                                                                               (UNAUDITED)
BALANCE SHEET DATA:
Working capital........................  $ (492)  $ (208)  $  (139)  $  (294)  $20,710    $10,650      $58,563
Total assets...........................   2,181    1,874     2,432     8,623    79,625     92,655      140,568
Total debt, excluding current portion
  of long-term debt....................     173      139       151       761     3,087      3,532        3,532
Total shareholders' equity.............    (343)      51       345       944    50,349     59,916      107,829

---------------

(1) Since June 1, 1997, the Company has completed three acquisitions. See Notes 12 and 13 to the consolidated financial statements contained elsewhere in this Prospectus.

(2) The pro forma data give effect to (i) the Acquisitions as if they had occurred on January 1, 1997; and (ii) the application of corporate income taxes to the Company's and ACER/EXCEL's net income at an assumed income tax rate of 40%, which would have been recorded if the companies had been C corporations for the entire period. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

(3) The historical pro forma data reflect the application of corporate income taxes to the Company's net income at an assumed income tax rate of 40%, which would have been recorded if the Company had been a C corporation for all periods presented.

(4) Earnings per share calculations have been made in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128").

(5) Pro forma weighted average shares outstanding assumes that on January 1, 1997 shares were issued in the gmi and ACER/EXCEL Acquisitions and warrants were issued in the U-Gene Acquisition.

(6) Dividends were paid prior to August 22, 1997 to enable the Company's shareholders to pay taxes while the Company was an S corporation and to distribute undistributed S corporation earnings previously taxed to shareholders. The Company currently anticipates that all of its earnings will be retained for development of the Company's business and does not anticipate paying any cash dividends in the foreseeable future.

(7) As adjusted reflects the sale by the Company of 2,000 shares of Common Stock offered by the Company at the offering price of $25.375 per share, after deducting underwriting commissions and discounts and estimated offering expenses.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     Kendle provides integrated clinical research services on a contract basis to the pharmaceutical and biotechnology industries. These services include Phase I through IV clinical trial management, clinical data management, statistical analysis, medical writing and regulatory consultation and representation.

     The Company's contracts are generally fixed price, with some variable components, and range in duration from a few months to several years. A portion of the contract fee is typically required to be paid at the time the contract is entered into and the balance is received in installments over the contract's duration, in most cases on a milestone achievement basis. Most of the Company's contracts are terminable upon 30 days' notice by the customer. Customers terminate or delay contracts for a variety of reasons, including, among others, the failure of the product being tested to satisfy safety requirements, unexpected or undesired clinical results of the product, the customer's decision to forego a particular study, insufficient patient enrollment or investigator recruitment or production problems resulting in shortages of the drug. Although the Company typically is entitled to receive certain fees for winding down a study which is terminated or delayed and, in some cases, a termination fee, the loss or delay of a large contract or the loss or delay of multiple contracts could have a material adverse effect on the Company.

     The Company generally recognizes revenues from contracts on the percentage of completion method, measured principally by the total costs incurred as a percentage of estimated total costs for each contract. The Company uses this method because management considers total costs incurred to be the best available measure of progress on these contracts. The estimated total costs of contracts are reviewed and revised periodically throughout the lives of the contracts with adjustments to revenues resulting from such revisions being recorded on a cumulative basis for the period in which the revisions are made. Additionally, the Company incurs costs, in excess of contract amounts, in subcontracting with third-party investigators. Such costs, which are reimbursable by its customers, are excluded from direct costs and net revenues.

     Direct costs consist of compensation and related fringe benefits for project-related employees, unreimbursed project-related costs and indirect costs, including facilities, information systems and other costs. Selling, general and administrative expenses consist of compensation and related fringe benefits for sales and administrative employees, professional services and advertising costs, as well as unallocated costs related to facilities, information systems and other costs.

ACQUISITIONS

     During 1997, the Company acquired two European-based contract research organizations ("CROs"), U-Gene Research B.V. ("U-Gene"), headquartered in Utrecht, The Netherlands, and GMI Gesellschaft fur Angewandte Mathematik und Informatik mbH ("gmi"), headquartered in Munich, Germany. U-Gene provides a full range of clinical drug development services including Phase II through IV clinical trial design and management, data management, statistical analysis, as well as Phase I and II(a) research studies at its 42-bed, clinical pharmacology unit. gmi provides a wide range of clinical drug development services, including Phase II through IV clinical trial design and management, as well as capabilities in seminars and training programs and health/pharmacoeconomics studies. The U-Gene acquisition was completed as of June 30, 1997, and the gmi acquisition was completed on September 3, 1997.

     The Company completed its acquisition of ACER/EXCEL Inc. ("ACER/EXCEL"), a full-service CRO headquartered in Cranford, New Jersey, on February 12, 1998. ACER/EXCEL provides customers with Phase II through IV clinical trial management, data collection, statistical analysis and regulatory document preparation. ACER/EXCEL employs approximately 160 employees in its Cranford, New Jersey; New London, Connecticut; and San Diego, California offices. It also provides drug development services to the Pacific Rim through a joint venture which operates a CRO headquartered in Beijing, China and through a limited partnership in Taiwan.

     The U-Gene, gmi and ACER/EXCEL acquisitions were accounted for using the purchase method of accounting with goodwill, as a result of the transactions, being amortized over 30 years. The results of operations are included in the Company's consolidated statements of operations from the respective dates of acquisition.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain financial data as a percentage of net revenues and the percentage change in these items compared to the prior comparable period. The trends illustrated in the following table may not be indicative of future results.

                                                                                                 PERCENTAGE
                                                  PERCENTAGE OF NET REVENUES                INCREASE (DECREASE)
                                             -------------------------------------   ----------------------------------
                                                                         THREE                                 THREE
                                                                        MONTHS                                 MONTHS
                                                  YEAR ENDED             ENDED                                 ENDED
                                                 DECEMBER 31,          MARCH 31,       YEAR        YEAR      MARCH 31,
                                             ---------------------   -------------   ---------   ---------   ----------
                                                                                      1995 TO     1996 TO     1997 TO
                                             1995    1996    1997    1997    1998      1996        1997         1998
                                             ----    ----    ----    ----    ----      ----        ----         ----
Net revenues...............................  100.0%  100.0%  100.0%  100.0%  100.0%      112%        241%        232%
Costs and expenses
  Direct costs.............................   58.3    63.1    58.4    56.6    54.8       129         216         221
  Selling, general and administrative......   29.0    25.3    26.2    31.8    29.0        85         254         202
  Depreciation and amortization............    2.7     2.4     3.6     2.5     4.5        88         402         500
Income from operations.....................   10.0     9.2    11.8     9.1    11.7        95         340         325
Other income (expense), net................   (1.0)   (0.4)   (0.2)   (0.2)    0.8        --          --          --
Income before income taxes and
  extraordinary item.......................    9.0     8.8    11.6     8.9    12.5       107         351         369

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Net revenues increased by $13.8 million, or 232%, from $6.0 million for the three months ended March 31, 1997 to $19.8 million for the three months ended March 31, 1998. The increase in net revenues was due to: (i) 35 new projects commenced in the three months ended March 31, 1998, which resulted in net revenues of $4.6 million for the three months ended March 31, 1998; (ii) a net increase in revenues recognized on existing projects of $1.6 million; and (iii) an increase of approximately $7.6 million in net revenues relating to the Company's recent acquisitions. Revenues from G.D. Searle & Co. accounted for approximately 43% of net revenues for the three months ended March 31, 1998 and no other customer accounted for more than 10% of the Company's net revenues for the three months ended March 31, 1998.

     Direct costs increased by $7.4 million, or 221%, from $3.4 million for the three months ended March 31, 1997 to $10.8 million for the three months ended March 31, 1998. This increase is primarily comprised of: (i) approximately $6.6 million in direct salaries and fringe benefits to support the increases in net revenues for the period; and (ii) an increase of approximately $800,000 in indirect costs in connection with projects, including allocated facility, unreimbursed project-related and other costs which also increased to support the growth in business activity. Direct costs expressed as a percentage of net revenues decreased from 56.6% for the three months ended March 31, 1997 to 54.8% for the three months ended March 31, 1998. The decrease in those costs as a percentage of net revenues is due primarily to the absorption of direct project-related costs over a larger revenue base.

     Selling, general and administrative expenses increased by $3.8 million, or 202%, from $1.9 million for the three months ended March 31, 1997 to $5.7 million for the three months ended March 31, 1998. The increase is primarily comprised of: (i) an increase of approximately $2.3 million in salaries and benefits, which is the result of the Company's continued efforts to increase its infrastructure in order to support the growth in business activity; (ii) an increase of approximately $541,000 in rent and other facilities expenses; and
(iii) an increase of approximately $1.0 million consisting of increases in training, contractual services, recruiting, and marketing and advertising expenses for the three months ended March 31, 1998 as compared to the same period in 1997. Selling, general and administrative expenses expressed as a percentage of net revenues decreased from 31.8% for the three months ended March 31, 1997 to 29.0% for the three months ended March 31, 1998.

     Depreciation and amortization expense increased $751,000, or 500%, from $150,000 for the three months ended March 31, 1997 to $901,000 for the three months ended March 31, 1998. The increase was due to capital expenditures and amortization of goodwill as a result of the Company's recent acquisitions.

     Income taxes of $1.0 million, or 41.7% of income before income taxes, were recorded for the three months ended March 31, 1998. No income taxes were recorded with respect to periods prior to the Company's IPO as the Company was taxed as an S corporation.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net revenues increased by $31.2 million, or 241%, from $13.0 million for the year ended December 31, 1996 to $44.2 million for the year ended December 31, 1997. The increase in net revenues was due to (i) 57 new projects commenced in 1997, which resulted in net revenues of $10.0 million for the year ended December 31, 1997; (ii) a net increase in revenues recognized on existing projects of $10.8 million; and (iii) an increase of approximately $10.6 million in net revenues relating to the U-Gene and gmi acquisitions. Revenues from G.D. Searle & Co. accounted for approximately 54% of net revenues for the year ended December 31, 1997. Net revenues from customers other than G.D. Searle & Co. increased $13.8 million, or 206%, from $6.7 million for the year ended December 31, 1996 to $20.5 million for the year ended December 31, 1997, and no other customer accounted for more than 10% of the Company's net revenues for the year ended December 31, 1997.

     Direct costs, including costs of acquired companies, increased by $17.6 million, or 216% from $8.2 million for the year ended December 31, 1996 to $25.8 million for the year ended December 31, 1997. This increase was primarily comprised of: (i) approximately $12.0 million in direct salaries and fringe benefits to support the increase in net revenues for the period; and (ii) an increase of approximately $5.6 million in indirect costs in connection with projects, including allocated facility, unreimbursed project-related and other costs which also increased to support the growth in business activity. Direct costs expressed as a percentage of net revenues decreased from 63.1% for the year ended December 31, 1996 to 58.4% for the year ended December 31, 1997. The decrease in those costs as a percentage of net revenues was due primarily to the absorption of direct project-related costs over a larger revenue base.

     Selling, general and administrative expenses, including costs of acquired companies, increased by $8.3 million or 254% from $3.3 million for the year ended December 31, 1996 to $11.6 million for the year ended December 31, 1997. Selling, general and administrative expenses expressed as a percentage of net revenues increased from 25.3% for the year ended December 31, 1996 to 26.2% for the year ended December 31, 1997. The increase was primarily comprised of: (i) an increase of approximately $4.1 million in salaries and benefits, which is the result of the Company's continued efforts to increase its infrastructure in order to support the growth in business activity; and (ii) increases in training ($535,000), contractual services ($553,000), recruiting ($491,000), conferences and seminars ($491,000), and professional services ($331,000) expenses for the year ended December 31, 1997 as compared to the year ended December 31, 1996.

     Depreciation and amortization expense increased $1.3 million, or 402%, from $316,000 for the year ended December 31, 1996 to $1.6 million for the year ended December 31, 1997. The increase was due to capital expenditures associated with the three offices opened by the Company in 1996 and amortization of goodwill as a result of the U-Gene and gmi acquisitions.

     Income taxes of $1.5 million, or 28.4% of income before income taxes and extraordinary item, were recorded for the year ended December 31, 1997. No income taxes were recorded with respect to periods prior to the IPO, as the Company was taxed as an S corporation.

     Net income of $2.5 million for the year ended December 31, 1997 includes a $1.1 million extraordinary loss, net of a $400,000 tax benefit, associated with the early extinguishment of indebtedness which resulted from the repayment with proceeds from the IPO of borrowings made by the Company in connection with the U-Gene acquisition.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net revenues increased by $6.9 million, or 111.8%, from $6.1 million for the year ended December 31, 1995 to $13.0 million for the year ended December 31, 1996. The increase in net revenues was due to 47 projects commenced in 1996, which resulted in net revenues of approximately $9.2 million for the year ended December 31, 1996 as compared to December 31, 1995, offset by a net decrease in revenues recognized on existing projects net of expansions of existing projects, totaling approximately $2.3 million over the same periods. Revenues from G.D. Searle & Co., The Procter & Gamble Company and Amgen, Inc. accounted for approximately 48%, 19% and 13%, respectively, of net revenues for the year ended December 31, 1996. Net revenues from customers other than G.D. Searle & Co. increased $3.1 million, or 86.9%, from $3.6 million for the year ended December 31, 1995 to $6.7 million for the year ended December 31, 1996.

     Direct costs increased by $4.6 million, or 129.4%, from $3.6 million for the year ended December 31, 1995 to $8.2 million for the year ended December 31, 1996. This increase was primarily comprised of: (i) an increase of approximately $1.9 million in direct salaries and fringe benefits to support the increase in net revenues for the period; and (ii) an increase of approximately $2.1 million in indirect costs in connection with projects including allocated facility, unreimbursed project-related and other costs, which increased to support the increase in net revenues. Direct costs expressed as a percentage of net revenues increased from 58.3% for the year ended December 31, 1995 to 63.1% for the year ended December 31, 1996. The increase in these costs as a percentage of net revenues was due primarily to the hiring and contracting of additional project-related personnel to meet the needs of current and future projects, increased occupancy and other costs associated with three additional offices opened by the Company during 1996. This was evidenced by the increase in net revenues of 111.8% for the year ended December 31, 1996, as compared to the year ended December 31, 1995, while direct costs increased by 129.4% over the same periods.

     Selling, general and administrative expenses increased by $1.5 million, or 84.6%, from $1.8 million for the year ended December 31, 1995 to $3.3 million for the year ended December 31, 1996. The increase in selling, general and administrative expenses was primarily due to: (i) an increase of approximately $292,000 in salaries and benefits as the Company began to increase its infrastructure in order to support the growth in business activity for the year ended December 31, 1996 as compared to 1995; and (ii) increases in contractual services ($324,000), marketing and advertising ($124,000), recruiting ($334,000) and training ($190,000) costs for the year ended December 31, 1996 as compared to the year ended December 31, 1995. Selling, general and administrative expenses increased at a significantly lower rate than net revenues for the year ended December 31, 1996, declining as a percentage of net revenues from 29.0% for the year ended December 31, 1995 to 25.3% for the year ended December 31, 1996.

     Depreciation and amortization expense increased $148,000, or 88.1%, from $168,000 for the year ended December 31, 1995 to $316,000 for the year ended December 31, 1996. The increase was due primarily to capital expenditures associated with the three offices opened by the Company in 1996.

QUARTERLY RESULTS

     The Company's quarterly operating results are subject to volatility due to such factors as the commencement, completion, cancellation or delay of contracts; the progress of ongoing projects; cost overruns; the Company's sales cycle; demand for the Company's services; competitive industry conditions; the ability of the Company to develop, introduce and market new services on a timely basis; changes in the mix of services provided to customers; changes in customer research and development expenditures and other general economic factors. Because a large portion of the Company's operating costs are fixed, variations in the timing and progress of large contracts or of multiple contracts can materially affect quarterly results. Accordingly, the relationship between net revenues and direct costs may vary.

     The following table presents unaudited quarterly operating results for the Company for each of the nine most recent quarters in the period ended March 31, 1998. In the opinion of the Company, this information is prepared on the same basis as the Consolidated Financial Statements appearing elsewhere in this Prospectus and reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results of operations for those periods. This quarterly financial data should be read in conjunction with the Consolidated

Financial Statements and notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not indicative of the results for any future period.

                                                                  QUARTER ENDED
                       ---------------------------------------------------------------------------------------------------
                       MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31    MAR 31,
                         1996       1996       1996        1996       1997        1997      1997(1)      1997     1998(2)
                         ----       ----       ----        ----       ----        ----      -------      ----     -------
                                                                 (IN THOUSANDS)
                                                                   (UNAUDITED)
Net revenues.........   $2,063     $2,630     $3,607      $4,659     $5,962      $7,210     $12,518    $18,543    $19,765
                        ------     ------     ------      ------     ------      ------     -------    -------    -------
Costs and expenses:
  Direct costs.......    1,395      1,781      2,441       2,560      3,375       3,971       7,116     11,355     10,837
  Selling, general
    and
    administrative...      372        646        818       1,442      1,893       2,108       3,360      4,242      5,721
  Depreciation and
    amortization.....       45         46         51         173        151         141         514        778        901
                        ------     ------     ------      ------     ------      ------     -------    -------    -------
    Total costs and
      expenses.......    1,812      2,473      3,310       4,175      5,419       6,220      10,990     16,375     17,459
                        ------     ------     ------      ------     ------      ------     -------    -------    -------
Income from
  operations.........      251        157        297         484        543         990       1,528      2,168      2,306
Other income
  (expense), net.....      (16)       (10)        (3)        (26)       (14)        (53)       (203)       154        172
                        ------     ------     ------      ------     ------      ------     -------    -------    -------
Income before
  extraordinary
  item...............   $  235     $  147     $  294      $  458     $  529      $  937     $ 1,325    $ 2,322    $ 2,478
                        ======     ======     ======      ======     ======      ======     =======    =======    =======

---------------
(1) On June 30, 1997 and September 3, 1997 the Company acquired U-Gene and gmi, respectively. Results of operations of these acquisitions have been included since these dates.

(2) On February 12, 1998 the Company acquired ACER/EXCEL. Results of operations of this acquisition have been included since this date.

LIQUIDITY AND CAPITAL RESOURCES

     On August 22, 1997, the Company and its shareholders completed the IPO in which 3,540,000 shares of Common Stock were sold by the Company at a price to the public of $14.00 per share. Net proceeds to the Company approximated $45.2 million.

     Cash and cash equivalents decreased by $7.8 million for the three months ended March 31, 1998 as a result of cash used in operating, investing, and financing activities of $2.3 million, $5.3 million and $0.2 million, respectively. Net cash used in operating activities resulted primarily from net income offset by additional working capital used to support the Company's growth. Investing activities for the three months ended March 31, 1998 consisted primarily of the costs related to the ACER/EXCEL acquisition of $9.8 million, net of cash acquired.

     Cash and cash equivalents increased by $13.7 million for the year ended December 31, 1997 as a result of cash provided by operating and financing activities of $6.5 million and $41.6 million, respectively, and cash used in investing activities of $34.4 million. Net cash provided by operating activities resulted primarily from net income offset by the net change in working capital items.

     Investing activities for the year ended December 31, 1997 primarily consisted of the costs related to the U-Gene Acquisition and the gmi Acquisition of $22.9 million and the purchase of available for sale securities of $10.9 million. Financing activities for the year ended December 31, 1997 primarily consisted of $45.2 million of net proceeds from the Company's IPO.

     Cash and cash equivalents increased by $2.1 million during the year ended December 31, 1996 as a result of $3.3 million in cash provided by operating activities and $400,000 and $800,000 in cash used by investing and financing activities, respectively. Net cash provided by operating activities resulted primarily from net income and the net change in working capital items.

     Investing activities for the year ended December 31, 1996 primarily consisted of property and equipment purchases of $407,000. Financing activities for the year ended December 31, 1996 consisted of a net repayment of $320,000 under the Company's revolving line of credit, the payment of $236,000 on capital lease obligations and distributions to shareholders of $285,000.

     In March, 1998, the Company amended its senior secured revolving credit facility (the "Senior Credit Facility"). The $30 million Senior Credit Facility bears interest at either LIBOR plus the Applicable Margin (as defined) or the higher of the bank's prime rate or the Federal funds rate plus 0.50%, plus the Applicable Margin. All amounts outstanding thereunder are payable in June, 2000. The Senior Credit Facility includes various restrictive covenants including the maintenance of certain fixed coverage and leverage ratios as well as minimum net worth levels. There are currently no outstanding borrowings under the Senior Credit Facility.

     On February 12, 1998, the Company completed its acquisition of ACER/EXCEL. Total acquisition costs consisted of $14.4 million in cash and 987,574 shares of the Company's Common Stock. The cash portion of the acquisition was funded from the Company's existing cash. The total purchase price includes $2.8 million in cash and 197,516 shares of the Company's Common Stock placed in escrow pending resolution of an issue relating to ACER/EXCEL's S corporation tax status ("Tax Escrow"). An additional 124,224 shares of the Company's Common Stock were placed in escrow for indemnification of sellers' representations and warranties ("General Escrow") to be released, 50% in February 1999 and 50% in February, 2000. If the S corporation tax issue is resolved in favor of the sellers, 62,112 shares of the Company's Common Stock will be transferred from the Tax Escrow to the General Escrow for additional indemnification of sellers' representations and warranties.

     The Company's primary cash needs on both a short-term and long-term basis are for the payment of salaries and fringe benefits, hiring and recruiting expenses, business development costs, capital expenditures, acquisitions, and facility-related expenses. The Company believes that its existing capital resources, together with cash flows from operations and borrowing capacity under its Senior Credit Facility and the net proceeds from the offering, will be sufficient to meet its foreseeable cash needs, including possible acquisitions. In the future, the Company will continue to consider acquiring businesses to enhance its service offerings, therapeutic base and global presence. Any such acquisitions may require additional external financings and the Company may from time to time seek to obtain funds from additional public or private issuances of equity or debt securities. There can be no assurances that such financings will be available on terms acceptable to the Company.

IMPACT OF THE YEAR 2000 ISSUE

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     Based on an initial assessment, the Company determined that it may be required to modify or replace significant portions of its software at an estimated total cost of $800,000, a small portion of which has been spent to date, so that systems will properly utilize dates beyond December 31, 1999. The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 Issue can be mitigated. The Company plans to be substantially complete with the Year 2000 project by December 31, 1998.

     The Company has initiated formal communications with its suppliers and customers to evaluate the extent to which the Company is vulnerable to those third parties' failure to remediate their Year 2000 Issue. The Company's total Year 2000 estimated costs could increase substantially as a result of a third party's failure to adequately address the Year 2000 Issue. There can be no guarantee that the systems of other companies on which the Company's systems rely will be converted in a timely matter, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

     The costs of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors.

However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. See "Risk
Factors -- Impact of the Year 2000."

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131 "Disclosures about Segments of an Enterprise and Related Information." This statement requires selected information to be reported on the Company's operating segments. Operating segments are determined by the way management structures the segments in making operating decisions and assessing performance. The Company is currently reviewing what changes, if any, this will require on the presentation of the financial statements for fiscal periods beginning after December 15, 1997.

     In March, 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement defines the accounting for computer software developed or obtained (purchased) for internal use, including (1) a requirement to capitalize specified costs as a long-lived asset, (2) amortization of such amounts, and (3) recognition and measurement of impairment of those amounts. The Company plans to adopt the SOP on January 1, 1999. The Company does not believe the adoption of this SOP will have a material impact on its financial statements.

                                    BUSINESS

OVERVIEW

     The Company is an international CRO that provides integrated clinical research and drug development services to the pharmaceutical and biotechnology industries. Kendle augments the research and development activities of pharmaceutical and biotechnology companies by offering high quality, value added clinical research services and proprietary information technology designed to reduce drug development time and expense. The Company's services include Phase I through IV clinical trial management, clinical data management, biostatistical analysis, medical writing and regulatory consultation and representation. The Company believes that it is one of a small number of CROs capable of providing a broad range of services on an international basis within multiple therapeutic areas, including cardiovascular, central nervous system, gastrointestinal, immunology, oncology, respiratory, skeletal disease and inflammation and infectious disease.

     The Company believes that pharmaceutical and biotechnology companies are increasingly selecting CROs that have the following capabilities: (i) a broad range of therapeutic expertise in designing and managing all phases of clinical trials; (ii) the ability to efficiently collect, edit and analyze data from thousands of patients with various clinical conditions from many geographically dispersed sites; (iii) the ability to provide a full range of services to customers who desire to use a smaller number of CROs to manage their drug development processes; and (iv) global capabilities that incorporate diverse populations and allow simultaneous filings of registration packages in several major jurisdictions.

     The Company's strategy is to continue to enhance its reputation as a high-quality provider of a full range of CRO services. The Company's strategy consists of the following key elements: (i) continue to expand its broad range of therapeutic expertise; (ii) offer its customers "one-stop shopping" with a full range of services that encompass the clinical research process and complement the research and development departments of its customers; (iii) expedite the drug development process through innovative information technology offered via the Company's proprietary TrialWare(SM) software; (iv) continue to build a brand presence that portrays high quality work; and (v) supplement internal growth through strategic acquisitions that expand the Company's geographic presence and add to Kendle's clinical research capabilities in existing or new therapeutic areas or service offerings.

     During 1997, the Company acquired two European-based CROs, U-Gene based in Utrecht, The Netherlands, and gmi based in Munich, Germany. U-Gene provides a full range of clinical drug development services including Phase II through IV clinical trial design and management, data management, statistical analysis, as well as Phase I and II(a) research studies at its 42-bed clinical pharmacology unit. gmi provides a wide range of clinical drug development services, including Phase II through IV clinical trial design and management, as well as capabilities in seminars and training programs and health/pharmacoeconomics studies.

     The Company completed the acquisition of ACER/EXCEL, a full-service CRO headquartered in Cranford, New Jersey, on February 12, 1998. ACER/EXCEL provides customers with Phase II through IV clinical trial management, data collection, statistical analysis and regulatory document preparation. ACER/EXCEL's operations complement Kendle's operations by expanding its customer base and therapeutic expertise. ACER/EXCEL has approximately 160 employees in its Cranford, New Jersey; New London, Connecticut; and San Diego, California offices. It also provides drug development services to the Pacific Rim, through a joint venture which operates a CRO headquartered in Beijing, China and through a limited partnership in Taiwan.

INDUSTRY TRENDS

     The CRO industry provides integrated product development services to the pharmaceutical and biotechnology industries. In general, CROs derive substantially all of their revenue from the research and development expenditures of pharmaceutical and biotechnology companies. The CRO industry has evolved from providing limited clinical services in the 1970s to a full-service industry that today encompasses much of the clinical research process (including pre-clinical evaluations), study design, clinical trial management, data collection, biostatistical analysis and product registration support. These services are provided in accordance with government regulations covering clinical trials and the drug approval process.

     Worldwide annual expenditures on research and development by pharmaceutical and biotechnology companies are estimated to be $35 billion, of which the Company estimates $22 billion is spent on drug development activities offered by the CRO industry. The Company believes that approximately $2.7 billion of such spending is outsourced to CROs.

     The CRO industry is highly fragmented, with several hundred CROs ranging from small, limited-service providers to full-service, global drug development corporations. Although the CRO industry is not capital intensive and there are few barriers to entry for small, limited-service providers, the Company believes that there are significant barriers to becoming a full-service CRO. These barriers include the cost and experience necessary to develop expertise in a number of therapeutic areas, the ability to manage complex clinical trials and the experience to prepare regulatory submissions and integrated clinical data management capabilities. The barriers to becoming a full-service CRO combined with the expansion of some larger CROs has led to an increased rate of industry consolidation.

     The Company believes that the outsourcing of drug development activities by pharmaceutical and biotechnology companies has been increasing and will continue to increase as these companies strive to enhance revenues through faster drug development while also dealing with cost containment pressures. The CRO industry, by specializing in clinical trial management, is often able to perform the needed services with a higher level of expertise or specialization, more quickly and at a lower cost than a customer could perform the services internally.

     The Company believes that pharmaceutical and biotechnology companies are increasingly seeking to select CROs that have the following capabilities:

          Therapeutic Expertise. Extensive therapeutic expertise is essential in order to most efficiently design and manage all phases of the clinical trials. A lack of therapeutic expertise can cause delays and cost overruns ranging from additional time to recruit the proper investigative sites to the need to recruit additional patients in order to obtain the necessary data to support the efficacy of the drug. Thus, the level of therapeutic expertise has a significant effect on the overall drug development time and has become one of the leading factors that pharmaceutical and biotechnology companies evaluate when choosing a CRO.

          Broad Range of Services. As pharmaceutical and biotechnology companies are utilizing fewer CROs to manage their drug development process more efficiently, these companies are increasingly requiring CROs to provide a full range of services. CROs must be able to manage a project from the initial stages of protocol and study design, through clinical trials management and data management, to regulatory and medical affairs consulting.

          Integrated Clinical Data Management. A key constraint in accelerating the drug development process is the ability to collect, edit and analyze the data from up to several thousand patients with various clinical conditions from many geographically dispersed sites in an efficient manner. The data must then be standardized and integrated into the customer's computer system prior to submission to the FDA. Currently, there is no industry standard process for managing the clinical data and there is a wide range of capabilities among CROs in managing the clinical data. Pharmaceutical and biotechnology companies are increasingly requiring CROs to have advanced clinical data management systems that are integrated with their internal systems in order to reduce drug development time.

          Proximity to Customers. Customers and potential customers frequently consider the proximity of a company as a factor in selecting a CRO for a project. The Company currently has seven domestic offices and five international offices and plans to establish additional domestic or international offices where customer relationships would be enhanced. Management believes that the availability of offices that are convenient to customers will be an increasingly important factor in gaining and retaining customer business.

          International Support. To expedite the drug development process, pharmaceutical and biotechnology companies increasingly require access to diverse clinical trial participants from various countries. In an effort to maximize profits of a given drug, such companies are now pursuing regulatory approvals in multiple countries simultaneously rather than sequentially as they have in the past. The studies to support such registration packages may include a combination of multinational and domestic trials. Pharmaceutical and biotechnology companies may turn to CROs for assistance with such trials as well as to collect, analyze and report the data. The Company believes that CROs with an international presence and management experience in the simultaneous filing of multiple applications may benefit from these trends.

COMPANY STRATEGY

     The Company's objective is to grow as a high-quality provider of a full range of CRO services. The Company seeks to differentiate itself from its competitors by focusing on those services that will significantly reduce the time for drug development.

     The Company's strategy consists of the following key elements:

          Hiring, Training and Retaining Employees. The Company's success is based on the quality and dedication of its employees. The Company strives to hire the best available people in terms of ability, attitude, experience and fit with the Company's performance philosophy. The Company believes that it is an industry leader in the thoroughness of its training programs. The Company trains employees extensively and encourages employees to upgrade their skill level through internal and external training. As new technologies develop, employees are equipped with, and trained to make use of, such technological innovations. The Company also places significant emphasis on retention of its employees in order to achieve a high degree of consistency and continuity as it provides services to its customers.

          Excellent Customer Relationships. The Company invests significant time and effort in building excellent relationships with its customers. It accomplishes this through a combination of high quality, timely and cost effective services that are designed to be highly responsive to its customers' needs. The Company believes that the relationships developed by its regional offices have been a key factor in gaining and retaining certain customer business. The Company has seven domestic offices and five international offices and plans to establish additional domestic or international offices where customer relationships would be enhanced.

          Therapeutic Area Expertise. The Company believes that it is better able to serve its customers' needs by offering therapeutic expertise in addition to a full range of drug development services. The Company has expertise in several major therapeutic areas including cardiovascular, central nervous system, gastrointestinal disease, immunology, oncology, respiratory, and skeletal disease and inflammation, and infectious disease. The Company's experience in these therapeutic areas, along with the experience of the Company's therapeutic area strategic business unit ("SBU") directors, has enabled the Company to grow its revenues from existing customers and win new customer business. The Company plans to continue to add to its expertise in its existing therapeutic areas and to develop new areas of expertise by hiring experienced personnel and by strategic acquisitions.

          Full Service Clinical Research. The Company offers a full range of services that encompasses the clinical research process and complements the research and development departments of its customers. These services include clinical trial management, clinical data management, biostatistical analysis, study design, and regulatory affairs services, including product registration with regulatory authorities. The Company emphasizes efficiencies in each phase of clinical trials, data management and analysis, report writing and report filing, in order to reduce the time and cost of obtaining regulatory approval for its customers' products. The Company's breadth of services, along with its process for conducting clinical trials on a timely basis, have been key factors in the Company's success in obtaining additional and larger contracts.

          Key Acquisitions; Expand Geographic Presence. The Company intends to continue to supplement its internal growth through strategic acquisitions and the opening of regional offices. The Company believes that significant acquisition opportunities exist due to the highly fragmented nature of the CRO industry. The Company intends to continue to focus on acquisitions of businesses that expand its geographic presence, add to its clinical expertise in existing or new therapeutic areas and broaden its range of services. In addition, the Company believes that opening regional offices is invaluable in developing customer relationships and obtaining customers.

          International Support. The Company believes that its ability to conduct clinical trials worldwide enhances its ability to serve the increasingly global model of drug development. The Company has expanded internationally by strategic acquisitions with a goal of serving all major customer markets worldwide and positioning the Company to serve developing markets. The Company is conducting a number of multinational clinical studies designed to pursue concurrent regulatory approvals in multiple countries. The Company believes that the expertise developed by conducting multi-jurisdictional clinical trials is a competitive advantage as pharmaceutical companies increasingly pursue regulatory approvals in multiple jurisdictions in parallel. The Company believes that the efficient delivery of high-quality clinical services requires adherence to standardized procedures on a worldwide basis. The Company has devoted considerable resources to developing internal standard operating procedures. These procedures, together with the Company's information technology, enable the Company to reduce the time involved in preparing regulatory submissions by concurrently compiling and analyzing large volumes of data from multinational trials and preparing regulatory submissions for filings on a global basis.

          Marketing and Brand Name Recognition. Due to the recent growth of the CRO industry and the highly fragmented nature of the competition, the Company believes it has been difficult for many CROs to achieve brand name recognition with potential customers. Kendle's marketing strategy is to continue to build a brand presence that portrays high quality work. The Company's brand presence is reinforced through direct mail, professional exhibits, journal advertising and an experienced sales force. See "Customers and Marketing."

INFORMATION TECHNOLOGY

     The Company believes that superior information technology is essential to providing its customers with innovative services which expedite the clinical trials process. The Company offers its customers access to its proprietary, award-winning TrialWare(SM) software to help reduce the time required for drug development. The TrialWare(SM) application system consists of state-of-the-art modules, featuring intuitive graphical user interfaces, which allow scanning of clinical case report forms ("CRFs") into electronic images, fast database creation and automated workflow through the clinical data process. The CRF images can be reviewed on-line and are compatible for inclusion in a Computer Aided New Drug Application ("CANDA"). The TrialWare(SM) family of technology tools includes:

          TrialBase(SM), which is a database management system, saves up to 75% of the time normally required to develop databases supporting the data entry and clean up of CRFs from clinical trial sites. It also provides improved data management quality by supporting extensive automated data checking and quick feedback to study sites. TrialBase has an electronic imaging component that allows a non-technical user to perform all the activities necessary to build a clinical database and program data edits.

          TrialFax(SM), which enables Kendle personnel to rapidly review CRFs from trial sites and to immediately resolve data queries. Using a standard fax machine, CRFs are transmitted to Kendle's computer network and are stored as an electronic image. These electronic CRF images can then be reviewed for any problems or discrepancies and queries generated automatically. Kendle personnel then interact with site personnel via fax or telephone to resolve any discrepancies.

          TriaLine(SM), which uses interactive voice response and touch-tone telephone entry to enroll, randomize and track patients, as well as facilitate just-in-time management of test product inventory, thereby reducing drug waste by up to 30% or more. TriaLine supports multiple telephone lines for high enrollment trials, and has customized scripting and multilingual capabilities.

          TrialView(SM), which enables Kendle personnel to access CRF images at any time directly at a desktop computer without having to retrieve the actual forms from the central file room. This can greatly reduce the amount of time needed to find key information and enhance Kendle's ability to respond to customer requirements.

          TriAlert(SM), which is used to assign standard codes to key textual parameters from clinical trials. In order to process such variables as verbatim terms for adverse events, concomitant drug names, diagnoses, physical exam results and medical history data, these items must be coded to a standard dictionary of values used by the various regulatory agencies. TriAlert supports assigning codes for multiple standard dictionaries including COSTART, WHO-ART, WHO-Drug and ICD9-CM, as well as loading a customer specific dictionary. The system provides greater flexibility in meeting the customer's coding requirements.

     The Company believes that its TrialWare(SM) family of technology tools provides a competitive advantage by more fully integrating the Company's operations with the investigative site clinical trial activities. The Company also has the ability to meet its customers' computer interfacing needs by utilizing SAS, Oracle, DLB Recorder and other software.

     The Company's Web Site on the Internet includes a description of the Company and its services, a browser survey and the Company's e-mail address. In addition, the Web Site provides information about the Company's proprietary technology, employment opportunities, medical research and opportunities for patients and investigators. The Company believes the Web Site demonstrates the Company's commitment to using state-of-the-art technology while also providing an excellent opportunity to communicate its capabilities on a worldwide basis. The Web Site address is http://www.kendle.com.

SERVICES

     The Company's services assist its customers in optimizing their research and development spending through the clinical stages of the drug development process. The Company provides Phase I through IV clinical trial management, clinical data management and biostatistical analysis and medical writing and regulatory consultation and representation.

     Phase II through IV Clinical Trial Management. The core of the Company's business offerings is a comprehensive package of services to conduct Phase II through IV clinical trials, which, in concert with its other analytical and Phase I testing services, allows the Company to offer its customers an integrated package of clinical management services. The Company has significant experience in the therapeutic areas of cardiovascular, central nervous system, gastrointestinal disease, immunology, oncology, respiratory, skeletal disease and inflammation and infectious disease.

     Through its clinical experience, the Company has developed the expertise to manage every aspect of clinical trials in Phase I through IV of the drug development process, including protocol development, CRF design, feasibility studies, investigator selection, recruitment and training, site initiation and monitoring, accelerated patient enrollment and development of training materials for investigators and training of customers' staff. In managing clinical trials, the Company has adopted standard operating procedures that are intended to satisfy regulatory requirements and serve as a tool for controlling and enhancing the quality of its clinical trials. The Company often provides its customers with one or more of the following core Phase II through IV clinical trials management services, frequently performed in tandem with one another in order to accelerate the drug development process.

        - Study Design. The Company has broad experience in the preparation of study protocols and CRFs. The study protocol defines the medical issues to be examined in evaluating the safety and efficacy of the drug under study, the number of patients required to produce statistically valid results, the clinical tests to be performed in the study, the time period over which the study will be conducted, the frequency and dosage of drug administration, the exact inclusion and exclusion criteria to be met for the patients enrolled in the study and the planned data summarization, statistical analysis and interpretation of the results of the study. The success of the study depends not only on meeting regulatory requirements, but also on achieving a coherent fit between the protocol, the other aspects of the development process and the marketing strategy for the drug.

        - Case Report Form Design. Once the study protocol is finalized, the Company develops CRFs for investigators to record the desired information obtained from the clinical studies. The Company organizes all disciplines involved in the drug development process to assure a design that is efficient for subsequent data entry, management and reporting. Proper CRF design is critical for investigators and field monitors to conduct their respective jobs quickly, accurately and effectively.

        - Site and Investigator Recruitment. The Company solicits the participation of physicians, also referred to as investigators, who contract directly with either the Company or its customer to supervise the administration of the drug under development at investigational sites, including hospitals and clinics or other locations. In order to target the appropriate physicians, the Company has access to a computerized database of approximately 5,000 experienced investigators that includes information regarding the Company's prior experience with these investigators and their ability to rapidly initiate clinical studies. The Company believes that its ability to rapidly identify and recruit investigators who have the appropriate expertise and an adequate base of patients who satisfy the requirements of the study protocol is critical to completing trials in a timely manner.

        - Study Monitoring. The Company provides study monitoring services that include investigational site initiation, patient enrollment assistance and data collection through subsequent site visits. These visits also serve to assure that data are gathered according to Good Clinical Practices ("GCP"), the study protocol, the requirements of the customer and applicable regulations.

     Since the ability to complete projects on time is generally determined by meeting deadlines during the first few months of study initiation, the Company focuses on identifying and quickly completing the critical rate-limiting steps of screening and selecting investigators, processing pre-study regulatory paperwork, obtaining institutional review board approvals and scheduling investigational site initiation visits. As clinical studies progress, the Company collects data via visits by its field monitors to investigative sites and by electronic means. The Company must ensure that data from investigative sites is obtained efficiently, quickly and accurately to speed subsequent data entry, data management and analysis and report writing.

     Clinical Data Management and Biostatistical Analysis. The Company's data management and biostatistical analysis operations are managed by professionals with extensive pharmaceutical industry experience in processing data from local and multinational trials. The Company provides assistance to customers in all areas of clinical data management and biostatistical analysis, including study design, sample size determinations, CRF design and production, fax-based monitoring, database design and construction, data entry, data assessment for accuracy and consistency (data cleanup) and statistical analyses. The Company offers data management and biostatistical services as discrete products and as part of an integrated drug development program. The Company has the ability to meet customer needs by utilizing SAS, Oracle, DLB Recorder and other software in addition to the Company's proprietary TrialWare(SM) software.

     The Company's automated work flow process using the TrialWare(SM) software system makes possible the rapid development of databases by facilitating data entry and cleanup of data from clinical trial sites. The first step in this process is to scan completed CRF pages as they are received. This electronic image of the CRF page with an overlay mask is the paradigm for data entry. This significantly decreases the time required to develop databases. After data entry is completed, the system performs computerized data checks. CRF pages are available on-line at all stages of the data entry process. Thus, initial data entry and verification can occur at the same time.

     The system provides for multiple levels of automated data checks. All computerized edit check failures are reviewed on-line to ensure data consistency and to provide optimum feedback on data quality. The system automatically produces the materials that are used to interact with the investigational site personnel to resolve data issues and maintains an extensive audit trail of the results of the edit review process and of any updates that are made to the database. This allows detailed reporting to customers on the progress of data handling for their trial.

     The Company's biostatistics department provides a full range of biostatistical services and develops sponsor-compatible data sets, data display and report forms. Additionally, the department is capable of managing all statistical aspects of clinical trials, including overall clinical development plans, individual analyses, report preparation of statistical sections of regulatory dossiers and regulatory liaison and representation. The group has highly experienced professionals (biostatisticians and statistical programmers) with a wide therapeutic area background who can work with customers in all phases of drug development.

     Phase I Testing Services. The Company offers a full range of Phase I testing services at its state-of-the-art 42-bed clinical pharmacology unit located on the campus of the University Hospital Utrecht in Utrecht, The

Netherlands. This unit provides a favorable regulatory environment for Phase I research, featuring a large physician and nursing staff, a dedicated recruitment and screening department, a centralized computerized monitoring system, specialized lab testing capabilities, and an on-site specialized pharmacy. The Company's Phase I therapeutic specialities include cardiovascular, central nervous system diseases, endocrine, gastrointestinal, imaging, infectious diseases, oncology, respiratory disease, rheumatology and women's health.

     Medical Writing and Regulatory Consultation and Representation. The Company provides report writing and regulatory consultation and representation to its customers in a manner designed to complement parallel development processes to reduce overall development time. The Company provides its customers with strategic plan and protocol design services at the beginning of projects, combined with clear, concise data presentation, analysis and discussion at the completion of the project to assist its customers in obtaining regulatory approvals. The Company fully integrates these services with its other services to assure maximum speed, quality service and regulatory compliance.

     The Company maintains an internal compliance and quality assurance department to offer its customers in-process monitoring of compliance with GCP. The Company also offers this service to customers to assess their own trials.

CUSTOMERS AND MARKETING

     The Company has provided services to 19 of the world's largest 20 pharmaceutical companies, as ranked by 1996 research and development spending.

     During 1997 and for the first three months of 1998, revenues from G.D. Searle & Co. accounted for approximately 54% and 43%, respectively, of the Company's net revenues. However, on a pro forma basis assuming the consummation of the Acquisitions as of January 1, 1997, revenues from G.D. Searle & Co. represented 35% and 41% of the Company's net revenues in 1997 and the three months ended March 31, 1998, respectively, and no other customer would have accounted for more than 10% of the Company's net revenues during these periods. However, other Company customers have from time to time accounted for more than 10% of the Company's net revenues. The CRO industry in general continues to be dependent on the research and development efforts of the principal pharmaceutical and biotechnology companies as major customers, and the Company believes that this dependence will continue. The loss of business from any of the Company's major customers would have a material adverse effect on the Company for each respective period.

     The Company has a new business development group made up of 3 components: sales, proposals and customer services and corporate communications. The Company employs 32 individuals with responsibilities for the marketing and selling activities within the new business development group. Kendle's salespeople market to pharmaceutical and biotechnology firms and concentrate primarily on obtaining business from potential new customers.

CONTRACTUAL ARRANGEMENTS

     The Company's contracts are generally fixed price, with some variable components, and range in duration from a few months to several years. A portion of the contract fee is typically required to be paid at the time the contract is entered into and the balance is received in installments over the contract's duration. The installment payments are typically performance-based, relating payments to milestone events such as investigator recruitment, patient enrollment or delivery of databases. Most of the Company's contracts for the provision of its services are terminable by the customer upon 30 days' notice. Customers terminate or delay contracts for a variety of reasons, including the failure of a product to satisfy safety requirements, unexpected or undesired clinical results, insufficient patient enrollment or investigator recruitment or production problems resulting in shortages of the drug. Although the contracts typically require payment of certain fees for winding down the study, the loss or delay of a large contract or the loss of multiple contracts could have a material adverse effect on the Company. See "Risk Factors--Loss or Delay of Large Contracts" and "Risk Factors--Fixed Price Nature of Contracts."

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

COMPETITION

     The Company primarily competes against in-house research and development departments of pharmaceutical and biotechnology companies, universities, teaching hospitals and other full-service CROs, some of which possess substantially greater capital, technical and other resources than the Company. CROs generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to manage large-scale trials on a global basis, medical database management capabilities, the ability to provide statistical and regulatory services, the ability to recruit investigators, the ability to integrate information technology with systems to improve the efficiency of contract research, an international presence with strategically located facilities, financial viability and price.

     The CRO industry is highly fragmented with several hundred CROs ranging from small, limited-service providers to full-service, global drug development corporations. The Company's competitors include, among other companies, ClinTrials Research Inc., Covance, Inc., PAREXEL International Corporation, Pharmaceutical Product Development, Inc. and Quintiles Transnational Corporation. See "Risk Factors -- Competition."

POTENTIAL LIABILITY AND INSURANCE

     The Company attempts to manage its risk of liability for personal injury or death to clinical trial participants from administration of products under study through measures such as contractual indemnification provisions with customers and through insurance maintained by customers. The contractual indemnifications generally do not protect the Company against certain of its own actions, such as negligence. The contractual arrangements are subject to negotiation with customers and the terms and scope of such indemnification vary from customer to customer and from trial to trial. Although most of the Company's customers are large, well-capitalized companies, the financial performance of these indemnities is not secured. Therefore, the Company bears the risk that an indemnifying party may not have the financial ability to fulfill its indemnification obligations. The Company carries liability insurance to mitigate these risks. The Company could be materially adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is beyond the scope of an indemnity provision or beyond the scope or level of insurance coverage maintained by the customer or the Company or where the indemnifying party does not fulfill its indemnification obligations. There can be no assurance that the Company's insurance coverage will be adequate, or that insurance coverage will continue to be available on terms acceptable to the Company. See "Risk Factors-Potential Liability from Risks of Conducting Clinical Trials."

GOVERNMENT REGULATION

     Before a new drug is marketed, it must undergo extensive testing and regulatory review in order to determine that it is safe and effective. The development process consists of two stages: preclinical and clinical. The first stage is the preclinical research, in which the new drug is tested in vitro (test tube) and in animals, generally over a one to three year period, in order to determine the basic biological activity and safety of the drug. If the drug is perceived to be safe for human testing, the drug then undergoes a series of clinical tests in humans. During the clinical stage, one of the most time consuming and expensive parts of the drug development process, the drug undergoes a series of tests in humans, including healthy volunteers and patients with the targeted disease or condition.

     The services provided by the Company are ultimately subject to FDA regulation in the United States and comparable agencies in other countries, although the level of applicable regulation in other countries is generally less comprehensive than the regulation present in the United States.

     Prior to commencing human clinical trials in the United States, the sponsor must file an Investigational New Drug ("IND") application with the FDA. In order to receive IND status, the sponsor of the new drug must provide available manufacturing data, pre-clinical data, information about any use of the drug in humans in other countries or in the United States for other purposes, and a detailed plan for the conduct of the proposed clinical trials. The design of these trials, also referred to as the study protocols, is essential to the success of the drug development effort because the protocols must correctly anticipate the nature of the data to be generated and results that the FDA will require before approving the drug. In the absence of any FDA comments within 30 days after the IND filing, human clinical trials may begin.

INTELLECTUAL PROPERTY

     Kendle has developed certain computer software and related methodologies that the Company has sought to protect through a combination of contracts, copyrights and trade secrets. However, the Company would not consider the loss of exclusive rights to any of this software or methodology to be material to the Company's business.

EMPLOYEES

     At March 31, 1998, the Company had 870 full-time employees. The Company's performance depends on its ability to attract, develop, motivate and retain qualified professional, scientific and technical staff. There is significant competition for employees with the skills required to perform the services offered by the Company from other CROs as well as from the in-house research departments of pharmaceutical and biotechnology companies and other enterprises. None of the Company's employees are covered by a collective bargaining agreement. The Company has never experienced any work stoppages or slowdowns and considers its relationship with its employees to be good.

FACILITIES

     The Company leases all of its facilities. The Company's principal executive offices are located in Cincinnati, Ohio, where it leases approximately 56,000 square feet under a lease expiring in May 2006. The lease requires annual base rentals of approximately $775,000 increasing to approximately $970,000 by May 2006. The Company also maintains offices in Chicago, Illinois; Los Angeles, California; San Diego, California; New London, Connecticut; Cranford, New Jersey; Princeton, New Jersey; London, England; Milan, Italy; Utrecht, The Netherlands; Munich, Germany and through a joint venture in Beijing, China.

     Management believes that such offices are sufficient to meet its present needs and does not anticipate any difficulty in securing additional space, as needed, on terms acceptable to the Company.

LITIGATION

     The Company is not involved in any litigation, nor, to the Company's knowledge, is any litigation currently threatened against the Company, which could have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The executive officers, directors and other key employees of the Company as of March 31, 1998 are as follows:

                NAME                   AGE                       POSITION
                ----                   ---                       --------
Candace K. Bryan, Pharm.D.(1)........  51    Chairman of the Board and Chief Executive Officer
Christopher C. Bergen(2).............  47    President, Chief Operating Officer, Secretary and
                                             Member, Board of Directors
Timothy M. Mooney....................  50    Vice President--Finance, Chief Financial Officer,
                                             Treasurer and Member, Board of Directors
Philip E. Beekman(1)(2)..............  66    Member, Board of Directors
Charles A. Sanders, M.D.(1)(2).......  65    Member, Board of Directors
James G. O'Donnell, M.B., B.A.O.,....        Vice President, European Operations
  B.C.h..............................  43
Frank L. Santoro, M.D................  38    Vice President, North American Operations
T. Y. Lee, Sc.D......................  56    Vice President, Clinical Development and Asian
                                             Affairs
Peter F. Djuric, Pharm.D.............  49    Director, Clinical Research
Jere M. Hardy........................  53    Director, Clinical Data Management
Lois B. Rosenberger, Ph.D............  47    Director, Regulatory Affairs
Stephen G. Scheurer..................  49    Director, Human Resources
William K. Sietsema, Ph.D............  42    Director, Clinical Research
Mandyam K. Srirama, Ph.D.............  64    Director, Biostatistics
Gary M. Wedig........................  48    Director, Information Technology

---------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

     CANDACE K. BRYAN, PHARM. D., co-founded the Company in 1981 and has served as Chief Executive Officer and as a director of Kendle since its incorporation and has been Chairman of the Board since 1991. From 1979-1981, Dr. Bryan served as Clinical Associate Professor of Pediatrics at University of Pennsylvania School of Medicine; Clinical Assistant Professor at Philadelphia College of Pharmacy and Sciences and Director, Department of Pharmacy, The Children's Hospital of Philadelphia. From 1974 to 1978, Dr. Bryan served in a variety of positions at the University of North Carolina School of Pharmacy and School of Medicine. Dr. Bryan has published more than 15 scientific articles. Additionally, Dr. Bryan recently was elected to serve on the Board of Directors of H.J. Heinz Company, a food products manufacturer. Dr. Bryan is the wife of Christopher C. Bergen, President and Chief Operating Officer of the Company.

     CHRISTOPHER C. BERGEN co-founded the Company in 1981 and has served as President and Chief Operating Officer of Kendle since 1981 and has served as a director of the Company since its incorporation. From 1977 through 1981, Mr. Bergen served in various capacities at The Children's Hospital of Philadelphia, most recently as Associate Vice President. Mr. Bergen is the husband of Candace
K. Bryan, Chief Executive Officer of the Company.

     TIMOTHY M. MOONEY joined the Company in May 1996 and was elected to the Board of Directors in January 1997. Prior to joining Kendle as Vice President--Finance, Chief Financial Officer and Treasurer, Mr. Mooney was the Vice President, Chief Financial Officer and Treasurer of The Future Now, Inc., a computer reseller. From May 1988 to July 1994, Mr. Mooney served as Senior Vice President and Chief Financial Officer of Hook-SupeRx, Inc., a retail drugstore chain. Mr. Mooney was previously a partner with Coopers & Lybrand L.L.P. Mr. Mooney serves as a director of Winton Financial Corporation, a unitary savings and loan holding company.

     PHILIP E. BEEKMAN was elected a member of the Board of Directors of the Company in January 1997. Mr. Beekman is the President of Owl Hollow Enterprises, a consulting and investment company. Prior to July 1994, Mr. Beekman served as Chairman of the Board and Chief Executive Officer of Hook-SupeRx, Inc. Mr. Beekman is a director of Consolidated Cigar Holdings, Inc., a tobacco products company; the National Association of Chain Drug Stores; General Chemical Group Inc., a supplier of soda ash and other chemicals; B.T. Office Products International, a distributor of commercial office supply products; Linens 'N Things, a retail chain of home furnishings; the Ladies Professional Golf Association, and the National Organization on Disability.

     CHARLES A. SANDERS, M.D., was elected a member of the Board of Directors of the Company in January 1997. From 1989 to 1994, Dr. Sanders was Chief Executive Officer of Glaxo Inc., and he served as Chairman of that company from 1992 to 1995. Prior to joining Glaxo Inc., Dr. Sanders spent eight years with Squibb Corp. where he held a number of senior positions including Vice Chairman. Previously, Dr. Sanders was general director of Massachusetts General Hospital and Professor of Medicine at Harvard Medical School. He is currently a member of the Institute of Medicine of the National Academy of Sciences, a trustee of the University of North Carolina at Chapel Hill, chairman of Project HOPE and chairman of the Commonwealth Fund. Dr. Sanders serves as a director of StaffMark, Inc., a provider of diversified staffing services to businesses, healthcare providers and government agencies, Magainin Pharmaceuticals, Inc., Vertex Pharmaceuticals, Incorporated, Pharmacopeia, Inc., SCIOS, Inc. and Trimeris, Inc., all biopharmaceutical companies engaged in the development of medicines for serious diseases.

     JAMES G. O'DONNELL, M.B., B.A.O., B.C.H., joined Kendle in December 1997 as Vice President European Operations, based in West London, England. Prior to joining the Company, Dr. O'Donnell was Head of Business Development, Europe for Innovex, Inc. In 1995 and 1996 Dr. O'Donnell was the Chief Executive Officer for Unilabs Clinical Trials Ltd., and from 1988 to 1995 he held positions as Medical Director, Director Business Development and Head of Clinical Research at Chiltern International Ltd. Prior to entering the clinical development field, Dr. O'Donnell practiced medicine for ten years in the U.K. and the Middle East.

     FRANK L. SANTORO, M.D., joined Kendle in October 1997 as Vice President North American Operations, responsible for all clinical operations throughout the United States. Prior to joining Kendle, Dr. Santoro was the Vice President Clinical Research Services with Innovex, Inc. From 1990 through 1995, Dr. Santoro was with ClinTrials Research first as a Medical Director and later as a General Manager. From 1989 to 1990, he served as the Director of Clinical Research for G.H. Besselaar. Prior to entering the CRO industry, Dr. Santoro served as a Public Health Services Volunteer in Alaska and a Research Fellow at The Ohio State University.

     T. Y. LEE, SC.D. joined Kendle in February 1998 through the ACER/EXCEL Acquisition. Dr. Lee is the founder of ACER/EXCEL and served as its Chairman and Chief Executive Officer. Prior to ACER/EXCEL, Dr. Lee was a Vice President of Ayerst Labs in charge of Biostatistics and Clinical Programming, and has also worked for Hoechst-Roussel and Merck Sharp & Dohme Research Laboratories. Dr. Lee has been published in a variety of professional journals.

     PETER E. DJURIC, PHARM. D., joined Kendle in 1991 as Assistant Director, Clinical Research and has served as Director, Clinical Research since December 1995. Dr. Djuric is responsible for physical and resource management of large trials and antiarrhythmia compounds as well as the development of new business in the cardiovascular area.

     JERE M. HARDY, joined Kendle in 1994 as Director, Clinical Data Management. He has over 20 years of experience in the pharmaceutical industry. From June 1990 through June 1994, he served as Director, Special Projects at SmithKline Beecham where he provided management and technical support for Clinical Research and Development computing activities with emphasis on new technologies. He was also responsible for the development and global coordination of the implementation of strategic software systems in support of Clinical Data Management worldwide.

     LOIS B. ROSENBERGER, PH.D., joined Kendle as Director, Regulatory Affairs in September 1996. She has over 20 years of cardiovascular research experience in both academia and the pharmaceutical industry. From April 1996 to August 1996, she served as President, Comprehensive Regulatory Compliance, Inc., a provider of consulting services in global regulatory affairs. From November 1994 to March 1996, she served as Director, Regulatory Affairs/Safety for Medisorp Technologies International, L.P. where she was responsible for all compliance issues. From September 1991 to March 1994, she held various positions at The Procter & Gamble Company most recently as Section Head, Regulatory Affairs.

     STEPHEN G. SCHEURER joined Kendle in February 1997 as the Director, Human Resources. He has over 18 years of human resources experience primarily in the professional/financial services and retail industries. Prior to joining Kendle, Mr. Scheurer served as the Vice President Human Resources for Western-Southern Life Insurance Company from April 1995 to February 1997. From 1988 to 1995, Mr. Scheurer held various human resource positions with Lazarus Department Stores, a division of Federated Department Stores, Inc., and from 1984 and 1988 Mr. Scheurer was personnel manager for Coopers & Lybrand L.L.P.

     WILLIAM K. SIETSEMA, PH.D., joined Kendle as Assistant Director, Clinical Research in 1996 after 12 years in various clinical positions at The Procter & Gamble Company. His most recent position was Section Head, Bone Research. He is an expert in bone therapeutics, histology, histomorphometry and biomechanics. Dr. Sietsema is currently Director, Clinical Research. His responsibilities include project management and new business development in the skeletal disease and inflammation area.

     MANDYAM K. SRIRAMA, PH.D., joined Kendle as Director of Biostatistics in 1995. Dr. Srirama has over 26 years of experience in all biostatistical aspects of clinical trials. From 1977 to 1994, he was employed at the Parke-Davis Pharmaceuticals Research Division of Warner-Lambert, where his most recent position was Director, Biometrics. Prior to such position, he held various positions in the statistics and biometrics areas at Warner-Lambert. He is an expert in design, statistical monitoring and analysis of clinical trials. His therapeutic areas of experience include: central nervous system (Alzheimer's disease, epilepsy, depression), gastrointestinal, anti-inflammatory (NSAID), endocrine (reproductive), anti infective, and dermatologics.

     GARY M. WEDIG, joined Kendle as Director, Information Technology in 1995, after 15 years in developing and managing various information systems functions supporting pharmaceutical research and development. From 1977 to 1995, he held various positions at Marion Merrell Dow Inc., most recently as Director, Information Systems Services, in which capacity he provided management and technical support for Information Systems, Research and Development for Global Systems & Quality Improvement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee, composed of Mr. Beekman (Chairman), Dr. Bryan and Dr. Sanders, determines the compensation of the Company's executive officers. A subcommittee composed solely of Mr. Beekman and Dr. Sanders administers the 1997 Stock Option and Stock Incentive Plan. See "Certain Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation paid or accrued by the Company for services rendered in each of the last three fiscal years for the Company's Chief Executive Officer and each of the Company's executive officers whose total salary and bonus exceeded $100,000 during 1997.

                                                                     LONG-TERM
                                   ANNUAL COMPENSATION          COMPENSATION AWARDS
                             --------------------------------   -------------------
                                                                    SECURITIES         ALL OTHER
NAME AND PRINCIPAL POSITION  FISCAL YEAR    SALARY     BONUS    UNDERLYING OPTIONS    COMPENSATION
---------------------------  -----------   --------   -------   -------------------   ------------
Candace K. Bryan........        1997       $153,444   $70,000           2,250            $    0
  Chairman of the Board         1996        122,400         0               0             6,064
  of Directors and              1995        123,754         0               0             2,099
  Chief Executive Officer
Christopher C. Bergen...        1997        145,944    56,000           2,000                 0
  President and Chief           1996        122,400         0               0             2,291
  Operating Officer             1995        123,129         0               0             2,099
Timothy M. Mooney(1)....        1997        134,671    42,000           1,650                 0
  Vice President-Finance,       1996         72,035         0         135,050                 0
  Chief Financial Officer
     and Treasurer

---------------
(1) Mr. Mooney joined Kendle in May 1996.

     The following table provides certain information with respect to grants of stock options to the executives officers named in the Summary Compensation Table above pursuant to the Company's 1997 Stock Option and Stock Incentive Plan during the year ended December 31, 1997.

                                                                                        POTENTIAL REALIZABLE
                                                                                              VALUE AT
                                                                                           ASSUMED ANNUAL
                                                 PERCENT OF                                     RATE
                                   NUMBER OF       TOTAL                                   OF STOCK PRICE
                                   SECURITIES     OPTIONS                                   APPRECIATION
                                   UNDERLYING    GRANTED TO    EXERCISE                 FOR OPTION TERM(2)(3)
                                    OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   ---------------------
              NAME                 GRANTED(1)   FISCAL YEAR    PER SHARE      DATE         5%          10%
              ----                 ----------   ------------   ---------   ----------   ---------   ---------
Candace K. Bryan.................    2,250          0.44%       $14.00      08/22/07     $19,810     $50,203
Christopher C. Bergen............    2,000          0.39%        14.00      08/22/07      17,609      44,625
Timothy M. Mooney................    1,650          0.32%        14.00      08/22/07      14,527      36,815

---------------
(1) Options are exercisable in five equal annual installments beginning one year after the date of grant.

(2) Potential realizable value is calculated from the exercise price of the options granted.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

     The following table sets forth information concerning the value of unexercised options as of December 31, 1997 held by the executives named in the Summary Compensation Table above.

                          NUMBER OF                          NUMBER OF UNDERLYING             VALUE OF UNEXERCISED
                          SECURITIES                        UNEXERCISED SECURITIES                IN-THE-MONEY
                          UNDERLYING                              OPTIONS AT                       OPTIONS AT
                           OPTIONS                             FISCAL YEAR-END                 FISCAL YEAR-END(1)
          NAME            EXERCISED    VALUE REALIZED     EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
          ----            ----------   --------------   ------------------------------   ------------------------------
Candace K. Bryan........      0              0                  0           2,250         $        0        $6,188
Christopher C. Bergen...      0              0                  0           2,000                  0         5,500
Timothy M. Mooney.......      0              0            135,050           1,650          2,098,677         4,538

---------------

(1) Represents the number of shares optioned multiplied by the difference between $16.75, the fair market value of the Common Stock at December 31, 1997, and the exercise price for that option.

PROTECTIVE COMPENSATION ARRANGEMENTS

     The Company maintains Protective Compensation and Benefit Agreements with certain employees, including all executive officers of the Company. These agreements expire December 31, 1999 and the term of these agreements will be automatically extended in one year increments, subject to review and approval by the Board of Directors. On the first anniversary of the agreements and with each anniversary thereafter, unless notice of intent not to so extend any agreement is given by either party at least 60 days before such anniversary date, the agreements will continue in effect for an additional year. If a Change in Control (as defined in the agreements) occurs while the agreements are in effect, such agreements shall not expire before the second anniversary of the Change in Control. The agreements are intended, in the event of a Change in Control, to induce key personnel to remain in the employment of the Company.

     In the event of a Change in Control, the agreements provide that if the covered individual is terminated from employment by the Company within 24 months following the Change in Control (except for Death, Disability or Cause, each as defined in the agreements) or if the individual resigns for Good Reason (as defined in the agreements) within 12 months following the Change in Control, the Company, in addition to those payments to which the individual is otherwise entitled pursuant to the terms of the Company's benefit plans (other than any severance pay), will pay to the individual Change in Control Compensation (as defined in the agreements).

     The Change in Control Compensation includes (i) a lump sum cash payment in an amount equal to two times the individual's annual compensation (base salary and bonus) in effect immediately prior to his or her termination of employment or the date of the Change in Control, if greater, and (ii) benefit continuation for a period of two years. The agreements also provide that the Company shall be required to make an additional payment to each covered individual to compensate for the effect of any excise tax under Section 4999 of the Internal Revenue Code that may be imposed on the Change in Control Compensation and any other payments received by the individual. At March 31, 1998, the total cost to the Company, for Dr. Bryan, Mr. Bergen and Mr. Mooney, assuming each became entitled to Change in Control Compensation as of that date, would be approximately $1,118,000 excluding payment for excise taxes, if any. The total cost to the Company for all employees covered by these agreements, assuming each such individual is entitled to Change in Control Compensation as of that date, would be approximately $6,838,000, excluding benefits and payment for excise taxes, if any.

     The Company also has adopted a bonus plan under which each Company employee may be eligible for merit-based bonuses up to 100% of her or his base salary.

401(k) PLAN

     The Company maintains a 401(k) retirement plan covering substantially all U.S. employees. Under the plan, an employee must complete six months of service and meet minimum age requirements to be eligible to participate in the plan. Eligible employees may elect to have between 1% and 15% of their before-tax pay contributed to the plan. The Company's contribution under the profit sharing provision is determined annually by the Board of Directors. The Company matches contributions up to 25% of the first 6% contributed by the employee.

STOCK-BASED INCENTIVES

     The Company's 1997 Stock Option and Stock Incentive Plan (the "Plan") provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights ("SARs"), restricted stock awards, unrestricted stock awards and performance unit awards with respect to up to 1,000,000 shares of Common Stock. The Plan also provides for the grant of options to purchase shares of Common Stock by non-employee directors of the Company.

     Options, SARs and restricted stock awards may be granted to any employee of the Company, or any advisor or consultant to Kendle. Incentive stock options can only be granted to Kendle employees. The Plan is administered by a subcommittee of the Compensation Committee. The Plan provides that all exercise prices for non-qualified options must equal at least 95% of market value of the Common Stock on the date of grant. A SAR entitles the grantee to receive upon exercise cash equal to the excess of the fair market value of the shares of Common Stock covered by the SAR at the time of exercise over a base price which shall be established by the Committee in connection with a particular grant of SARs. Both options and SARs expire ten years after the date of grant, though the Committee can provide for a shorter term for a particular grant. The subcommittee of the Compensation Committee has broad discretion in delineating the terms of the grant of awards under the Plan, subject to the restrictions outlined above.

     The Company has outstanding options granted as of March 31, 1998 for ten year periods under the 1997 Stock Option and Stock Incentive Plan for the purchase of an aggregate of 301,350 shares of the Company's Common Stock at prices ranging from $9.50 to $20.00. Outstanding options granted under a previous plan total 622,270 as of March 31, 1998, at prices ranging from $0.91 to $1.21. Of the total options outstanding under the plans, 272,175 are immediately exercisable at prices ranging from $0.91 to $1.21.

     In May 1998, the Company's shareholders approved the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan provides for the issuance of a maximum of 500,000 shares of Common Stock through payroll deductions. Each full-time employee of the Company with at least one month of service is eligible to participate under the Stock Purchase Plan unless the employee would own more than 5% of the outstanding Common Stock or would have the ability to purchase stock with a fair market value of greater than $25,000 (as determined at the time of grant) during any calendar year. To participate in the Stock Purchase Plan, an employee must authorize payroll deductions of any whole percentage from 1% to 10% of such participant's annual salary. The Stock Purchase Plan will be implemented through one 12-month purchase period each calendar year. On the first day of each purchase period, each participant will be deemed to have been granted the right to purchase a number of shares of Common Stock equal to the accumulated payroll deductions that will be made during the purchase period divided by the applicable share price. The applicable share price will be 85% of the lower of the fair market value on the first day or last day of each purchase period.

COMPENSATION OF DIRECTORS

     Non-employee members of the Board of Directors will receive $1,000 for each meeting of the Board of Directors attended and $500 for each Committee meeting attended. Meeting fees will be paid quarterly, in arrears, in shares of Common Stock pursuant to the terms of the 1997 Directors' Compensation Plan. The Common Stock issued under such plan will be valued based on the average of the closing price of the Common Stock on the Nasdaq National Market for the ten immediately preceding trading days.

     Each non-employee director also received a ten year option to purchase 10,000 shares of Common Stock concurrently with the closing of the Company's IPO, and will receive ten year options to purchase Common Stock at fair market value on the date of grant for 5,000 shares on the next annual election to the Board and 1,000 shares on each subsequent election.

                              CERTAIN TRANSACTIONS

     The Company made payments in 1996 and 1997 and the first three months of 1998 of approximately $97,500, $397,000 and $193,000, respectively, to a construction company owned by a relative of Dr. Bryan for construction and renovations at its principal executive offices. Such work is continuing. Management believes that payments to the construction company are on terms no less favorable than those that could have been negotiated with unaffiliated third parties.

     In connection with the U-Gene Acquisition, the Company borrowed funds from NationsBank, N.A. an affiliate of NationsBanc Montgomery Securities, LLC, one of the Representatives. These funds were repaid in full with proceeds from the Company's IPO. The Company also issued warrants to purchase 153,738 shares of Common Stock at $0.01 per share in connection with the loan. The warrants were exercised in full contemporaneously with the consummation of the IPO. NationsBank is also a lender on the Senior Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock and as adjusted to give effect to the sale of Common Stock in the Offering by (i) each Selling Shareholder, (ii) each shareholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (iii) each director, (iv) each executive officer and (v) all executive officers and directors as a group. The Selling Shareholders will bear none of the expenses of the Offering other than the underwriting commissions applicable to the shares to be sold by them.

                                                              SHARES BENEFICIALLY OWNED
                                      BEFORE OFFERING(1)      -------------------------      AFTER OFFERING(1)
                                    -----------------------     SHARES TO BE SOLD IN      -----------------------
                                    NO. OF SHARES   PERCENT        THE OFFERING(1)        NO. OF SHARES   PERCENT
                                    -------------   -------   -------------------------   -------------   -------
Candace K. Bryan(2)...............    1,368,716      15.9                   0               1,368,716      12.9
Christopher C. Bergen.............    1,060,784      12.3                   0               1,060,784      10.0
Kendle Stock Trust................      620,500       7.2                   0                 620,500       5.9
T.Y. Lee(3).......................      236,129       2.7              17,511                 218,618       2.1
Jean C. Lee(3)....................      211,258       2.5              15,666                 195,592       1.8
Albrecht M. Neiss(4)..............      143,861       1.7              50,624                  93,237         *
Timothy M. Mooney(5)..............      136,550       1.6                   0                 136,550       1.3
Michael G. Minor(3)...............       66,523         *               4,933                  61,590         *
Conway K. Lee(3)..................       43,150         *               3,200                  39,950         *
Trust fbo Jennifer K. Lee(3)......       43,150         *               3,200                  39,950         *
Steven K. Lee(3)..................       43,150         *               3,200                  39,950         *
Citicorp Trust(3).................       22,474         *               1,666                  20,808         *
Philip E. Beekman(6)..............       13,261         *                   0                  13,261         *
Charles A. Sanders(6).............       15,161         *                   0                  15,161         *
All executive officers and
Directors as a group (5
  persons)(7).....................    2,594,472      29.6                   0               2,594,472      24.1

---------------

(1) Applicable percentage of ownership prior to this Offering is based upon shares of Common Stock outstanding as of March 31, 1998. Applicable percentage ownership after the Offering includes an additional shares of Common Stock which are being included for sale by the Company in the Offering (based on the offering price of $25.375 per share). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares shown as beneficially owned. Shares of Common Stock subject to options currently exercisable or exercisable on or before March 31, 1998, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Includes 18,980 shares held directly by Hazel Kendle, mother of Dr. Bryan.

(3) Individual (or trust, as the case may be) is a Selling Shareholder who acquired the shares offered for sale pursuant to this Prospectus in connection with the ACER/EXCEL Acquisition. The number of shares listed as beneficially owned by these selling shareholders excludes certain shares that are currently subject to escrow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(4) Individual is a Selling Shareholder who acquired the shares offered for sale pursuant to this Prospectus in connection with the gmi Acquisition.

(5) Includes 135,050 shares issuable upon the exercise of vested options.

(6) Includes 10,000 shares issuable upon the exercise of vested options.

(7) Includes 155,050 shares issuable upon the exercise of vested options.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, without par value, and 100,000 shares of undesignated preferred stock. The following description is a summary and is qualified in its entirety by the provisions of the Company's Restated and Amended Articles of Incorporation and Amended Code of Regulations and by provisions of Ohio law.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders do not have the right to cumulate their votes in the election of directors. Subject to preferences granted to holders of preferred stock, holders of Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may validly declare from funds legally available. In the event of liquidation, each outstanding share of Common Stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and any preferred stock liquidation preferences. See "Dividend Policy." Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or any other securities of the Company. There are no redemption or sinking fund provisions with regard to the Common Stock. All outstanding shares of Common Stock are fully paid, validly issued and non-assessable. The affirmative vote of a majority of all outstanding shares of Common Stock is required to amend the Restated and Amended Articles of Incorporation and to approve mergers, reorganizations and similar transactions.

PREFERRED STOCK

     The Company has authorized 100,000 shares of preferred stock which may be issued from time to time in series having such designated preferences and rights, qualifications and limitations as the Board of Directors may determine without any approval of shareholders. Preferred stock could be given rights which would adversely affect the equity of holders of Common Stock and could have preference over Common Stock with respect to dividend and liquidation rights. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change of control of the Company.

PROVISIONS AFFECTING BUSINESS COMBINATIONS

     Chapter 1704 of the Ohio Revised Code may be viewed as having an anti-takeover effect. This statute, in general, prohibits an "issuing public corporation" (the definition of which would include the Company) from entering into a "Chapter 1704 Transaction" with the beneficial owner (or affiliates of such beneficial owner) of 10% or more of the outstanding shares of the corporation (an "interested shareholder") for at least three years following the date on which the interested shareholder attains such 10% ownership, unless the board of directors of the corporation approves, prior to such person becoming an interested shareholder, either the transaction or the acquisition of shares resulting in a 10% ownership. A "Chapter 1704 Transaction" is broadly defined to include, among other things, a merger or consolidation with, a sale of substantial assets to, or the receipt of a loan, guaranty or other financial benefit (which is not proportionately received by all shareholders) from, the interested shareholder. Following the expiration of such three-year period, a Chapter 1704 Transaction with the interested shareholder is permitted only if either: (i) the transaction is approved by the holders of at least two-thirds of the voting power of the corporation (or such different proportion as is set forth in the corporation's articles of incorporation), including a majority of the outstanding shares, excluding those owned by the interested shareholder; or (ii) the business combination results in the shareholders other than the interested shareholder receiving a prescribed "fair price" for their shares. One significant effect of Chapter 1704 is to cause a person or entity desiring to become an interested shareholder to negotiate with the board of directors of a corporation prior to becoming an interested shareholder.

     In addition, Section 1707.043 of the Ohio Revised Code requires a person or entity that makes a proposal to acquire the control of a corporation to repay to that corporation any profits made from trades in the corporation's stock within 18 months after making the control proposal.

     While the Company believes that these provisions are in its best interests, potential shareholders should be aware that such provisions could be disadvantageous to them because the overall effect of these statutes may be to render more difficult or to discourage the removal of incumbent management or the assumption of effective control by other persons.

LIABILITY OF DIRECTORS AND EXECUTIVE OFFICERS

     Under Ohio law, shareholders are entitled to bring suit, generally in an action on behalf of the corporation, to recover damages caused by breaches of the duty of care and the duty of loyalty owed to a corporation and its shareholders by directors and, to a certain extent, executive officers. Ohio law has codified the traditional business judgement rule. Ohio law provides that the business judgement presumption of good faith may only be overcome by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states.

     Further, Ohio law provides specific statutory authority for directors to consider, in addition to the interests of the corporation's shareholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and the nation; community and societal considerations; the long-term and short-term interests of the corporation and the shareholders; and the possibility that these interests may be best served by the continued independence of the corporation.

     Directors of Ohio corporations are, unless the corporation's articles or regulations otherwise provide, liable to the corporation for money damages for actions taken or failed to be taken as a director only if it is proven by clear and convincing evidence that the act or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or reckless disregard for the best interests of the corporation.

     Kendle's Amended and Restated Code of Regulations provides that the Company shall indemnify directors and officers to the fullest extent provided by Ohio law and shall advance to officers and directors under certain circumstances funds for expenses and liabilities incurred in connection with defending pending or threatened suits.

TRANSFER AGENT AND REGISTRAR

     The registrar and transfer agent for the Company's Common Stock is The Fifth Third Bank.

                                  UNDERWRITING

     The underwriters of the offering named below (the "Underwriters"), for whom Lehman Brothers Inc., J.C. Bradford & Co. and NationsBanc Montgomery Securities LLC are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which the Prospectus is a part, to purchase from the Company, the aggregate number of shares of Common Stock set forth opposite their respective names below:

                                                               NUMBER
                        UNDERWRITERS                          OF SHARES
                        ------------                          ---------
Lehman Brothers Inc.........................................
J.C. Bradford & Co..........................................
NationsBanc Montgomery Securities LLC.......................
                                                              ---------
     Total..................................................  2,100,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions, and that, if any of the foregoing shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the shares of Common Stock agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement (other than those covered by the over-allotment option described below), must be so purchased.

     The Company and the Selling Shareholders have been advised that the underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of the Prospectus, and to certain selected dealers (who may include the Underwriters) at such public offering price less a selling concession not in excess of
$          per share. The Underwriters may allow, and such dealers may reallow a
concession not in excess of $          per share to certain brokers and dealers.

     The Company has granted to the Underwriters an option to purchase up to an additional 315,000 shares of Common Stock at the public offering price, less the aggregate underwriting discounts and commissions shown on the cover page of the Prospectus, solely to cover over-allotments, if any. The option may be exercised at any time up to 30 days after the date of the Underwriting Agreement. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     The Company has agreed that, without the prior written consent of the Representatives, it will not, subject to certain limited exceptions, directly or indirectly, offer, sell, contract to sell or otherwise issue or dispose of any shares of Common Stock or any other capital stock of the Company for 90 days after the date of the Prospectus. All of the Selling Shareholders, have agreed that, without the prior written consent of the Representatives, they will not, subject to certain limited exceptions, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any other capital stock of the Company for a period of 90 days after the date of the Prospectus.

     In connection with the offering the rules of the Securities and Exchange Commission permit the Representatives to engage in certain transactions that stabilizes the price of the Common Stock. Such transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the Common Stock.

     In addition, if the Representatives over-allot (i.e., if they sell more shares of Common Stock than are set forth in the cover page of the Prospectus), and thereby create a short position by purchasing Common Stock in connection with the offering, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

     The Representatives also may improve a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the

Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling commission from the Underwriters and selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purposes of stabilization or to reduce a syndicate short position could cause the price of the security to be higher that it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

     In connection with the U-Gene Acquisition, the Company borrowed funds from NationsBank, N.A. an affiliate of NationsBanc Montgomery Securities LLC, one of the Representatives. These funds were repaid in full with proceeds from the Company's IPO. The Company also issued warrants to NationsBank to purchase 153,738 shares of Common Stock at $0.01 per share in connection with the loan. The warrants were exercised in full contemporaneously with the consummation of the IPO. NationsBank is also a lender on the Senior Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 LEGAL MATTERS

     Certain legal matters in connection with the Offering will be passed upon for the Company by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio and for the Underwriters by Kramer, Levin, Naftalis & Frankel, New York, New York. Attorneys of Keating, Muething & Klekamp, P.L.L. own approximately 6,000 shares of the Company's Common Stock.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997; the balance sheets of ACER/EXCEL Inc. as of December 31, 1996 and 1997 and the related statements of operations, shareholders' equity and cash flows of each of the two years in the period ended December 31, 1997; the consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996 for U-Gene; and the statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996 for gmi each included in this Prospectus have been included herein in reliance upon the reports of Coopers & Lybrand L.L.P. as relates to the Company and ACER/EXCEL INC., Coopers & Lybrand N.V. (The Netherlands) as relates to U-Gene, and Coopers & Lybrand GmbH (Germany) as relates to gmi, independent accountants, given on the authority of those firms as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGES
                                                              -----
KENDLE INTERNATIONAL INC. FINANCIAL STATEMENTS
Report of Independent Accountants...........................  F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1996 and
     1997; and March 31, 1998 (Unaudited)...................  F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1995, 1996 and 1997; and for the three
     months ended March 31, 1997 and 1998 (Unaudited).......  F-4
  Consolidated Statements of Changes in Shareholders' Equity
     for the years ended December 31, 1995, 1996 and 1997;
     and for the three months ended March 31, 1998
     (Unaudited)............................................  F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995, 1996 and 1997; and for the three
     months ended March 31, 1997 and 1998 (Unaudited).......  F-6
Notes to Consolidated Financial Statements..................  F-8

ACER/EXCEL INC. FINANCIAL STATEMENTS
Report of Independent Accountants...........................  F-20
Financial Statements:
  Balance Sheets as of December 31, 1996 and 1997...........  F-21
  Statements of Operations for the years ended December 31,
     1996 and 1997..........................................  F-22
  Statements of Changes in Shareholders' Equity for the
     years ended December 31, 1996 and 1997.................  F-23
  Statements of Cash Flows for the years ended December 31,
     1996 and 1997..........................................  F-24
Notes to Financial Statements...............................  F-25

GMI GESELLSCHAFT FUR ANGEWANDTE MATHEMATIK UND INFORMATIK
  mbH FINANCIAL STATEMENTS
Report of Independent Accountants...........................  F-30
Financial Statements:
  Statements of Operations for the years ended December 31,
     1995 and 1996; and for the six months ended June 30,
     1996 and 1997 (Unaudited)..............................  F-31
  Statements of Changes in Shareholders' Equity for the
     years ended December 31, 1995 and 1996; and for the six
     months ended June 30, 1997 (Unaudited).................  F-32
  Statements of Cash Flows for the years ended December 31,
     1995 and 1996; and for the six months ended June 30,
     1996 and 1997 (Unaudited)..............................  F-33
Notes to Financial Statements...............................  F-34

U-GENE RESEARCH B.V. FINANCIAL STATEMENTS
Report of Independent Accountants...........................  F-37
Financial Statements:
  Consolidated Statements of Operations for the years ended
     December 31, 1995 and 1996; and for the six months
     ended June 30, 1996 and 1997 (Unaudited)...............  F-38
  Consolidated Statement of Changes in Shareholders' Equity
     for the years ended December 31, 1995 and 1996; and for
     the six months ended June 30, 1997 (Unaudited).........  F-39
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995 and 1996; and for the six months
     ended June 30, 1996 and 1997 (Unaudited)...............  F-40
Notes to Consolidated Financial Statements..................  F-41

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Kendle International Inc.

     We have audited the accompanying consolidated balance sheets of Kendle International Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kendle International Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.
Cincinnati, Ohio
February 18, 1998, except as to
  the information presented in Note 5
  for which the date is March 9, 1998

KENDLE INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                      -------------------------     MARCH 31,
                                                         1996          1997           1998
                                                         ----          ----         ---------
                                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................  $2,047,476    $15,766,963    $ 7,942,400
  Available for sale securities.....................                  8,438,650      1,897,693
  Accounts receivable...............................   3,561,590     15,027,791     19,946,782
  Unreimbursed investigator and project costs.......     980,597      5,174,967      6,354,429
  Other current assets..............................      34,426      1,845,297      2,734,288
                                                      ----------    -----------    -----------
          Total current assets......................   6,624,089     46,253,668     38,875,592
                                                      ----------    -----------    -----------
Property and equipment:
  Furnishings, equipment and other..................   1,177,416      5,126,862      7,007,942
  Equipment under capital leases....................   1,588,135      3,225,190      4,291,077
  Less: accumulated depreciation and amortization...    (930,550)    (2,157,360)    (2,772,589)
                                                      ----------    -----------    -----------
     Net property and equipment.....................   1,835,001      6,194,692      8,526,430
                                                      ----------    -----------    -----------
Excess of purchase price over net assets acquired...                 25,929,433     41,109,306
Other assets........................................     164,020      1,246,815      4,143,952
                                                      ----------    -----------    -----------
          Total assets..............................  $8,623,110    $79,624,608    $92,655,280
                                                      ==========    ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of obligations under capital
     leases.........................................  $  360,203    $   627,836    $   923,707
  Trade payables....................................     913,371      9,837,358      8,281,432
  Advances against investigator and project costs...     776,565      1,303,310      1,546,667
  Advance billings..................................   4,303,809      8,066,286     11,440,341
  Accrued compensation and related payroll
     withholdings and taxes.........................     250,758      2,261,752      2,021,362
  Income taxes payable..............................      62,914      1,413,993      1,729,282
  Other accrued liabilities.........................     250,000      2,032,760      2,283,159
                                                      ----------    -----------    -----------
     Total current liabilities......................   6,917,620     25,543,295     28,225,950
                                                      ----------    -----------    -----------
Obligations under capital leases, less current
  portion...........................................     761,029      1,617,256      2,092,389
Note payable........................................                  1,470,000      1,440,000
Other liabilities...................................                    645,248        980,652
                                                      ----------    -----------    -----------
     Total liabilities..............................   7,678,649     29,275,799     32,738,991
                                                      ----------    -----------    -----------
Shareholders' equity:
  Preferred stock -- no par value; 100,000 shares
     authorized Common stock -- no par value;
     15,000,000 shares authorized; 3,650,000 shares
     issued and outstanding at December 31, 1996;
     7,582,367 shares issued and outstanding at
     December 31, 1997; 8,282,685 issued and
     outstanding at March 31, 1998..................      75,000         75,000         75,000
  Additional paid-in capital........................     270,396     50,186,639     58,679,723
  Retained earnings.................................     599,065        351,970      1,796,356
  Net unrealized holdings gains (losses) on
     available for sale securities, net of tax......                       (759)        64,473
  Cumulative foreign currency translation
     adjustment.....................................                   (264,041)      (699,263)
                                                      ----------    -----------    -----------
     Total shareholders' equity.....................     944,461     50,348,809     59,916,289
                                                      ----------    -----------    -----------
          Total liabilities and shareholders'
            equity..................................  $8,623,110    $79,624,608    $92,655,280
                                                      ==========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

KENDLE INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        FOR THE THREE MONTHS
                                                FOR THE YEARS ENDED DECEMBER 31,          ENDED MARCH 31,
                                             --------------------------------------   ------------------------
                                                1995         1996          1997          1997         1998
                                                ----         ----          ----          ----         ----
                                                                                            (UNAUDITED)
Net revenues...............................  $6,117,679   $12,959,054   $44,232,899   $5,961,576   $19,765,139
Cost and expenses:
  Direct costs.............................   3,563,849     8,176,375    25,817,887    3,375,497    10,836,878
  Selling, general and administrative......   1,775,613     3,277,931    11,602,708    1,892,872     5,721,360
  Depreciation and amortization............     167,769       315,541     1,583,521      150,066       900,858
                                             ----------   -----------   -----------   ----------   -----------
                                              5,507,231    11,769,847    39,004,116    5,418,435    17,459,096
     Income from operations................     610,448     1,189,207     5,228,783      543,141     2,306,043
                                             ----------   -----------   -----------   ----------   -----------
Other income (expense):
  Interest income..........................       6,276        14,746       368,768       11,803       200,864
  Interest expense.........................     (69,361)      (65,127)     (424,768)     (30,932)      (51,843)
  Other....................................                    (4,470)      (59,053)       4,860        22,885
                                             ----------   -----------   -----------   ----------   -----------
                                                (63,085)      (54,851)     (115,053)     (14,269)      171,906
  Income before income taxes and
     extraordinary item....................     547,363     1,134,356     5,113,730      528,872     2,477,949
  Income taxes.............................                               1,451,184                  1,033,563
                                             ----------   -----------   -----------   ----------   -----------
  Income before extraordinary item.........     547,363     1,134,356     3,662,546      528,872     1,444,386
  Extraordinary item, net of tax benefit...                              (1,139,823)
                                             ----------   -----------   -----------   ----------   -----------
     Net income............................  $  547,363   $ 1,134,356   $ 2,522,723   $  528,872   $ 1,444,386
                                             ==========   ===========   ===========   ==========   ===========
Pro forma income data:
  Income before extraordinary item.........  $  547,363   $ 1,134,356   $ 3,662,546   $  528,872
  Pro forma adjustment for income taxes....     218,945       453,742       608,777      211,549
                                             ----------   -----------   -----------   ----------
  Pro forma income before extraordinary
     item..................................     328,418       680,614     3,053,769      317,323
  Extraordinary item, net of tax benefit...                              (1,139,823)
                                             ----------   -----------   -----------   ----------
  Pro forma net income.....................  $  328,418   $   680,614   $ 1,913,946   $  317,323
                                             ==========   ===========   ===========   ==========
Income per share data (pro forma for 1995,
  1996 and 1997):
Basic:
  Income per share before extraordinary
     item..................................  $     0.09   $      0.19   $      0.60   $     0.09   $      0.18
  Extraordinary item per share.............                                   (0.22)
                                             ----------   -----------   -----------   ----------   -----------
  Net income per share.....................  $     0.09   $      0.19   $      0.38   $     0.09   $      0.18
                                             ==========   ===========   ===========   ==========   ===========
  Weighted average shares outstanding......   3,650,000     3,650,000     5,055,452    3,650,000     7,959,716
Diluted:
  Income per share before extraordinary
     item..................................  $     0.09   $      0.17   $      0.53   $     0.08   $      0.17
  Extraordinary item per share.............                                   (0.20)
                                             ----------   -----------   -----------   ----------   -----------
  Net income per share.....................  $     0.09   $      0.17   $      0.33   $     0.08   $      0.17
                                             ==========   ===========   ===========   ==========   ===========
  Weighted average shares and potential
     shares outstanding....................   3,852,465     4,017,493     5,763,308    4,030,065     8,611,089

  The accompanying notes are an integral part of these consolidated financial statements.

KENDLE INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             COMMON STOCK                                       NET UNREALIZED
                          -------------------   ADDITIONAL     RETAINED         HOLDINGS GAINS       CUMULATIVE        TOTAL
                           NUMBER                 PAID-IN      EARNINGS     (LOSSES) ON AVAILABLE    TRANSLATION   SHAREHOLDERS'
                          OF SHARES   AMOUNT      CAPITAL      (DEFICIT)     FOR SALE SECURITIES     ADJUSTMENT       EQUITY
                          ---------   -------   -----------   -----------   ----------------------   -----------   -------------
Balance, January 1,
  1995..................  3,650,000   $75,000   $   577,040   $  (474,782)                                          $   177,258
Net income..............                                          547,363                                               547,363
Distributions to
  shareholders..........                           (306,644)      (72,581)                                             (379,225)
                          ---------   -------   -----------   -----------         ---------           ---------     -----------
Balance, December 31,
  1995..................  3,650,000    75,000       270,396                                                             345,396
Net income..............                                        1,134,356                                             1,134,356
Distributions to
  shareholders..........                                         (535,291)                                             (535,291)
                          ---------   -------   -----------   -----------         ---------           ---------     -----------
Balance, December 31,
  1996..................  3,650,000    75,000       270,396       599,065                                               944,461
Distributions to
  shareholders..........                                       (2,308,350)                                           (2,308,350)
Reclassification of S
  corporation retained
  earnings to additional
  paid-in capital.......                            461,468      (461,468)
Net proceeds from
  initial public
  offering..............  3,540,000              45,198,032                                                          45,198,032
Issuance of Common Stock
  in connection with the
  acquisition of gmi....    191,304               2,678,256                                                           2,678,256
Warrants issued and
  subsequently
  converted.............    153,738               1,501,537                                                           1,501,537
Shares issued under
  stock option plan.....     47,325                  43,048                                                              43,048
Income tax benefit from
  exercise of stock
  options...............                             33,902                                                              33,902
Net unrealized holdings
  loss on available for
  sale securities.......                                                          $    (759)                               (759)
Foreign currency
  translation
  adjustment............                                                                              $(264,041)       (264,041)
Net income..............                                        2,522,723                                             2,522,723
                          ---------   -------   -----------   -----------         ---------           ---------     -----------
Balance, December 31,
  1997..................  7,582,367    75,000    50,186,639       351,970              (759)           (264,041)     50,348,809
Shares issued under
  stock option plan
  (unaudited)...........     34,484                  36,992                                                              36,992
Issuance of Common Stock
  in connection with the
  acquisition of
  ACER/EXCEL
  (unaudited)...........    665,834               8,456,092                                                           8,456,092
Net unrealized holdings
  gain on available for
  sale securities
  (unaudited)...........                                                             65,232                              65,232
Foreign currency
  translation adjustment
  (unaudited)...........                                                                               (435,222)       (435,222)
Net income
  (unaudited)...........                                        1,444,386                                             1,444,386
                          ---------   -------   -----------   -----------         ---------           ---------     -----------
Balance, March 31, 1998
  (unaudited)...........  8,282,685   $75,000   $58,679,723   $ 1,796,356         $  64,473           $(699,263)    $59,916,289
                          =========   =======   ===========   ===========         =========           =========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

KENDLE INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      FOR THE THREE MONTHS ENDED
                                               FOR THE YEARS ENDED DECEMBER 31,                MARCH 31,
                                           ----------------------------------------   ---------------------------
                                              1995          1996           1997           1997           1998
                                           -----------   -----------   ------------   ------------   ------------
                                                                                              (UNAUDITED)
Cash Flows From Operating Activities:
  Net income.............................  $   547,363   $ 1,134,356   $  2,522,723   $   528,872    $ 1,444,386
  Adjustments to reconcile net income to
     cash provided by (used in) operating
     activities:
  Depreciation and amortization..........      167,769       315,541      1,583,521       150,066        900,858
  Deferred income taxes..................                                   245,465                       36,473
  Extraordinary item, net of tax.........                                 1,139,823
  Other..................................                                   (31,205)                     (30,000)
  Changes in operating assets and
     liabilities, net of effects from
     acquisitions of U-Gene, gmi and
     ACER/EXCEL:
     Accounts receivable.................     (691,144)   (1,927,921)    (6,079,930)     (795,906)    (2,728,065)
     Other current assets................      (37,812)       25,007       (388,014)     (123,866)      (747,232)
     Other assets........................        2,191      (116,186)      (140,903)      (53,664)        (8,884)
     Investigator and project costs......      267,927      (838,857)    (3,667,626)   (1,926,007)       244,932
     Trade payables......................       94,471       659,821      7,048,641     1,009,660     (2,170,157)
     Advance billings....................     (254,972)    3,906,574      1,292,162    (1,248,670)     1,174,603
     Accrued liabilities.................     (137,834)      201,303      2,955,261       156,043       (389,490)
     Other...............................      (33,144)      (38,667)
                                           -----------   -----------   ------------   -----------    -----------
Net cash provided by (used in) operating
  activities.............................      (75,185)    3,320,971      6,479,918    (2,303,472)    (2,272,576)
                                           -----------   -----------   ------------   -----------    -----------
Cash Flows From Investing Activities
  Purchase of available for sale
     securities..........................                               (10,938,650)
  Proceeds from sale of available for
     sale securities.....................                                 2,500,000                    8,489,409
  Acquisitions of property and
     equipment...........................     (165,928)     (406,974)    (2,545,164)     (268,025)      (948,170)
  Additions to internally developed
     software............................                    (40,005)      (531,243)      (52,538)      (217,865)
  Acquisitions of businesses, less cash
     acquired............................                               (22,872,203)                  (9,798,307)
  Cash placed in escrow as a result of
     business acquisition................                                                             (2,820,000)
                                           -----------   -----------   ------------   -----------    -----------
Net cash used in investing activities....     (165,928)     (446,979)   (34,387,260)     (320,563)    (5,294,933)
                                           -----------   -----------   ------------   -----------    -----------

                                   Continued

                                                                                      FOR THE THREE MONTHS ENDED
                                               FOR THE YEARS ENDED DECEMBER 31,                MARCH 31,
                                           ----------------------------------------   ---------------------------
                                              1995          1996           1997           1997           1998
                                           -----------   -----------   ------------   ------------   ------------
                                                                                              (UNAUDITED)
Cash Flows From Financing Activities:
  Borrowings under line of credit........  $ 1,825,000   $ 4,267,000   $  3,100,000
  Repayments under line of credit........   (1,505,000)   (4,587,000)    (3,100,000)
  Borrowings under senior credit
     facility............................                                10,745,439
  Repayment of senior credit facility....                               (10,745,439)
  Proceeds from subordinated debt
     borrowings..........................                                 3,500,000
  Proceeds from issuance and conversion
     of stock purchase warrants..........                                 1,501,537
  Repayment of subordinated debt
     borrowings..........................                                (5,000,000)
  Net proceeds from initial public
     offering............................                                45,198,032
  Proceeds from exercise of stock
     options.............................                                    43,048                  $    31,992
  Debt issue costs.......................                                  (538,698)
  Distributions to shareholders..........     (253,225)     (285,291)    (2,558,350)  $  (466,000)
  Payments on capital lease
     obligations.........................     (155,238)     (236,492)      (513,196)     (107,254)      (177,429)
  Amounts payable -- book overdraft......                                               1,163,789
                                           -----------   -----------   ------------   -----------    -----------
Net cash provided by (used in) financing
  activities.............................      (88,463)     (841,783)    41,632,373       590,535       (145,437)
                                           -----------   -----------   ------------   -----------    -----------
Effects of exchange rates on cash and
  cash equivalents.......................                                    (5,544)                    (111,617)
                                           -----------   -----------   ------------   -----------    -----------
Net increase (decrease) in cash and cash
  equivalents............................     (329,576)    2,032,209     13,719,487    (2,033,500)    (7,824,563)
Cash and Cash Equivalents:
  Beginning of year......................      344,843        15,267      2,047,476     2,047,476     15,766,963
                                           -----------   -----------   ------------   -----------    -----------
  End of year............................  $    15,267   $ 2,047,476   $ 15,766,963   $    13,976    $ 7,942,400
                                           ===========   ===========   ============   ===========    ===========
Supplemental Disclosure of Cash Flow
  Information:
  Cash paid during the year for
     interest............................  $    69,361   $    65,127   $    424,768   $    30,932    $    32,410
                                           ===========   ===========   ============   ===========    ===========
  Cash paid during the year for income
     taxes...............................                              $    479,973                  $   533,557
                                                                       ============                  ===========
Supplemental Schedule of Noncash
  Investing and Financing Activities:
  Acquisition of equipment under capital
     leases..............................  $   240,976   $ 1,116,418   $  1,637,056   $   483,839
                                           ===========   ===========   ============   ===========
  Reclassification of shareholder's
     advance to additional paid-in
     capital.............................  $   126,000
                                           ===========
  Dividends declared and payable.........                $   250,000
                                                         ===========
  Note payable under escrow agreement for
     acquisition of U-Gene...............                              $  1,530,000
                                                                       ============
  Interest on note payable under escrow
     agreement for acquisition of
     U-Gene..............................                              $    180,000
                                                                       ============
Acquisitions of Businesses:
     Fair value of assets acquired.......                              $ 34,750,659                  $23,230,088
     Fair value of liabilities assumed or
       incurred..........................                                (9,200,200)                  (4,975,689)
     Stock issued........................                                (2,678,256)                  (8,456,092)
                                                                       ------------                  -----------
       Net cash payments.................                              $ 22,872,203                  $ 9,798,307
                                                                       ============                  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

KENDLE INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     Kendle International Inc. (the "Company") is a contract research organization ("CRO") providing integrated clinical research services on a contract basis to the pharmaceutical and biotechnology industries. These services include Phase I through IV clinical trial management, clinical data management, statistical analysis, medical writing and regulatory consultation and representation. The Company has operations in North America and Europe.

  Principles of Consolidation and Organization

     The consolidated financial statements include the financial information of Kendle International Inc. and its wholly-owned subsidiaries.

     All intercompany accounts and transactions have been eliminated. The results of operations of the Company's wholly-owned subsidiaries have been included in the consolidated financial statements of the Company from the respective dates of acquisition (See Notes 12 and 13).

     Certain amounts reflected in the prior years' consolidated financial statements have been reclassified to be comparable with the current year.

  Foreign Currency Translation

     Assets and liabilities of the Company's wholly-owned subsidiaries are translated into U.S. dollars at year-end exchange rates. Income statement accounts are translated at average exchange rates for the year. These translation adjustments are recorded as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in the consolidated statements of operations.

     As a significant percentage of the Company's cash flow from operations is derived from operations outside the United States, the Company will be subject to the risks of currency exchange rate fluctuations.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of demand deposits and money market funds held with a financial institution, with an initial maturity of three months or less at the date of purchase.

     The Company maintains its demand deposits with certain financial institutions. The balances of one account from time-to-time exceeds the maximum U.S. federally insured amount. Additionally, there is no state insurance coverage on bank balances held in The Netherlands.

  Available for Sale Securities

     Investments purchased with initial maturities greater than three months are classified as available for sale securities and consist of highly liquid debt securities. These securities are stated in the consolidated financial statements at market value. Realized gains and losses are included in the consolidated statements of operations, calculated based on the weighted average cost of the investments. Unrealized gains and losses, net of tax, are reported as a separate component of shareholders' equity.

  Revenue Recognition

     Revenues are earned by performing services primarily under fixed-price contracts. Net revenues from contracts are generally recognized on the percentage of completion method, measured by the total costs incurred as a percentage of estimated total costs for each contract. This method is used because management considers total costs incurred to be the best available measure of progress on these contracts.

     The estimated total costs of contracts are reviewed and revised periodically throughout the lives of the contracts with adjustment to revenues resulting from such revisions being recorded on a cumulative basis in the period in which the revisions are made. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimates had been the original estimates. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change in the near term and could result in a material change.

     Contract costs include direct labor costs and indirect costs related to contract performance, such as indirect labor, supplies, depreciation, rent and utilities. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses become known.

     Amendments to contracts resulting in revisions to revenues and costs are recognized in the period in which the revisions are negotiated. Included in accounts receivable are unbilled accounts receivable, which represent revenue recognized in excess of amounts billed. Advance billings represent amounts billed in excess of revenue recognized.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed over estimated useful lives of two to ten years using the straight-line method. Repairs and maintenance are charged to expense as incurred. Upon disposition, the asset and the related accumulated depreciation are relieved and any gains or losses are reflected in operations.

     Equipment under capital lease is recorded at the present value of future minimum lease payments and is amortized over the estimated useful lives of the assets, not to exceed the terms of the related leases.

     Accumulated amortization on these leases was $352,804 and $898,122 at December 31, 1996 and 1997, respectively.

  Internally Developed Software

     The Company capitalizes costs incurred to internally develop proprietary software products used in the Company's clinical trial and data management, and amortizes these costs on a straight-line basis over the estimated useful life of the product, generally not to exceed five years. Unamortized software costs and accumulated amortization included in the consolidated balance sheets at December 31, 1996 and 1997 were $40,005 and $571,248 and $2,000 and $53,196, respectively.

  Excess of Purchase Price Over Net Assets Acquired

     The excess of cost over the fair value of the net assets acquired in the acquisitions of U-Gene Research B.V. ("U-Gene"), based in Utrecht, The Netherlands, GMI Gesellschaft fur Angewandte Mathematik und Informatik mbH ("gmi"), based in Munich, Germany, and ACER/EXCEL Inc. ("ACER/EXCEL") is being amortized on a straight-line basis over a thirty year period. Excess of purchase price over net assets acquired will be evaluated periodically as events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation will be based on various analyses, including cash flow and profitability projections that incorporate, as applicable, the impact on existing company businesses. The analyses will necessarily involve significant management judgment to evaluate the capacity of an acquired business to perform within projections. If future expected undiscounted cash flows are insufficient to recover the carrying amount of the asset, an impairment loss will be recognized.

     Accumulated amortization on the excess of purchase price over net assets acquired was $376,930 at December 31, 1997.

  Investigator and Project Costs

     In addition to various contract costs previously described, the Company incurs costs, in excess of contract amounts, which are reimbursable by its customers. Such pass-through costs incurred, but not yet reimbursed, are reflected as a current asset in the accompanying consolidated balance sheets. Advances from customers for such costs not yet incurred are reflected as a current liability. Such costs and reimbursement for such costs are excluded from direct costs and net revenues and totaled $1,983,948, $3,043,802 and $48,657,085 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Income Taxes

     On August 22, 1997, upon terminating its S corporation status, the Company recorded deferred taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, the Company recorded deferred tax assets and liabilities based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse.

     For periods prior to August 22, 1997, the consolidated financial statements of the Company do not include a provision for income taxes because taxable income or loss of the Company was included in the income tax returns of the individual shareholders under the S corporation election. The consolidated statements of operations include the pro forma income tax provision on taxable income for financial reporting purposes using statutory federal, state and local rates that would have resulted had the Company filed corporate tax returns during these periods.

  Stock Options

     The Company accounts for stock options issued to employees in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, the Company recognized expense based on the intrinsic value of the options.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Data

     Interim financial information as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited. In the opinion of management, this financial information includes all adjustments, consisting solely of normal recurring adjustments, necessary to fairly present the final information set forth. The results for the three months ended March 31, 1998 may not be indicative of operating results for the full year.

  New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." This statement requires selected information to be reported on the

Company's operating segments. Operating segments are determined by the way management structures the segments in making operating decisions and assessing performance. The Company is currently reviewing what changes, if any this will require on the presentation of the financial statements for fiscal periods beginning after December 15, 1997.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement defines the accounting for computer software developed or obtained (purchased) for internal use, including (1) a requirement to capitalize specified costs as a long-lived asset, (2) amortization of such amounts, and (3) recognition and measurement of impairment of those amounts. The Company plans to adopt the SOP on January 1, 1999. The Company does not believe the adoption of this SOP will have a material impact on its financial statements.

2. AVAILABLE FOR SALE SECURITIES:

     The fair value of available for sale securities is estimated based on quoted market prices. Information related to the Company's available for sale securities at December 31, 1997 is as follows:

                                                                UNREALIZED       FAIR
                                                     COST          LOSS         VALUE
                                                  ----------    ----------    ----------
Debt securities:
  U.S. government obligations...................  $8,439,409      $(759)      $8,438,650

     Proceeds from the maturities of investments in securities were $2,500,000. Gross gains realized on these maturities were $35,790 during 1997. Shareholders' equity includes an unrealized holding loss of $759 at December 31, 1997.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following table presents the carrying amounts and fair values of the Company's financial instruments:

                                                             CARRYING
                                                              AMOUNT       FAIR VALUE
                                                            -----------    -----------
1996
ASSETS
Cash and cash equivalents.................................  $ 2,047,476    $ 2,047,476

1997
ASSETS
Cash and cash equivalents.................................  $15,766,963    $15,766,963
Available for sale securities.............................    8,438,650      8,438,650
LIABILITIES
Note payable..............................................    1,470,000      1,470,000

4. ACCOUNTS RECEIVABLE:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1996          1997
                                                             ----------    -----------
Billed.....................................................  $1,958,436    $11,095,821
Unbilled...................................................   1,603,154      3,931,970
                                                             ----------    -----------
                                                             $3,561,590    $15,027,791
                                                             ==========    ===========

     Accounts receivable are billed when certain milestones defined in customer contracts are achieved. All unbilled accounts receivable are expected to be collected within one year.

5. DEBT:

     During 1997, the Company had a $20,000,000 senior secured revolving credit facility (the "Senior Credit Facility") with a U.S. bank. Outstanding borrowings under the Senior Credit Facility bore interest at a rate equal to either LIBOR plus the Applicable Margin (as defined), or the higher of the bank's prime rate or the Federal Funds rate plus 0.50%.

     The Senior Credit Facility contained various restrictive financial covenants, including limitations on senior and total debt levels, capital expenditures and future acquisitions, as well as the maintenance of certain fixed coverage ratios and minimum net worth levels, and was collateralized by all of the assets and Common Stock of the Company and its material subsidiaries.

     In March, 1998, the Company amended the Senior Credit Facility. The $30 million Amended and Restated Senior Credit Facility bears interest at either LIBOR plus the Applicable Margin (as defined) or the higher of the bank's prime rate or the Federal Funds rate plus 0.50%, plus the Applicable Margin. All amounts outstanding thereunder are payable in June, 2000. The Amended and Restated Senior Credit Facility contains various restrictive financial covenants, including the maintenance of certain fixed coverage and leverage ratios and minimum net worth levels.

     The Company has several lease lines of credit with a bank to purchase computer equipment and furniture. The lines total $2,500,000, of which $2,000,000 expired December 31, 1997 and $500,000 expires March 31, 1998.
Amounts drawn under the lines are payable in equal monthly installments ranging from 1.71% to 2.23% of the total borrowings and are payable over four to five year terms, from the date of funding. The lease lines of credit are collateralized by the equipment purchased under the leases.

     Assets acquired with amounts drawn on these lines of credit have been accounted for as capital leases, and have been included in capital lease commitments as detailed in Note 7.

6. EMPLOYEE BENEFIT PLANS:

  401(k) Plan

     The Company maintains a 401(k) retirement plan covering substantially all U.S. employees who have completed at least six months of service and meet minimum age requirements. Beginning in 1997, the Company is required to contribute 25% of each participant's contribution of up to 6% of salary. Contributions to this plan totaled $30,809 for the year ended December 31, 1997.

  Incentive Stock Option and Stock Incentive Plan

     On August 15, 1997, the Company established a plan that provides for the grant of up to 1,000,000 incentive and non-qualified stock options (the "1997 Plan"). Participation in the 1997 Plan is at the discretion of the Board of Directors. The exercise price of incentive options granted under the 1997 Plan must be no less than the fair market value of the Common Stock, as determined under the 1997 Plan provisions, at the date the option is granted (110% of fair market value for shareholders owning more than 10% of the Company's Common Stock). The exercise price of non-qualified options must be no less than 95% of the fair market value of the Common Stock at the date the option is granted. The vesting provisions of the options granted under the 1997 Plan are determined at the discretion of the Compensation Committee of the Board of Directors. The options generally expire either 90 days after termination of employment or, if earlier, ten years after date of grant. No options can be granted after August 15, 2007. The Company has reserved 1,000,000 shares of Common Stock for the 1997 Plan, of which 742,450 are available for grant at December 31, 1997.

     The 1997 Plan replaced a similar plan under which 656,432 options were outstanding at December 31, 1997.

     Aggregate stock option activity during 1995, 1996 and 1997 was as follows:

                                                                               WEIGHTED
                                                                               AVERAGE
                                                                 EXERCISE      EXERCISE
                                                     SHARES        PRICE        PRICE
                                                    --------    -----------    --------
Options outstanding,
  at 1/1/95.......................................        --             --         --
  Granted.........................................   219,219    $      0.91     $ 0.91
                                                    --------    -----------     ------
Options outstanding,
  at 12/31/95.....................................   219,219           0.91       0.91
  Granted.........................................   451,652           1.21       1.21
  Canceled........................................    (3,103)          0.91       0.91
                                                    --------    -----------     ------
Options outstanding,
  at 12/31/96.....................................   667,768      0.91-1.21       1.12
  Granted.........................................   243,308           2.01       2.01
                                                     269,100     9.50-16.63      14.12
  Canceled........................................  (218,869)    0.91-14.00       1.93
  Exercised.......................................   (47,325)          0.91       0.91
                                                    --------    -----------     ------
Options outstanding,
  at 12/31/97.....................................   913,982    $0.91-16.63     $ 5.00
                                                    ========    ===========     ======

     Options to purchase 279,022 shares were exercisable at December 31, 1997 at a weighted average exercise price of $1.06 and with a weighted average life of eight years.

     The weighted-average remaining life of the options was approximately nine years at December 31, 1995, 1996 and 1997, respectively. The weighted-average exercise price and weighted-average fair value of options granted are as follows:

                                                       WEIGHTED-AVERAGE    WEIGHTED-AVERAGE
                                                        EXERCISE PRICE        FAIR VALUE
                                                       ----------------    ----------------
1995...............................................         $ 0.91(1)           $ 0.37
1996...............................................           1.21(2)             0.89
1997...............................................           4.46(3)             2.09
                                                             13.88(2)            10.00

(1) Exercise price of the options equals estimated fair value of the stock at date of grant for all options granted during the period.

(2) Exercise price of the options is less than estimated fair value of the stock at date of grant for all options granted during the period.

(3) Exercise price of the options is greater than estimated fair value of the stock at date of grant for all options granted during the period.

     The fair value of options is the estimated present value at date of grant using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield--zero; risk-free interest rate--ranges from 5.60% to 7.69%; expected volatility--58.3% for grants made on or after August 22, 1997 and zero for grants made prior to that date; and an expected holding period of seven years.

     Had the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," for expense recognition purposes, the amount of compensation expense that would have been recognized in 1995, 1996 and

1997 would have been $14,588, $41,295 and $271,092, respectively. The Company's pro forma net income and pro forma net income per share for 1995, 1996 and 1997 would have been reduced to the amounts below:

                                                      1995        1996         1997
                                                    --------    --------    ----------
     Pro forma net income
       As reported..............................    $328,418    $680,614    $1,913,946
       Pro forma................................     319,665     655,837     1,751,291
     Diluted pro forma net income per share
       As reported..............................        0.09        0.17          0.33
       Pro forma................................        0.08        0.16          0.30

  Protective Compensation and Benefit Arrangements

     The Company has entered into Protective Compensation and Benefit Agreements with certain employees, including all Executive Officers of the Company. These Agreements, subject to annual review by the Company's Board of Directors, expire on December 31, 1999, and will be automatically extended in one year increments unless canceled by the Company. These Agreements provide for specified benefits in the event of a change in control, as defined in the Agreements. At December 31, 1997, the maximum amount which could be required to be paid under these Agreements, if such events occur, is approximately $5,693,000.

7. LEASES:

     The Company leases facilities, office equipment and computers under agreements which are classified as capital and operating leases. The leases have initial terms which range from three to seven years, with two facility leases that have provisions to extend the leases for an additional three to five years.

     Future minimum payments, by year and in the aggregate, under noncancelable capital and operating leases with initial or remaining terms of one year or more, are as follows at December 31, 1997:

                                                            OPERATING
                                                             LEASES       CAPITAL LEASES
                                                           -----------    --------------
     1998..............................................    $   797,088     $  2,374,466
     1999..............................................        698,324        2,056,068
     2000..............................................        602,539        1,539,717
     2001..............................................        460,100        1,199,401
     2002..............................................         56,348          943,425
                                                           -----------     ------------
     Total minimum lease payments......................      2,614,399     $  8,113,077
                                                                           ============
     Amounts representing interest.....................       (369,307)
                                                           -----------
     Present value of net minimum lease payments.......      2,245,092
     Current portion...................................       (627,836)
                                                           -----------
     Obligations under capital leases, less current
       portion.........................................    $ 1,617,256
                                                           ===========

     Rental expense under operating leases for 1995, 1996 and 1997 was $235,852, $502,628 and $1,763,857, respectively.

8. MAJOR CUSTOMERS:

     The following sets forth the net revenues from customers who accounted for more than 10% of the Company's net revenues during each of the periods presented:

                                                       YEARS ENDED DECEMBER 31,
                                                ---------------------------------------
                 CUSTOMERS                         1995          1996          1997
                 ---------                      ----------    ----------    -----------
     A......................................    $2,542,424    $6,274,368    $23,725,880
     B......................................             *     2,468,759              *
     C......................................             *     1,681,787              *
     D......................................       725,083             *              *
     E......................................       670,005             *              *

---------------
* Net revenues did not exceed 10%

     The CRO industry in general continues to be dependent on the research and development efforts of the principal pharmaceutical and biotechnology companies as major clients, and the Company believes this dependence will continue. The loss of business from any of the Company's major clients would have a material adverse effect on the Company.

9. INCOME TAXES:

     The provision for income taxes for the year ended December 31, 1997, is as follows:

     Current:
     Federal, state and local...............................    $  861,095
     Foreign................................................       344,624
     Deferred:
     Federal, state and local...............................        91,328
     Effect of termination of S corporation status..........       144,572
     Foreign................................................         9,565
                                                                ----------
     Total provision........................................    $1,451,184
                                                                ==========

     The Company's consolidated effective income tax rate differed from the U.S. federal statutory income tax rate of 34% in 1997 as set forth below:

     Income tax expense at the U.S. federal statutory
      rate..................................................     34.0%
     S corporation income for which no current income taxes
      were provided.........................................    (14.4)
     Effects of foreign taxes...............................      3.2
     State income taxes, net of federal benefit.............      1.6
     Effect of termination of S corporation status..........      2.8
     Other..................................................      1.2
                                                                -----
     Total..................................................     28.4%
                                                                =====

     A provision has not been made for U.S. or additional foreign taxes on the undistributed portion of earnings of foreign subsidiaries as those earnings have been permanently reinvested. It is not practicable to determine the amount of applicable taxes that would be due were such earnings distributed.

     Components of the Company's net deferred tax asset and liability included in the consolidated balance sheet at December 31, 1997 are as follows:

    Deferred tax assets:
    Compensation and employee benefits..........................             $ 113,966
    Other.......................................................                70,700
                                                                             ---------
    Total deferred tax assets...................................               184,666
                                                                             ---------
    Deferred tax liabilities:
    Software costs..............................................               217,054
    Depreciation................................................               135,940
    Other.......................................................                22,318
                                                                             ---------
    Total deferred tax liability................................               375,312
                                                                             ---------
    Total net deferred tax liability............................             $ 190,646
                                                                             =========

10. SHAREHOLDERS' EQUITY:

     On August 22, 1997, the Company and its shareholders completed an Initial Public Offering ("IPO") of 4,140,000 shares of common stock at a price to the public of $14.00 per share. Of the 4,140,000 shares sold, 3,540,000 were sold by the Company and 600,000 shares were sold by selling shareholders. Proceeds to the Company approximated $49.6 million, net of underwriting commissions and discounts and offering expenses of $4.4 million.

     Concurrent with the Company's IPO (as noted above), a stock split of 36.5 shares per one share was also effected. All common shares and per share amounts in the accompanying consolidated financial statements have been retroactively adjusted to reflect this stock split.

11. PRO FORMA INCOME PER SHARE DATA:

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 is designed to simplify the existing computational guidelines for computing earnings per share ("EPS"). In accordance with SFAS No. 128, the Company has retroactively restated pro forma income per share data for all periods presented.

     SFAS No. 128 eliminates primary EPS, replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS. Accordingly basic pro forma income per share is computed using the weighted average common shares outstanding for all periods presented. Diluted pro forma income per share is computed using the weighted average common shares and potentially dilutive common shares outstanding for all periods presented.

     The weighted average shares and potential shares outstanding used in computing diluted pro forma income per share have been calculated as follows:

                                              DECEMBER 31,                    MARCH 31,
                                    ---------------------------------   ---------------------
                                      1995        1996        1997        1997        1998
                                    ---------   ---------   ---------   ---------   ---------
                                                                             (UNAUDITED)
Weighted average common shares
  outstanding.....................  3,650,000   3,650,000   5,055,452   3,650,000   7,959,716
Stock purchase warrants...........    153,738     153,738      97,718     153,738
Stock options.....................     48,727     213,755     610,138     226,327     651,373
                                    ---------   ---------   ---------   ---------   ---------
Weighted average shares and
  potential shares outstanding....  3,852,465   4,017,493   5,763,308   4,030,065   8,611,089
                                    =========   =========   =========   =========   =========

12. ACQUISITIONS:

     Effective September 3, 1997, the Company acquired gmi. Acquisition costs of $12.7 million consisted of $10.0 million in cash and the issuance of 191,304 shares of the Company's Common Stock, valued at $14 per share or $2.7 million.

     The Company acquired U-Gene as of June 30, 1997 for approximately $15.9 million in cash. The U-Gene acquisition was funded with approximately $9.3 million from the Senior Credit Facility, $5 million from a subordinated note and an 8% promissory note of approximately $1.5 million payable to the U-Gene shareholders which was deposited in an escrow account pursuant to the U-Gene Purchase Agreement. As discussed in Note 14, the Company repaid all outstanding amounts under the Senior Credit Facility and the subordinated note with the proceeds from the Company's IPO. The promissory note will be paid on January 1, 1999, provided the Company has not delivered a claim with respect to breaches by the U-Gene shareholders at that time.

     In connection with the financing, the Company also issued common stock purchase warrants which were exercisable at $0.01 per share for 153,738 shares of the Company's Common Stock. The Warrants were exercised by the bank and converted to Common Stock concurrently with the consummation of the Company's IPO. Upon exercise, the Company reclassified the fair value of the warrants to additional paid-in capital.

     The following unaudited pro forma results of operations assume the acquisitions of U-Gene and gmi occurred at the beginning of each year:

                                                                    1996                    1997
                                                            --------------------    --------------------
    Net revenues........................................        $32,463,000             $54,783,000
    Income before extraordinary item....................          3,039,000               3,840,000
    Net income..........................................          3,039,000               2,700,000
    Income before extraordinary item, assuming the
      Company was taxed as a C corporation..............          1,656,000               3,231,000
    Income per share before extraordinary item..........               0.72                    0.65
    Diluted net income per share........................               0.72                    0.46
    Diluted income per share before extraordinary item,
      assuming the Company was taxed as a C
      corporation.......................................               0.39                    0.55

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the U-Gene and gmi acquisitions been consummated at January 1, 1996 and 1997, nor are they necessarily indicative of future operating results.

13. SUBSEQUENT ACQUISITION (UNAUDITED):

     On February 12, 1998, the Company completed its acquisition of ACER/EXCEL headquartered in Cranford, New Jersey. Total acquisition costs consisted of $14.4 million in cash and 987,574 shares of the Company's

Common Stock. The total purchase price includes $6.0 million ($2.8 million in cash and 197,516 shares of the Company's Common Stock) placed in escrow pending resolution of an issue relating to ACER/EXCEL's S corporation tax status ("Tax Escrow"). In early 1998, ACER/EXCEL determined that, with respect to its tax status as an S corporation, certain inadvertent terminating events occurred in 1991. ACER/EXCEL has filed a request for waiver of its inadvertent termination status retroactive to the date of the terminating events and expects to be granted such waiver, at which time the escrowed amounts will be paid to the seller. This escrowed amount has not been included as consideration in the computation of the excess of acquisition costs over net assets acquired. Once the escrow is released, purchase price and the excess of acquisition costs over net assets acquired will increase. An additional $2.0 million (124,224 shares of the Company's Common Stock) was placed in escrow for indemnification of sellers' representations and warranties ("General Escrow"), to be released to the selling shareholders, 50% in February, 1999 and 50% in February, 2000. If the S corporation tax issue is resolved in favor of the selling Shareholders, 62,112 shares of the Company's Common Stock will be transferred from the Tax Escrow to the General Escrow for additional indemnification of sellers' representations and warranties.

     The value of the stock consideration was determined for financial reporting purposes as of December 23, 1997, the date the purchase price was established. Valuation of the Common Stock was based on an appraisal obtained by the Company which discounted the shares due to lock-up restrictions and the lack of registration of the shares.

     The following unaudited pro forma results of operations assume the acquisition of ACER/EXCEL occurred at the beginning of each year:

                                                            THREE MONTHS ENDED MARCH 31,
                                                            ----------------------------
                                                                1997            1998
                                                            ------------    ------------
Net revenues..............................................  $ 9,103,833     $21,028,762
Net income................................................    1,535,516       1,359,463
Net income (assuming the Company was taxed as a C
  Corporation throughout 1997)............................      921,309       1,359,463
Net income per diluted share (assuming the Company was
  taxed as a C corporation throughout 1997)...............         0.20            0.15
Weighted average shares and potential shares
  outstanding.............................................    4,695,899       8,921,812

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the ACER/EXCEL acquisition been consummated as of January 1, 1997 and 1998, nor are they necessarily indicative of future operating results.

14. RELATED PARTY TRANSACTION:

     The Company made payments in 1996 and 1997 totaling approximately $97,500 and $397,000, respectively, to a construction company owned by a relative of the Company's primary shareholder, for construction and renovations at the corporate headquarters.

15. EXTRAORDINARY ITEM:

     During the third quarter of 1997, the Company recorded an extraordinary item on the early extinguishment of indebtedness of $1.1 million, net of tax benefits of approximately $426,000. The extraordinary item resulted from the write-off of the debt discount recorded in connection with long-term borrowings. Such borrowings were made by the Company in connection with the acquisition of U-Gene prior to the Company's IPO and were repaid with the proceeds of the IPO.

16. GEOGRAPHIC INFORMATION:

Principal financial information by geographic areas is as follows:

                                                                                  1997
                                                                    --------------------------------
    Net revenues
      North America.............................................              $33,850,189
      Europe....................................................               10,382,710
                                                                              -----------
                                                                              $44,232,899
                                                                              ===========
    Income from operations
      North America.............................................              $ 4,470,835
      Europe....................................................                  757,948
                                                                              -----------
                                                                              $ 5,228,783
                                                                              ===========
    Identifiable assets
      North America.............................................              $40,893,382
      Europe....................................................               38,731,226
                                                                              -----------
                                                                              $79,624,608
                                                                              ===========

     Net revenues and income from operations of the Company's European wholly-owned subsidiaries have been included in the consolidated statements of operations from the respective dates of acquisition.

17. COMPREHENSIVE INCOME (UNAUDITED):

     In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement requires display of comprehensive income in a set of general purpose financial statements. Comprehensive income is defined as changes in equity of a business enterprise during a period from transactions and other events from non-owner sources. The reconciliation of comprehensive income for 1998 is as follows:

                                                        THREE MONTHS ENDED MARCH 31,
                                                  ----------------------------------------
                                                         1997                  1998
                                                  ------------------    ------------------
Net income......................................      $  528,872            $1,444,386
                                                      ----------            ----------
Other comprehensive income, net of tax:
  Foreign currency translation adjustments......                              (435,222)
  Unrealized holdings gains on available for
     sale securities............................                                65,232
                                                      ----------            ----------
Comprehensive income............................      $  528,872            $1,074,396
                                                      ==========            ==========

REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors
Kendle International Inc.

We have audited the accompanying balance sheets of ACER/EXCEL Inc. as of December 31, 1996 and 1997, and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ACER/EXCEL Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.
Cincinnati, Ohio
March 27, 1998

ACER/EXCEL INC.
BALANCE SHEETS

                                                                                   DECEMBER 31,
                                                                 -------------------------------------------------
                                                                          1996                       1997
                                                                 -----------------------    ----------------------
    ASSETS
    Current Assets:
      Cash and cash equivalents..............................          $  285,615                $ 1,864,682
      Marketable securities..................................           1,617,698                  1,906,307
      Accounts receivable (net of allowance for doubtful
         accounts of $28,000 in 1997)........................           2,675,367                  3,200,082
      Unreimbursed investigator and project costs............           1,193,691                  1,273,301
      Other current assets...................................              20,207                    169,289
                                                                       ----------                -----------
         Total current assets................................           5,792,578                  8,413,661
    Property and equipment:
      Furnishings, equipment and other.......................           1,027,260                  1,582,540
      Equipment under capital leases.........................             161,817                    918,106
      Less: accumulated depreciation and amortization........            (482,726)                  (787,869)
                                                                       ----------                -----------
         Net property and equipment..........................             706,351                  1,712,777
                                                                       ----------                -----------
    Other assets.............................................              12,300                    135,962
                                                                       ----------                -----------
         Total assets........................................          $6,511,229                $10,262,400
                                                                       ==========                ===========
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
      Trade payables.........................................          $  939,925                $   739,940
      Other accrued liabilities..............................             192,473                    298,579
      Current portion of obligations under capital leases....              54,091                    227,540
      Advance billings.......................................             805,300                  1,328,909
      Deferred compensation..................................             200,204
                                                                       ----------                -----------
         Total current liabilities...........................           2,191,993                  2,594,968
    Capital lease obligations, less current portion..........              37,852                    509,244
                                                                       ----------                -----------
         Total liabilities...................................           2,229,845                  3,104,212
                                                                       ----------                -----------
    Shareholders' equity:
      Common stock -- no par value; no stated value; 5,000
         shares authorized 4,000 shares issued and
         outstanding.........................................              23,500                     23,500
      Unrealized gains (losses) on marketable securities.....              65,204                    158,568
      Paid in capital........................................                                        100,000
      Retained earnings......................................           4,192,680                  6,876,120
                                                                       ----------                -----------
         Total shareholders' equity..........................           4,281,384                  7,158,188
                                                                       ----------                -----------
         Total liabilities and shareholders' equity..........          $6,511,229                $10,262,400
                                                                       ==========                ===========

   The accompanying notes are an integral part of these financial statements.

ACER/EXCEL INC.
STATEMENTS OF OPERATIONS

                                                                          FOR THE YEARS ENDED
                                                                              DECEMBER 31,
                                                              --------------------------------------------
                                                                      1996                    1997
                                                              --------------------    --------------------
Net revenues................................................      $ 7,848,080             $12,700,366
Cost and expenses:
  Direct costs..............................................        3,940,434               6,440,159
  Selling, general, and administrative......................        2,121,379               3,001,955
  Depreciation and amortization.............................          140,693                 306,591
                                                                  -----------             -----------
                                                                    6,202,506               9,748,705
                                                                  -----------             -----------
  Income from operations....................................        1,645,574               2,951,661
Other income (expense):
  Interest income...........................................           59,433                  29,971
  Dividend income...........................................           72,998                 154,709
  Interest expense..........................................          (13,721)                (39,290)
  Other.....................................................           30,443                   3,305
                                                                  -----------             -----------
                                                                      149,153                 148,695
                                                                  -----------             -----------
Income tax expense..........................................           92,794                 173,000
                                                                  -----------             -----------
  Net income................................................      $ 1,701,933             $ 2,927,356
                                                                  ===========             ===========
Pro forma (unaudited) (Note 4):
  Net income, as reported...................................      $ 1,701,933             $ 2,927,356
  Pro forma income tax expense..............................          596,609               1,067,142
                                                                  -----------             -----------
  Pro forma net income......................................      $ 1,105,324             $ 1,860,214
                                                                  ===========             ===========

   The accompanying notes are an integral part of these financial statements.

ACER/EXCEL INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                             COMMON STOCK
                         --------------------    UNREALIZED                                TOTAL
                          NUMBER                  GAINS ON                                 SHARE-
                            OF                   MARKETABLE    PAID IN      RETAINED      HOLDERS'
                          SHARES      AMOUNT     SECURITIES    CAPITAL      EARNINGS       EQUITY
                         ---------    -------    ----------    --------    ----------    ----------
Balance, December 31,
  1995...............      2,000      $20,000                              $1,545,107    $1,565,107
  Adjustment for
     merger..........      2,000        3,500     $ 24,526                  1,265,124     1,293,150
                           -----      -------     --------     --------    ----------    ----------
Balance, December 31,
  1995, as
  restated...........      4,000       23,500       24,526                  2,810,231     2,858,257
  Net income.........                                                       1,701,933     1,701,933
  Unrealized gains...                               40,678                                   40,678
  Distributions to
     shareholders....                                                        (319,484)     (319,484)
                           -----      -------     --------     --------    ----------    ----------
Balance, December 31,
  1996...............      4,000       23,500       65,204                  4,192,680     4,281,384
  Net income.........                                                       2,927,356     2,927,356
  Unrealized gains...                               93,364                                   93,364
  Capital
     contribution....                                          $100,000                     100,000
  Distributions to
     shareholders....                                                        (243,916)     (243,916)
                           -----      -------     --------     --------    ----------    ----------
Balance, December 31,
  1997...............      4,000      $23,500     $158,568     $100,000    $6,876,120    $7,158,188
                           =====      =======     ========     ========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

ACER/EXCEL INC.
STATEMENTS OF CASH FLOWS

                                                                FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Cash flows from operating activities:
  Net income................................................  $1,701,933   $2,927,356
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     140,693      306,591
     Realized security gains................................     (24,524)      (3,305)
     Deferred income taxes..................................      56,445       66,000
     Deferred and non-cash compensation.....................      91,509      100,000
     (Increase) decrease in:
       Accounts receivable..................................  (1,584,559)    (524,715)
       Unreimbursed investigator and project costs..........    (148,715)     (79,610)
       Other current assets.................................      (5,342)    (149,082)
       Other assets.........................................      (1,983)     (26,299)
     Increase (decrease) in:
       Trade payables.......................................     543,975     (265,985)
     Other accrued liabilities..............................     (53,795)     106,106
     Advance billings.......................................       2,635      523,609
     Deferred compensation payable..........................                 (200,204)
                                                              ----------   ----------
  Net cash provided by operating activities.................     718,272    2,780,462
                                                              ----------   ----------
Cash flows from investing activities:
     Purchase of property and equipment.....................    (315,041)    (455,030)
     Leasehold improvements.................................     (36,383)    (101,698)
     Purchases of marketable securities.....................  (1,397,960)  (1,053,289)
     Proceeds from sales of marketable securities...........   1,368,071      861,349
     Investment in joint venture interests..................                  (97,363)
                                                              ----------   ----------
  Net cash used by investing activities.....................    (381,313)    (846,031)
                                                              ----------   ----------
Cash flows from financing activities:
     Repayment of capital lease obligations.................     (42,066)    (111,448)
     Distributions to shareholders..........................    (319,484)    (243,916)
                                                              ----------   ----------
  Net cash used by financing activities.....................    (361,550)    (355,364)
                                                              ----------   ----------
Net increase (decrease) in cash and cash equivalents........     (24,591)   1,579,067
Cash and cash equivalents at beginning of year..............     310,206      285,615
                                                              ----------   ----------
Cash and cash equivalents at end of year....................  $  285,615   $1,864,682
                                                              ==========   ==========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................  $   13,721   $   39,290
                                                              ==========   ==========
Supplemental schedule of noncash investing and financing
  activities:
  Acquisition of equipment under capital leases.............               $  756,289
                                                                           ==========

   The accompanying notes are an integral part of these financial statements.

ACER/EXCEL INC.
NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS:

     ACER/EXCEL Inc. (the "Company") is a clinical research organization providing a broad range of integrated product development services to complement the research and development activities of the pharmaceutical and biotechnology industries. The Company's services include Phase II through IV clinical trial management, clinical data management and biostatistical analysis, medical writing and regulatory consultation and representation. The Company conducts its operations in the United States.

     In 1997, the Company contributed capital to form a joint venture, Beijing ACERWITS Medical Consulting Co., Lt. ("ACERWITS"), in which the Company has a 50% interest. The joint venture is a clinical research organization located in Beijing, China. In addition, the Company purchased a 13.67% investment in Taiwan Medi Pharm Consulting Company ("TMP") in 1997. The Company's investment in these investees is immaterial.

2. BUSINESS COMBINATION:

     On December 31, 1996, ACER/EXCEL Inc. (formerly Advanced Clinical Epidemiological Research, Inc.) consummated a merger through an exchange of 2,848 shares of common stock for all outstanding common stock of Excel Scientific Protocols, Inc. ("Excel"), a company related through common ownership. Each share of Excel was exchanged for 1.582 shares of ACER/EXCEL Inc. common stock. This business combination qualified as a "tax-free reorganization" pursuant to the IRC Section 368(a) and has been accounted for as if it were a pooling of interests under Accounting Principles Board Opinion No. 16, since it was a merger of companies under common control. Accordingly, all prior period financial statements presented reflect the combined results of operations, financial position and cash flows of ACER/EXCEL Inc. and Excel.

     The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying financial statements are summarized below.

                                                                 1996
                                                              ----------
Net revenues:
  ACER/EXCEL Inc............................................  $2,762,590
  Excel Scientific Protocols, Inc...........................   5,546,143
  Elimination of intercompany transaction...................    (460,653)
                                                              ----------
  Combined..................................................  $7,848,080
                                                              ==========
Net income:
  ACER/EXCEL Inc............................................  $  366,842
  Excel Scientific Protocols, Inc...........................   1,335,091
                                                              ----------
  Combined..................................................  $1,701,933
                                                              ==========

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     Cash and cash equivalents consist of money market funds held with a financial institution.

     The Company maintains its demand deposits with a single financial institution, the balance of which from time-to-time exceeds the maximum federally insured amount.

  Marketable Securities

     The Company classifies its marketable securities as "available for sale." These securities are stated in the financial statements at market value. Realized gains and losses are included in the statements of operations, calculated based on the weighted average cost of the investments. Unrealized gains and losses are shown as a separate component of shareholders' equity.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed over estimated useful lives of five to ten years using the straight-line method. Repairs and maintenance are charged to expense as incurred. Upon disposition, the asset and the related accumulated depreciation are relieved and any gains or losses are reflected in operations.

     Equipment under capital lease is recorded at the present value of future minimum lease payments and is amortized over the terms of the related leases. Accumulated amortization in these leases was $46,083 and $151,606 at December 31, 1996 and 1997, respectively.

  Investments

     The Company accounts for its 50% investment in the ACERWITS joint venture using the equity method of accounting and its investment in TMP using the cost method of accounting. The equity in the earnings of ACERWITS were not material.

  Revenue Recognition

     Revenues are earned by performing services primarily under fixed-price contracts. Revenues are recognized on the percentage of completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers total costs incurred to be the best available measure of progress on these contracts. The estimated total costs of contracts are reviewed and revised periodically throughout the lives of the contracts with adjustment to revenues resulting from such revisions being recorded on a cumulative basis in the period in which the revisions are made. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimates had been the original estimates. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change in the near term and could result in a material change.

     Contract costs include direct labor costs and indirect costs related to contract performance, such as indirect labor, supplies, depreciation, rent and utilities. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses become known.

     Amendments to contracts resulting in revenues and costs are recognized in the period in which the amendments are negotiated. Included in accounts receivable are unbilled accounts receivable, which represent revenue recognized in excess of amounts billed. Advance billings represent amounts billed in excess of revenue recognized.

  Investigator and Project Costs

     In addition to various contract costs previously described, the Company incurs costs, in excess of contract amounts, which are reimbursable by its clients. Such pass-through costs incurred, but not yet reimbursed, are reflected as a current asset in the accompanying balance sheet. Advances from clients for such costs not yet incurred are reflected as a current liability. Such costs and reimbursement for such costs are excluded from direct costs and net revenues and totaled $3,001,000 and $5,810,640 for the years ended December 31, 1996 and 1997, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. INCOME TAXES:

     The Company has filed its federal income tax returns as an "S Corporation" under Subchapter S of the Internal Revenue Code and passed its tax attributes through to its shareholders. However, in January 1998, the Company discovered that certain inadvertent terminating events had occurred in 1991 which caused the Company to cease to qualify as an S Corporation. On February 11, 1998, the Company filed a request for waiver of its inadvertent termination status retroactive to the date of the terminating events in 1991. The Company expects to be granted such waiver; accordingly no provision or liability for federal income taxes has been included in the financial statements. The Company is subject to state income taxes in certain states in which they conduct business. The provision for state income taxes consists of current and deferred taxes.

     The statements of operations include the unaudited pro forma income tax provision on taxable income for financial reporting purposes using statutory federal, state and local rates that would have resulted if the Company had been responsible for paying taxes during those periods.

5. MARKETABLE SECURITIES:

     The fair value of marketable securities is estimated based on quoted market prices. Information related to the company's marketable securities is as follows:

                                                                  DECEMBER 31, 1996
                                                  -------------------------------------------------
                                                               UNREALIZED   UNREALIZED
                                                     COST        GAINS        LOSSES     FAIR VALUE
                                                  ----------   ----------   ----------   ----------
Certificates of deposit.........................  $  110,248                 $  (528)    $  109,720
Mutual funds....................................   1,060,130    $ 67,217                  1,127,347
Debt securities:
  U.S. government obligations...................      50,807                    (472)        50,335
  Municipal obligations.........................     331,309                  (1,013)       330,296
                                                  ----------    --------     -------     ----------
     Total......................................  $1,552,494    $ 67,217     $(2,013)    $1,617,698
                                                  ==========    ========     =======     ==========

                                                                  DECEMBER 31, 1997
                                                  -------------------------------------------------
                                                               UNREALIZED   UNREALIZED
                                                     COST        GAINS        LOSSES     FAIR VALUE
                                                  ----------   ----------   ----------   ----------
Certificates of deposit.........................  $  374,955                 $(1,461)    $  373,494
Mutual funds....................................     796,661    $139,383                    936,044
Common stock....................................      34,242      14,157                     48,399
Debt securities:
  U.S. government obligations...................      50,807       1,318                     52,125
  Municipal obligations.........................     491,074       5,171                    496,245
                                                  ----------    --------     -------     ----------
     Total......................................  $1,747,739    $160,029     $(1,461)    $1,906,307
                                                  ==========    ========     =======     ==========

     Contractual maturities of marketable debt securities are as follows:

                                            DECEMBER 31, 1996        DECEMBER 31, 1997
                                          ---------------------    ---------------------
                                            COST     FAIR VALUE      COST     FAIR VALUE
                                            ----     ----------      ----     ----------
Due after one year through five years...  $230,195    $229,941     $133,077    $134,461
Due after five years through ten
  years.................................   151,921     150,690      408,804     413,909
                                          --------    --------     --------    --------
  Total debt securities.................  $382,116    $380,631     $541,881    $548,370
                                          ========    ========     ========    ========

     Proceeds from sales or maturities of investments in securities were $1,368,071 and $861,349 during 1996 and 1997, respectively. Gross gains and losses realized on such sales or maturities were not material for each of the two periods. Shareholders' equity includes a net unrealized holding gain of $65,204 and 158,568, at December 31, 1996 and 1997, respectively.

6. ACCOUNTS RECEIVABLE:

                                                           DECEMBER 31,    DECEMBER 31,
                                                               1996            1997
                                                           ------------    ------------
Billed...................................................   $1,929,541      $2,033,975
Unbilled.................................................      745,826       1,166,107
                                                            ----------      ----------
                                                            $2,675,367      $3,200,082
                                                            ==========      ==========

     Accounts receivable are billed when certain milestones defined in customer contracts are achieved. All unbilled accounts receivable are expected to be collected within one year.

7. DEBT:

     In 1997, the Company entered into an agreement with a financial services company for a $1,000,000 line of credit which expires July 31, 1998. Interest is charged at the 30 day commercial paper rate plus 2.3%. Advances under the line are evidenced by a note which is collateralized by all of the Company's financial assets, and is subject to various covenants and restrictions, including, among others, maintaining minimum tangible capital as defined. There were no outstanding borrowings under the line at December 31, 1997.

8. 401(k) EMPLOYEE BENEFIT PLAN:

     The Company maintains a 401(k) retirement plan covering substantially all employees who have completed at least five months of service and meet minimum age requirements. The Company is required to contribute 25% of each participant's contribution of up to 6% of salary. Contributions to this plan totaled $29,486 and $49,595 for the years ended December 31, 1996 and 1997, respectively.

9. DEFERRED COMPENSATION:

     As of December 31, 1996, ACER/EXCEL Inc. and Excel each maintained a "Phantom Stock" plan that provided certain key employees the right to earn awards.

     For both plans, participants earned phantom shares of the Company's common stock each year, limited to certain defined maximums, based on years of employment service. Shares earned under the plans were immediately vested. Upon termination of employment as a result of death, disability, retirement (after age 55) or termination without cause, the participant was entitled to receive a cash benefit equal to the book value, adjusted as provided under the plans, as of such date, of the number of shares in the participant's account.

     For the year ended December 31, 1996, compensation costs related to the plans totaled $91,509 and were determined based on the book value, adjusted as provided under the plans, of the awards earned by the participants as of that date. The plans were terminated January 1, 1997, upon the merger of the two companies. Payments to participants in the plans were made in October 1997.

10. LEASES:

     The Company leases facilities, office equipment and computers under agreements which are classified as capital and operating leases. The leases have initial terms which range from seven months to five years, with two facility leases that have escalating rent terms and provisions to extend the leases for an additional two to five years.

     Future minimum payments, by year and in the aggregate, under noncancelable capital leases and operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

                                                              CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              -------     ---------
1998........................................................  $288,490    $  464,224
1999........................................................   263,563       399,614
2000........................................................   170,756       385,836
2001........................................................    84,196       419,371
2002........................................................    62,797       409,802
                                                              --------    ----------
Total minimum lease payments................................   869,802    $2,078,847
                                                                          ==========
Amounts representing interest...............................   133,018
                                                              --------
Present value of net minimum lease payments.................   736,784
Current portion.............................................   227,540
                                                              --------
Obligations under capital leases, less current portion......  $509,244
                                                              ========

     Rental expense for the years ended December 31, 1996 and 1997, was $306,901 and $411,346, respectively.

11. MAJOR CUSTOMERS:

     The following sets forth the net revenues from customers who accounted for more than 10% of the Company's net revenues during each of the periods presented:

                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                           ----------------------------
                        CUSTOMERS                              1996            1997
                        ---------                          ------------    ------------
  A......................................................   $1,893,048      $4,459,355
  B......................................................    2,837,323       4,158,641
  C......................................................            *       1,553,337
  D......................................................      945,983               *

---------------
* Net revenues did not exceed 10%

12. RELATED PARTY TRANSACTION:

     The Company has subcontracted clinical projects to ACERWITS (see Note 1) and TMP in 1997. Total revenues recognized related to work subcontracted to these companies were $34,000 and $115,000, respectively.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of GMI Gesellschaft
fur Angewandte Mathematik und Informatik mbH

We have audited the accompanying statements of operations, changes in shareholders' equity and cash flows of GMI Gesellschaft fur Angewandte Mathematik und Informatik mbH (gmi) for the two years ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of gmi for the two years ended December 31, 1996, in conformity with generally accepted accounting principles in the United States of America.

Coopers & Lybrand
Wirtschaftsprufungsgesellschaft GmbH
Munich, Germany
May 7, 1997

GMI
GESELLSCHAFT FUR ANGEWANDTE
MATHEMATIK UND INFORMATIK mbH
STATEMENTS OF OPERATIONS

                                                                                FOR THE
                                               FOR THE YEARS ENDED         SIX MONTHS ENDED
                                                  DECEMBER 31,                 JUNE 30,
                                             -----------------------    -----------------------
                                                1995         1996          1996         1997
                                                ----         ----          ----         ----
                                                USD          USD           USD          USD
                                                                              (UNAUDITED)
Net revenues...............................  $5,294,434   $6,996,307    $2,832,941   $3,872,674
Cost and expenses:
  Direct costs.............................   3,396,801    4,894,183     2,062,113    2,161,134
  Selling, general and administrative......     551,410      597,132       244,376      259,325
  Depreciation.............................     143,898      105,016        52,844       40,738
                                             ----------   ----------    ----------   ----------
                                              4,092,109    5,596,331     2,359,333    2,461,197
                                             ----------   ----------    ----------   ----------
     Income from operations................   1,202,325    1,399,976       473,608    1,411,477
                                             ----------   ----------    ----------   ----------
Other income (expense):
  Interest income..........................      28,645       48,899        12,195       25,292
  Other....................................      (3,285)      (4,292)       (4,458)      (3,814)
                                             ----------   ----------    ----------   ----------
                                                 25,360       44,607         7,737       21,478
                                             ----------   ----------    ----------   ----------
     Income before taxes...................   1,227,685    1,444,583       481,345    1,432,955
                                             ----------   ----------    ----------   ----------
Income taxes
  Current..................................     424,610      885,715       389,713      680,513
  Deferred.................................     198,767     (227,472)     (232,924)
                                             ----------   ----------    ----------   ----------
                                                623,377      658,243       156,789      680,513
                                             ----------   ----------    ----------   ----------
     Net income............................  $  604,308   $  786,340    $  324,556   $  752,442
                                             ==========   ==========    ==========   ==========

   The accompanying notes are an integral part of these financial statements.

GMI
GESELLSCHAFT FUR ANGEWANDTE
MATHEMATIK UND INFORMATIK mbH
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                       CURRENCY         TOTAL
                                             COMMON       RETAINED    TRANSLATION   SHAREHOLDERS'
                                              STOCK       EARNINGS    ADJUSTMENTS       EQUITY
                                             -------     ----------   -----------   --------------
                                               USD          USD           USD            USD
Balance, January 1, 1995...................  $32,283     $  339,029                   $  371,312
  Net income...............................                 604,308                      604,308
  Distributions to shareholders............                (278,979)                    (278,979)
  Translation adjustments..................                            $  29,935          29,935
                                             -------     ----------    ---------      ----------
Balance, December 31, 1995.................   32,283        664,358       29,935         726,576
  Net income...............................                 786,340                      786,340
  Distributions to shareholders............                (399,016)                    (399,016)
  Translation adjustments..................                              (69,415)        (69,415)
                                             -------     ----------    ---------      ----------
Balance, December 31, 1996.................   32,283      1,051,682      (39,480)      1,044,485
  Net income (unaudited)...................                 752,442                      752,442
  Distribution to shareholders
     (unaudited)...........................                (512,000)                    (512,000)
  Translation adjustments (unaudited)......                             (226,485)       (226,485)
                                             -------     ----------    ---------      ----------
Balance, June 30, 1997 (unaudited).........  $32,283     $1,292,124    $(265,965)     $1,058,442
                                             =======     ==========    =========      ==========

   The accompanying notes are an integral part of these financial statements.

GMI
GESELLSCHAFT FUR ANGEWANDTE
MATHEMATIK UND INFORMATIK mbH
STATEMENTS OF CASH FLOWS

                                                  FOR THE YEARS ENDED     FOR THE SIX MONTHS ENDED
                                                     DECEMBER 31,                 JUNE 30,
                                                -----------------------   -------------------------
                                                   1995         1996         1996          1997
                                                ----------   ----------   -----------   -----------
                                                   USD          USD           USD           USD

                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net Income..................................  $  604,308   $  786,340   $  324,556    $  752,442
  Adjustments to reconcile net income to cash
     provided by operating activities:
     Depreciation.............................     143,898      105,016       52,844        40,738
     Changes in:
       Accounts receivable....................    (411,951)    (524,546)     173,382        32,091
       Other current assets...................    (214,786)     223,927       52,596       (38,837)
       Accounts payable.......................      (3,747)      42,040      122,753       266,131
       Advance billings.......................     (23,384)    (264,597)    (567,447)     (296,504)
       Accrued taxes..........................     159,909      729,912      302,760       173,291
       Other accrued liabilities..............      11,807      135,589      105,772        20,815
       Deferred taxes.........................     184,008     (238,611)    (238,611)       45,701
       Other liabilities......................      80,631      134,698      180,407      (172,837)
                                                ----------   ----------   ----------    ----------
Net cash provided by operating activities.....     530,693    1,129,768      509,012       823,031
                                                ----------   ----------   ----------    ----------
Cash flows from investing activities:
  Net acquisitions of property and
     equipment................................    (174,996)    (134,675)     (62,750)      (37,551)
  Proceeds from disposals of fixed assets.....         728
                                                ----------   ----------   ----------    ----------
Net cash used in investing activities.........    (174,268)    (134,675)     (62,750)      (37,551)
                                                ----------   ----------   ----------    ----------
Cash flows from financing activities:
  Distributions to shareholders...............    (278,979)    (399,016)    (248,749)     (512,000)
                                                ----------   ----------   ----------    ----------
Net cash used in financing activities.........    (278,979)    (399,016)    (248,749)     (512,000)
                                                ----------   ----------   ----------    ----------
Net effect of exchange rate changes on cash
  and cash equivalents........................      53,598     (116,957)     (85,595)     (155,241)
                                                ----------   ----------   ----------    ----------
Net increase in cash and cash equivalents.....     131,044      479,120      111,918       118,239
Cash and cash equivalents:
  Beginning of period.........................   1,056,933    1,187,977    1,187,977     1,667,097
                                                ----------   ----------   ----------    ----------
  End of period...............................  $1,187,977   $1,667,097   $1,299,895    $1,785,336
                                                ==========   ==========   ==========    ==========

   The accompanying notes are an integral part of these financial statements.

GMI
GESELLSCHAFT FUR ANGEWANDTE
MATHEMATIK UND INFORMATIK mbH
NOTES TO FINANCIAL STATEMENTS
1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

  Nature of Business

     GMI gesellschaft fur Angewandte Mathematik und Informatik mbH ("gmi" or the "Company"), is an independent contract research organization providing a broad range of medical, pharmaceutical and biotechnological research activities for the industry. Its purpose is the planning, carrying out and execution of clinical trials. The Company's services include design of clinical trials, monitoring and data management, statistical analyses, quality assurance, seminars and training, post marketing surveillance as well as pharmaceutical cost-benefit analyses. The Company's major market is Germany, but it also operates with customers from other European markets.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of demand deposits and money market funds held with a financial institution, with an initial maturity of three months or less.

  Revenue Recognition

     Revenues are earned by performing services primarily under fixed-price contracts. Revenues are recognized on the percentage of completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers total costs incurred to be the best available measure of progress on these contracts. The estimated total costs of contracts are reviewed and revised periodically throughout the lives of the contracts with adjustments to costs resulting from such revisions being recorded on a cumulative basis in the period in which the revisions are made. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimates had been the original estimates. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change in the near term and result in a material change.

     Contract costs include direct labor costs and indirect costs related to contract performance, such as indirect labor, supplies, depreciation, rent and utilities. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses become known. Amendments to contracts resulting in revisions to revenues and costs are recognized in the period in which the revisions are determined. Included in trade receivables are unbilled accounts receivable, which represent revenue recognized in excess of amounts billed. Advance billings represent amounts billed in excess of revenue recognized.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets, ranging from two to ten years using the straight-line method and the declining-balance method. Repairs and maintenance are charged to expenses as incurred. Upon disposition, the asset and the related accumulated depreciation are relieved and any gains or losses are reflected in operations.

  Investigator and Project Costs

     In addition to various contract costs previously described, the Company incurs costs, in excess of contract amounts, which are reimbursable by its clients. Reimbursement for such costs is excluded from contract revenues and totaled $2.7 million, $2.1 million and $1,358,000 (unaudited) for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively.

  Income taxes

     The Company is subject to corporate and trade income tax and recognizes deferred taxes in accordance with Statement of Financial Accounting Standard No. 109 ("SFAS 109"), "Accounting for Income Taxes." SFAS 109 requires companies subject to income taxes to adjust their deferred tax assets and liabilities based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

     German Corporation Tax Law provides for a regular tax rate of 45% (1996 and 1995: 45%) plus a surtax thereon of 7.5% (1996 and 1995: 7.5%). For dividends distributed the regular rate is lowered to 30% (1996 and 1995: 30%).

     The second component of the provision for taxes on income is the trade tax on income which is levied at varying rates according to individual municipalities. In the case of the Company, the applicable rate amounts to 19.35% of the taxable trade income. This trade tax on income is deductible for corporate income tax purposes which results in an effective total tax rate of 58.4% (1996 and 1995: 58.4%).

     Reconciliations of the statutory German income tax rate to the financial statement effective tax rates are as follows:

                                        1995   1996       1997
                                        ----   ----       ----
                                                       (UNAUDITED)

                                         %       %          %
German statutory tax rate.............  58.4    58.4       58.4
Reduced Tax rate due to
  distribution........................  (7.9)  (12.9)     (11.4)
Non-deductible Expenses...............   0.3     0.1
                                        --------------------------
Effective tax rate....................  50.8    45.6       47.0
                                        ==========================

     The deferred tax liability related to temporary differences between financial statements and tax accounting for deferred revenue recognition on contracts during the years 1994 and 1995. The effect has been reversed in the first quarter of 1996, as deferred recognition is no longer part of the tax planning strategy of the company.

     The reduced tax rate due to distribution is based on distributions made in 1996 of $328,865 relative to the year ended December 31, 1995 and intended distributions of $606,417 at December 31, 1996 and $752,442 (unaudited) at June 30, 1997.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. MAJOR CUSTOMERS:

     The following sets forth the net revenues from customers who accounted for more than 10% of the Company's net revenues during each of the periods presented:

                                YEARS ENDED          SIX MONTHS ENDED
                               DECEMBER 31,              JUNE 30,
                          -----------------------   -------------------
       CUSTOMERS             1995         1996        1996       1997
       ---------             ----         ----        ----       ----
                                                            USD
                             USD          USD           (UNAUDITED)
A.......................           *   $1,398,969   $519,192   $874,268
B.......................           *    1,024,344    434,241    838,325
C.......................  $  564,893            *          *          *
D.......................           *            *    453,334          *
E.......................           *            *    435,731    397,719
F.......................           *            *    393,759          *

* Net revenues did not exceed 10%

3. RELATED PARTY TRANSACTION:

     The Company made payments in 1996 totalling approximately $ 107,069 to a shareholder under a consulting contract.

4. FOREIGN CURRENCY TRANSLATION:

     The Company's functional currency is the Deutsche mark.

     For US dollars reporting purposes, assets and liabilities have been translated from Deutsche mark to US dollars at year-end rates and revenues, costs and dividends have been translated at average rates for the year. Gains and losses resulting from this translation are accumulated in shareholders' equity.

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
U-Gene Research B.V.

     We have audited the accompanying consolidated statements of operations, changes in shareholders' equity and cash flows of U-Gene Research B.V. for the two years ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of U-Gene Research B.V. for the two years ended December 31, 1996 in conformity with generally accepted accounting principles in the United States of America.

Coopers & Lybrand N.V.
Utrecht, The Netherlands
June 17, 1997

U-GENE RESEARCH B.V.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                             FOR THE YEARS ENDED         FOR THE SIX MONTHS ENDED
                                                DECEMBER 31,                     JUNE 30,
                                          -------------------------    ----------------------------
                                             1995          1996           1996            1997
                                             ----          ----           ----            ----
                                             USD            USD            USD             USD

                                                                                      (AS RESTATED)
                                                                       (UNAUDITED)     (UNAUDITED)
Net revenues............................  $9,115,192    $12,507,765    $6,758,161      $5,948,084
                                          ----------    -----------    ----------      ----------
Cost and expenses:
  Direct costs..........................   5,917,585      8,107,770     4,613,216       4,371,188
  Selling, general and administrative...   2,038,345      2,783,333     1,174,022       1,499,754
  Depreciation..........................     278,257        319,764       144,324         186,468
                                          ----------    -----------    ----------      ----------
                                           8,234,187     11,210,867     5,931,562       6,057,410
                                          ----------    -----------    ----------      ----------
Income (loss) from operations...........     881,005      1,296,898       826,599        (109,326)
                                          ----------    -----------    ----------      ----------
Other income:
  Interest income.......................       6,222          6,623           150          12,454
                                          ----------    -----------    ----------      ----------
Income (loss) before income taxes.......     887,227      1,303,521       826,749         (96,872)
Income taxes (benefit)..................     302,735        465,243       292,349         (34,433)
                                          ----------    -----------    ----------      ----------
Net income (loss).......................  $  584,492    $   838,278    $  534,400      $  (62,439)
                                          ==========    ===========    ==========      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

U-GENE RESEARCH B.V.
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                   COMMON STOCK
                               --------------------   ADDITIONAL                  CURRENCY         TOTAL
                               NUMBER OF    COMMON     PAID-IN      RETAINED     TRANSLATION   SHAREHOLDERS'
                                SHARES      STOCK      CAPITAL      EARNINGS     ADJUSTMENTS      EQUITY
                               ---------   --------   ----------    --------     -----------   -------------
                                             USD         USD           USD           USD            USD
Balance December 31, 1994....     299      $172,235    $14,448     $   348,431                  $  535,114
Net income...................                                          584,492                     584,492
Distributions to
  shareholders...............                                         (284,517)                   (284,517)
Translation adjustments......                                                     $  48,177         48,177
                                  ---      --------    -------     -----------    ---------     ----------
Balance December 31, 1995....     299       172,235     14,448         648,406       48,177        883,266
Net income...................                                          838,278                     838,278
Distributions to
  shareholders...............                                         (275,655)                   (275,655)
Translation adjustments......                                                       (91,322)       (91,322)
                                  ---      --------    -------     -----------    ---------     ----------
Balance December 31, 1996....     299       172,235     14,448       1,211,029      (43,145)     1,354,567
Net loss (As Restated)
  (unaudited)................                                          (62,439)                    (62,439)
Translation adjustments (As
  Restated) (unaudited)......                                                      (158,719)      (158,719)
                                  ---      --------    -------     -----------    ---------     ----------
Balance June 30, 1997 (As
  Restated) (unaudited)......     299      $172,235    $14,448     $ 1,148,590    $(201,864)    $1,133,409
                                  ===      ========    =======     ===========    =========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

U-GENE RESEARCH B.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              FOR THE YEARS ENDED       FOR THE SIX MONTHS ENDED
                                                  DECEMBER 31,                  JUNE 30,
                                            ------------------------    ------------------------
                                               1995          1996         1996          1997
                                               ----          ----         ----          ----
                                               USD           USD           USD           USD

                                                                                     (AS RESTATED)
                                                                        (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
Net income (loss).........................  $  584,492    $  838,278    $ 534,400    $   (62,439)
Adjustments to reconcile net income to
  cash provided by (used in) operating
  activities:
Depreciation..............................     278,257       319,764      114,324        186,468
Changes in:
Accounts receivable.......................    (688,280)       94,870     (115,360)      (681,974)
Other current assets......................     146,613      (117,999)    (105,247)      (362,596)
Advance billings..........................    (579,848)    1,234,611     (262,781)        45,719
Trade payables............................   1,007,664      (254,631)    (644,529)       596,200
Accrued liabilities and dividends
  payable.................................     828,344       201,600      (23,316)      (905,561)
Pension liability.........................                    74,920      (12,149)        49,886
Deferred taxes............................    (312,672)      (68,946)      24,000         36,712
                                            ----------    ----------    ---------    -----------
Net cash provided by (used in) operating
  activities..............................   1,264,570     2,322,467     (490,658)    (1,097,585)
                                            ----------    ----------    ---------    -----------
Cash flows from investing activities in
  tangible fixed assets:
Additions.................................    (474,786)     (709,850)    (464,241)      (198,677)
Disposals.................................     132,476
                                            ----------    ----------    ---------    -----------
Net cash used in investing activities.....    (342,310)     (709,850)    (464,241)      (198,677)
                                            ----------    ----------    ---------    -----------
Cash flows from financing activities:
Distributions to shareholders.............    (284,517)     (275,655)
                                            ----------    ----------
Net cash used in financing activities.....    (284,517)     (275,655)
                                            ----------    ----------
Net effect of exchange rate changes on
  cash and cash equivalents...............      48,177       (91,322)      28,487       (158,719)
                                            ----------    ----------    ---------    -----------
Net increase (decrease) in cash and cash
  equivalents.............................     685,920     1,245,640     (926,412)    (1,454,981)
Cash and cash equivalents:
Beginning of period.......................      91,085       777,005      777,005      2,022,645
                                            ----------    ----------    ---------    -----------
End of period.............................  $  777,005    $2,022,645    $(149,407)   $   567,664
                                            ==========    ==========    =========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

U-GENE RESEARCH B.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

  Nature of Business

     U-Gene Research B.V., (the "Company") is a clinical research organization providing a broad range of integrated product development services to complement the research and development activities of the pharmaceutical and biotechnology industries. The Company's services include Phase II through IV clinical trial management, clinical data management and biostatistical analysis, medical writing and regulatory consultation and representation. The Company is based in Utrecht, The Netherlands, and has local offices in London, United Kingdom, and since April 1, 1997, Milan, Italy.

  Principles of Consolidation

     The consolidated financial statements include the financial information of U-Gene Research B.V. and its wholly-owned subsidiaries U-Gene Clinical Research B.V. and U-Gene Research Biotechnology B.D., both based in Utrecht, The Netherlands.

  Foreign Currency Translation

     The Company's functional currency is the Dutch guilder. Assets and liabilities denominated in other currencies have been converted into Dutch guilders at year-end rates. Exchange differences are charged or credited to the statements of operations.

     For US dollars reporting purposes, assets and liabilities have been translated from Dutch guilders to US dollars at year-end rates and revenues, costs and dividends have been translated at average rates for the year. Gains and losses resulting from this translation are accumulated in shareholders' equity.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of demand deposits and money market funds held with a financial institution with an initial maturity of three months or less.

  Revenue Recognition

     Revenues are earned by performing services primarily under fixed-price contracts. Revenues are recognized on the percentage of completion method, primarily measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers total costs incurred to be the best available measure of progress on these contracts. The estimated total costs of contracts are reviewed and revised periodically throughout the lives of the contracts with adjustment to revenues resulting from such revisions being recorded on a cumulative basis in the period in which the revisions are made. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimates had been the original estimates. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change in the near term and could result in a material change.

     Contract costs include direct labor costs, investigator costs, other direct costs and indirect costs related to contract performance, such as indirect labor, supplies and utilities. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses become known.

     Amendments to contracts resulting in revisions to revenues and costs are recognized in the period in which the revisions are negotiated. Included in accounts receivable are nibbled accounts receivable, which represent revenue recognized in excess of amounts billed. Advance billings represent amounts billed in excess of revenue recognized.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed over estimated useful lives of three to eight years using the straight-line method. Repairs and maintenance are charged to expense as incurred. Upon disposition, the asset and the related accumulated depreciation are relieved and any gains or losses are reflected in operations.

  Income Taxes

     The company is subject to corporate income tax and recognizes deferred taxes in accordance with Statement of Financial Accounting Standard No. 109, ("SFAS 109"), "Accounting for Income Taxes." SFAS 109 requires companies subject to income taxes to adjust their deferred tax assets and liabilities based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Dutch Corporation Tax Law provides for a tax rate of 35%.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  EMPLOYEE BENEFIT PLANS:

     The Company has defined benefit pension plans covering nearly all of its employees and two directors in The Netherlands. The plan benefits are based on years of service and compensation levels at the time of retirement.

     The pension arrangements are single employer plans as defined in SFAS No. 87, "Employers' Accounting for Pensions."

     The company's funding policy is to fund amounts as are necessary on an actuarial basis to provide for vested benefits.

     Plan assets of the single employer plans are participating annuity contracts as defined in SFAS No. 87.

     Two other directors have defined contribution pension plans. The annual contribution to each of these plans is USD 8,876.

     Net periodic pension expense of single employer plans included the following components in thousands:

                                                          YEAR ENDED     SIX MONTHS ENDED
                                                         DECEMBER 31,        JUNE 30,
                                                             1996              1997
                                                         ------------    ----------------
                                                             USD                USD

                                                                            (UNAUDITED)
Service cost-benefits earned during the year...........     $  92              $ 69
Interest cost on the projected benefit obligations.....        19                13
Actual return on plan assets...........................       (27)               (2)
Net total of other components..........................        35                 5
                                                            -----              ----
Net periodic pension cost..............................     $ 119              $ 85
                                                            =====              ====

     The actuarial present value of benefit obligations and funded status for the Company's single employer plans were as follows in thousands:

                                                         YEAR ENDED     SIX MONTHS ENDED
                                                        DECEMBER 31,        JUNE 30,
                                                        ------------    ----------------
                                                       1995     1996          1997
                                                       -----    -----   -----------------
                                                        USD      USD           USD
                                                                           (UNAUDITED)
Actuarial present value of benefit obligation:
Vested...............................................  $ 128    $ 210         $ 253
Accumulated..........................................    123      201           229
Projected............................................    217      375           428
Plan assets at fair value............................     42      120           132
                                                       -----    -----         -----
Plan assets less than projected benefit obligation...   (175)    (255)         (296)
Unrecognized transition obligation...................     79       61            56
Unrecognized net loss................................              23            19
                                                       -----    -----         -----
Accrued pension cost.................................  $ (96)   $(171)        $(221)
                                                       =====    =====         =====

Weighted average discount rates......................    6.2%     5.6%          5.6%
Expected long-term rate of return on assets..........    4.0      4.0           4.0
Assumed rate of increase in future compensation......    4.0      4.0           4.0

3.  LEASES:

  Lease Contracts

     U-Gene Research B.V. leases a number of cars under operating lease contracts. The lease contracts have a term of four years or a certain number of kilometers, usually 150,000. The estimated costs per year amount to USD 250,000. A lease contract has been concluded for a photocopier under an operational lease contract for a term of five years.

  Lease Contract for Premises

     With effect from December 1, 1992 an operating lease contract for the main premises at Bolognalaan 40 was entered into with S.F.A.R. for a period of three years. The lessee has a right to renew the lease for two option periods of three years, commencing on December 1, 1995 and December 1, 1998. The current rent is USD 232,000 excluding VAT, to be paid in advance in quarterly installments amounting to USD 58,000 each. The lessee is also obliged to pay service costs of USD 10,000 every three months in advance. The rent is adjusted annually on July
1. A bank guarantee has been given to S.F.A.R. of USD 82,000 for an indefinite period.

     With effect from January 1, 1996 an operating lease contract for the offices located Einsteindreef 129-131 was entered into with Verwaltung IFU Immobilienfonds GmbH & Co. K.G. for a period of two years. The lessee has a right to renew the lease for two option periods of three years, commencing on January 1, 1998 for a period of one year and January 1, 1999 for a period of two years. The current rent is USD 115,000, excluding VAT, to be paid in advance in quarterly installments amounting to USD 28,750 each. The lessee is also obliged to pay service costs of USD 3,500 every three months in advance. A bank guarantee has been given to Verwaltung IFU Immobilienfonds GmbH & Co. K.G. of USD 37,800 for an indefinite period.

Commitments under operating lease contracts can be summarized as follows:

                                                      USD
                                                      ---
1997..............................................  $488,000
1998..............................................   459,500
1999..............................................   125,000
2000..............................................    62,500

4.  GEOGRAPHICAL SEGMENT INFORMATION:

     The following sets forth net revenues from customers in the following geographical areas:

                                                                        SIX MONTHS ENDED
                                                                            JUNE 30,
                                                        1995    1996          1997
                                                        ----    ----    ----------------
                                                                               %
                                                         %       %        (UNAUDITED)
The Netherlands.......................................    62      40           25
Other European Community countries....................    26      28           23
Other (mainly USA)....................................    12      32           52
                                                        ----    ----          ---
                                                         100     100          100
                                                        ====    ====          ===

5.  MAJOR CUSTOMERS:

     The following sets forth the net revenues from customers who accounted for more than 10% of the Company's net revenues during each of the periods presented:

                                                  YEARS ENDED
                                                  DECEMBER 31,          SIX MONTHS ENDED
                                            ------------------------        JUNE 30,
                CUSTOMERS                     1995           1996             1997
                ---------                     ----           ----       ----------------
                                                                              USD
                                              USD            USD          (UNAUDITED)
A.........................................  $933,288      $2,114,293                *
B.........................................   980,204       2,041,000                *
C.........................................         *       1,925,683                *
D.........................................         *       1,516,039                *
E.........................................         *               *       $1,720,995
F.........................................         *               *          643,667

* Net revenues did not exceed 10%.

6.  GRANTS:

     For 1995 and 1996 costs are stated net of Dutch wage tax credits for R&D work amounting to USD 156,000 and USD 191,000 respectively.

     This wage tax credit facility may not necessarily be available for the Company in 1997 and following years.

7.  TAXES:

     Reconciliations of the statutory income tax rate to the effective tax rates shown in the financial statements are as follows:

                                                                      SIX MONTHS ENDED
                                                                          JUNE 30,
                                                                 --------------------------
                                                 1995    1996       1996           1997
                                                 ----    ----    -----------    -----------
                                                  %       %           %              %

                                                                 (UNAUDITED)    (UNAUDITED)
The Netherlands statutory tax rate.............  35.0    35.0       35.0           35.0
Permanent differences..........................  (0.9)    0.6        0.4            0.5
                                                 ----    ----       ----           ----
                                                 34.1    35.6       35.4           35.5
                                                 ====    ====       ====           ====

     Permanent differences comprise partly deductible entertaining expenses and permanent deductions in relation to capital expenditures.

     Income tax expense (benefit) is comprised of the following:

                                                                      SIX MONTHS ENDED
                                                                          JUNE 30,
                                                                ----------------------------
                                         1995         1996          1996            1997
                                       ---------    --------    ------------    ------------
                                          USD         USD           USD             USD

                                                                (UNAUDITED)     (UNAUDITED)
Current tax (benefit)................  $ 615,407    $534,189      $268,349        $(71,145)
Deferred tax (benefit)...............   (312,672)    (68,946)       24,000          36,712
                                       ---------    --------      --------        --------
                                       $ 302,735    $465,243      $292,349        $(34,433)
                                       =========    ========      ========        ========

     The deferred tax asset relates to temporary differences mainly relating to the recognition of pension costs.

8.  RESTATEMENT (UNAUDITED):

     The unaudited financial statements as of and for the six month period ended June 30, 1997 have been restated to properly reflect the results of operations during that period. The appropriate amount of revenues and expenses to be recognized was discovered subsequent to the Company's acquisition by Kendle International Inc. The restatement resulted in a reduction of net income of approximately $466,000 from the amount previously reported for the six month period ended June 30, 1997.

======================================================

     No dealer, sales representative or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date of this Prospectus.

                          ---------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Additional Information................    2
Prospectus Summary....................    3
The Company...........................    3
The Offering..........................    4
Summary Financial and Operating
  Data................................    5
Risk Factors..........................    7
Use of Proceeds.......................   12
Price Range of Common Stock...........   12
Dividend Policy.......................   12
Capitalization........................   13
Unaudited Pro Forma Condensed
  Consolidated Statements of
  Operations..........................   14
Selected Financial Data...............   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   25
Management............................   34
Certain Transactions..................   40
Principal and Selling Shareholders....   40
Description of Capital Stock..........   41
Underwriting..........................   43
Legal Matters.........................   44
Experts...............................   44
Index to Financial Statements.........  F-1

======================================================
======================================================
                                2,100,000 SHARES

                                 [KENDLE LOGO]

                           KENDLE INTERNATIONAL INC.
                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS
                                        , 1998

                          ---------------------------
                                LEHMAN BROTHERS

                              J.C. BRADFORD & CO.

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following estimated costs and expenses in connection with the issuance and distribution of the securities being registered hereby are being paid by the Company. Underwriting discounts and commissions are being paid by the Company and the Selling Shareholders based on the number of shares sold by each.

Securities and Exchange Commission registration fee.........  $ 18,078
NASD filing fee.............................................     6,130
The Nasdaq Stock Market listing fee.........................    17,500
Printing and engraving costs................................   100,000
Legal fees and expenses.....................................    60,000
Accounting fees and expenses................................    75,000
Transfer Agent and Registrar fees and expenses..............     5,000
Miscellaneous expenses......................................    18,292
                                                              --------
     TOTAL..................................................  $300,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1701.13(E) of the Ohio General Corporation Law allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless determined by the court. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent counsel or by the shareholders.

     The Registrant's Amended and Restated Code of Regulations provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law.

     The Registrant maintains director and officer liability insurance which provides coverage against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The Registrant issued 987,574 shares in connection with its acquisition of ACER/EXCEL on February 12, 1998. The issuance was exempt under Section 4(2) of the Securities Act of 1933.

     In addition, the Registrant issues promissory notes and guarantees of indebtedness in the ordinary course of its business.

ITEM 16. EXHIBITS.

 EXHIBIT NO.                            DESCRIPTION
--------------                          -----------
1           --  Form of Underwriting Agreement
2.1(1)      --  Stock Purchase Agreement dated July 1, 1997 by and among the
                Company and Shareholders of U-Gene

 EXHIBIT NO.                            DESCRIPTION
--------------                          -----------
2.2(1)      --  Escrow Agreement dated June 27, 1997 among the Company,
                Keating, Muething & Klekamp, P.L.L., Bio-Medical Research
                Holdings, B.V., Utrechtse Particatiemaatschappij B.V., P. J.
                Morroson, T.S. Schwarz, I.M. Hoepelman, Ph. K. Peterson, J.
                Remington, M.Rozenberg-Arska and L.G.W. Sterkman
2.3(1)      --  Share Purchase Agreement dated July 2, 1997 by and among the
                Company and Shareholders of gmi
2.4(2)      --  Stock Purchase Agreement dated February 11, 1998 by and among the Company and the Shareholders of ACER/EXCEL
2.5(3)      --  Escrow Agreement dated February 11, 1998 among the Company,
                Tzuo-Yan Lee, Jean C. Lee, Michael Minor, Conway Lee, Steven
                Lee, Jean C. Lee, as Trustee under a Trust dated March 8,
                1991 fbo Jennifer Lee, Citicorp Trust-South Dakota and The
                Fifth Third Bank
2.6(3)      --  Registration Rights Agreement dated February 11, 1998
                between the Company and Tzuo-Yan Lee, Jean C. Lee, Michael
                Minor, Conway Lee, Steven Lee, Jean C. Lee, as Trustee under a Trust dated March 8, 1991 fbo Jennifer Lee, Citicorp
                Trust-South Dakota
3.1(1)      --  Amended and Restated Articles of Incorporation
3.2(1)      --  Amended and Restated Code of Regulations
4(1)        --  Specimen Common Stock Certificate
5           --  Opinion of Keating, Muething & Klekamp, P.L.L.
10.1(1)     --  Amended and Restated Shareholders' Agreement dated June 26,
                1997
10.2(1)     --  Revolving Credit Loan Agreement, dated August 9, 1996, by and between the Company and Star Bank, N.A., as amended on
                November 27, 1996 and February 13, 1997
10.3(1)     --  Promissory Note dated August 9, 1996 made by the Company in favor of Star Bank, N.A. in the principal amount of
                $2,000,000.
10.4(1)     --  Master Lease Agreement dated November 27, 1996 by and
                between the Company and Bank One Leasing Corporation, as
                amended on April 18, 1997
10.5(1)     --  Master Equipment Lease dated January 31, 1995 by and between the Company and Star Bank, N.A.
10.6(1)     --  Master Equipment Lease dated August 16, 1996 by and between the Company and The Fifth Third Leasing Company
10.7(1)     --  Lease Agreement dated December 9, 1991, by and between the
                Company and Carew Realty, Inc., as amended on December 30,
                1991, March 18, 1996, October 8, 1996 and January 29, 1997
10.8(1)     --  Indemnity Agreement dated June 21, 1996 by and between the
                Company and Candace Kendle Bryan
10.9(1)     --  Indemnity Agreement dated June 21, 1996 by and between the
                Company and Christopher C. Bergen
10.10(1)    --  Indemnity Agreement dated June 21, 1996 by and between the
                Company and Timothy M. Mooney
10.11(3)    --  Indemnity Agreement dated May 14, 1997 by and between the
                Company and Charles A. Sanders
10.12(3)    --  Indemnity Agreement dated May 14, 1997 by and between the
                Company and Philip E. Beekman
10.13(1)    --  Credit Agreement by and between the Company and NationsBank,
                N.A. dated June 26, 1997
10.14(1)    --  Investment Agreement by and between the Company and
                NationsBank Investment Corporation dated June 26, 1997
10.15(1)    --  Clinical Development Services Agreement dated January 8,
                1996 by and between the Company and Amgen Inc.
10.16(1)    --  Clinical Trial Services Agreement dated April 26, 1996 by and between the Company and G.D. Searle & Co.

 EXHIBIT NO.                            DESCRIPTION
--------------                          -----------
10.17(3)    --  Clinical Trial Service Agreement between the Company and
                G.D. Searle & Company dated September 23, 1997
10.18(1)    --  Clinical Development Agreement dated August 12, 1995 by and between the Company and Procter & Gamble Pharmaceuticals,
                Inc.
10.19(3)    --  Amended and Restated Credit Agreement dated as of February
                26, 1998 by and between the Company and NationsBank, N.A.
10.20(1)    --  Management Contracts and Compensation Plans
                (a) -- 1995 Stock Option and Stock Incentive Plan
                (b) -- 1995 Stock Option and Stock Incentive
                Plan--Individual Stock Option Agreement for Incentive Stock
                Option (contained in Exhibit 10.20(a))
                (c) -- 1997 Stock Option and Stock Incentive Plan
                (d) -- Form of Protective Compensation and Benefit Agreement
21(1)       --  List of Subsidiaries
23.1        --  Consent of Coopers & Lybrand L.L.P.
23.2        --  Consent of Coopers & Lybrand N.V.
23.3        --  Consent of Coopers & Lybrand GmbH
23.4        --  Consent of Keating, Muething & Klekamp, P.L.L. (contained in
                Exhibit 5)
24          --  Powers of Attorney (contained in Signature Page)

---------------
(1) Incorporated by reference to the Company's Registration Statement No. 333-3058.
(2) Incorporated by reference to the Company's Form 8-K dated November 13, 1997.
(3) Incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 1997.

ITEM 17. UNDERTAKINGS.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (i) The undersigned Registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, on the 22nd day of May, 1998.

                                          KENDLE INTERNATIONAL INC.

                                          BY: */s/ CANDACE K. BRYAN
                                            ------------------------------------
                                            Candace K. Bryan
                                            Chairman of the Board and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The persons whose names appear with an asterisk (*) below hereby designate Candace K. Bryan and Christopher C. Bergen, or either of them, as attorney-in-fact to sign all amendments including any post-effective amendments to this Registration Statement as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.

                   SIGNATURE                                     CAPACITY                     DATE

* /s/ CANDACE K. BRYAN                             Chairman of the Board of Directors     May 22, 1998
------------------------------------------------   and Chief Executive Officer
Candace K. Bryan                                   (principal executive officer)

*/s/ CHRISTOPHER C. BERGEN                         President, Chief Operating Officer,    May 22, 1998
------------------------------------------------   Secretary and Director
Christopher C. Bergen

* /s/ TIMOTHY M. MOONEY                            Vice President -- Finance, Chief       May 22, 1998
------------------------------------------------   Financial Officer, Treasurer,
Timothy M. Mooney                                  Assistant Secretary (principal
                                                   financial officer and principal
                                                   accounting officer) and Director

*/s/ PHILIP E. BEEKMAN                             Director                               May 22, 1998
------------------------------------------------
Philip E. Beekman

*/s/ CHARLES A. SANDERS                            Director                               May 22, 1998
------------------------------------------------
Charles A. Sanders